    As filed with the Securities and Exchange Commission on August ___, 2000

                                                                Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   ----------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                netLIBRARY, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                               7371                     84-1466042
(State or other jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)       Classification Code Number)      Identification No.)

                                   ----------

                             3080 CENTER GREEN DRIVE
                                BOULDER, CO 80301
                                 (303) 415-2548
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)

                                   ----------

                   ROBERT W. KAUFMAN, CHIEF EXECUTIVE OFFICER
                         PAUL E. SMITH, GENERAL COUNSEL
                                netLIBRARY, INC.
                             3080 CENTER GREEN DRIVE
                                BOULDER, CO 80301
                                 (303) 415-2548
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                                   Copies to:

          STEVEN A. COHEN                             STEVEN L. BERSON
           WHITNEY HOLMES                    WILSON, SONSINI, GOODRICH & ROSATI
       HOGAN & HARTSON L.L.P.                        650 PAGE MILL ROAD
1200 SEVENTEENTH STREET, SUITE 1500               PALO ALTO, CA 94304-1050
          DENVER, CO 80202                             (650) 493-9300
           (303) 899-7300

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------
                         CALCULATION OF REGISTRATION FEE

============================================================== ========================== =======================
                                                                   Proposed maximum             Amount of
     Title of each class of securities to be registered        aggregate offering price      registration fee
                                                                          (1)
-------------------------------------------------------------- -------------------------- -----------------------
Common Stock, $.001 par value                                         $82,225,000               $21,707.40
============================================================== ========================== =======================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

                                   ----------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED AUGUST ___, 2000

                                           Shares
                                ----------



                               [netLIBRARY LOGO]


                                  Common Stock


                                   ----------

         Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $_____ and $_____ per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "EBKS."

         The underwriters have an option to purchase a maximum of ____________ additional shares to cover over-allotments of shares.


         INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 5.

                                                                     UNDERWRITING
                                                  PRICE TO           DISCOUNTS AND       PROCEEDS TO
                                                  PUBLIC              COMMISSIONS        netLIBRARY
                                                  --------           -------------       -----------
Per Share................................     $                     $                   $
Total....................................     $                     $                   $


         Delivery of the shares of common stock will be made on or about ____________, 2000.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


CREDIT SUISSE FIRST BOSTON
                            DEUTSCHE BANC ALEX. BROWN
                                                      J.P. MORGAN & CO.

                   The date of this prospectus is _____, 2000.

                                TABLE OF CONTENTS

                                                PAGE                                                        PAGE
                                                ----                                                        ----
PROSPECTUS SUMMARY.................................1           MANAGEMENT.....................................47
RISK FACTORS.......................................5           RELATED PARTY TRANSACTIONS.....................55
FORWARD-LOOKING STATEMENTS........................16           PRINCIPAL STOCKHOLDERS.........................57
USE OF PROCEEDS...................................16           DESCRIPTION OF CAPITAL STOCK...................59
DIVIDEND POLICY...................................16           SHARES ELIGIBLE FOR FUTURE SALE................63
CAPITALIZATION....................................17           UNDERWRITING...................................65
DILUTION..........................................18           NOTICE TO CANADIAN RESIDENTS...................67
SELECTED FINANCIAL DATA...........................19           LEGAL MATTERS..................................68
MANAGEMENT'S DISCUSSION AND ANALYSIS OF                        EXPERTS........................................68
 FINANCIAL CONDITION AND RESULTS OF  OPERATIONS...22           CHANGE IN ACCOUNTANTS..........................68
BUSINESS..........................................31           WHERE YOU CAN FIND MORE INFORMATION............68
                                                               INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.....F-1

                                   ----------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.







                      DEALER PROSPECTUS DELIVERY OBLIGATION

         UNTIL            , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS
OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

         [Graphic material omitted depicting the process of converting hardcopy books into digital electronic book format, and the sale and use of electronic books on personal computers and other reader devices using different reader software products.]

                               PROSPECTUS SUMMARY

         The information below is only a summary of more detailed information included in other sections of this prospectus. This summary may not contain all the information that is important to you or that you should consider before buying shares in the offering. The other information is important, so please read this entire prospectus carefully.

                                netLIBRARY, INC.

         We are the leading provider of electronic book technology and services to publishers, educational and corporate libraries and other book industry participants. Through our technology and services, which we call our platform, we create, sell and manage electronic books while protecting the copyrights of the digital content. Our electronic books can be securely delivered to audiences over the Internet and corporate intranets for use with different reader devices and reader software products. We offer publishers and customers an end-to-end solution, including the conversion, copyright protection, hosting, management and distribution of electronic books. We have converted over 28,000 titles, which represent the largest collection of electronic books available from a single source.

         The Internet is the fastest growing communications medium in history, and one of the most efficient distribution channels for commerce. Companies can use the Internet to disseminate digital content efficiently to broad audiences across geographic boundaries and to eliminate many traditional manufacturing, packaging and distribution costs. Electronic books provide the publishing industry with a significant opportunity to take advantage of this rapid and cost efficient distribution capability. A recent study by Andersen Consulting projected total retail revenue for electronic books of between $1.0 and $3.4 billion by 2005, with less than half replacing hardcopy sales and the remainder representing incremental sales. The traditional publishing industry has been slow to adopt the Internet as a vehicle for distributing published content, largely because of concerns about protecting content and maintaining established industry relationships. For the industry to take full advantage of the compelling opportunities presented by the Internet, industry participants must find an acceptable means of addressing these concerns.

         We have designed a secure, cost-effective solution with the functionality, scalability and flexibility to address current and anticipated needs of book industry participants. We believe our platform offers the following benefits:

         o a proprietary digital rights management system that incorporates both content-specific digital copyright protection and a digital rights ownership management solution;

         o additional revenue streams and significant cost savings to publishers, book distributors and libraries;

         o flexible and scalable business models to allow publishers, distributors and other book industry participants to adopt the business model most suitable to their business requirements;

         o high functionality, increased accessibility and convenience for end users;

         o device independence which allows our electronic books to be moved from one reader device or reader software product to another; and

         o detailed usage reports for publishers and libraries to allow a more accurate forecast of demand.

         We sell our electronic books directly and through distribution partners in the institutional market, and through our subsidiary peanutpress.com, Inc.'s Web site and online retailers in the consumer market. Our customers in the institutional market include academic, corporate, K-12 and public libraries and library consortia. As of June 30, 2000, we have sold over 162,000 copies of our electronic books. Our electronic books are currently available to patrons of more than 1,100 academic, corporate, K-12 and public libraries. Building on our recent acquisition of MetaText, Inc., we have begun efforts to sell electronic textbooks in the academic and K-12 markets.

         We have developed strategic relationships with many leading book industry participants, including publishers, book distributors, library automation software vendors and providers of electronic book reading devices and software. These relationships help us acquire electronic book rights to a broad selection of titles in demand by our library customers, sell books to our library customers through existing sales channels and integrate our electronic books into the library management systems used by libraries. These efforts facilitate the adoption and use of electronic books by library patrons and encourage the purchase of additional electronic books by libraries. We believe that our strategic relationships and our industry expertise have enabled us to structure our products and services to complement, rather than compete with, the products and services of participants in the traditional book industry.

         To maintain our position as the leading provider of electronic book technology and services, we intend to:

         o        leverage and expand our strategic relationships;

         o        enhance our platform and functionality;

         o extend our reader device and reader software product leadership by ensuring that our platform remains compatible with all existing and future reader devices and electronic book file formats;

         o grow our electronic book collection with additional quality titles; and

         o        increase our penetration into existing and new markets.

CORPORATE INFORMATION

         We incorporated in Delaware in June 1998 under the name staX netLibrary, Inc. We changed our name to Interactive Knowledge, Inc. in August 1998, and to netLibrary, Inc. in August 1999. Our principal executive offices are located at 3080 Center Green Drive, Boulder, Colorado 80301, and our telephone number is 303-415-2548. We can be visited on the World Wide Web at www.netLibrary.com. Information contained on our Web site does not constitute any part of this prospectus.

         netLibrary and www.netLibrary.com are trademarks of netLibrary, Inc. All other brand names, trademarks, trade names and service marks appearing in this prospectus are the property of their respective holders.

                                  THE OFFERING

Common stock offered...............................    _______  shares


Common stock outstanding after the offering........    _______  shares

Use of proceeds from this offering.................    We estimate that our net proceeds from this offering
                                                       without exercise of the over-allotment option will be
                                                       approximately $____ million.  We intend to use these net
                                                       proceeds for selling and marketing our products and
                                                       services, continuing to develop and enhance our
                                                       technology, acquiring rights to additional book titles for conversion to electronic books and general corporate
                                                       purposes, including working capital and capital needs.  We may also use a portion of the net proceeds to acquire or
                                                       invest in complementary businesses, technologies and
                                                       products.

Nasdaq National Market symbol......................    EBKS

         The number of shares outstanding after this offering is based on our shares outstanding as of June 30, 2000. The number of shares outstanding excludes:

         o 2,428,592 shares of common stock underlying options granted under our 1998 Stock Option Plan and outstanding as of June 30, 2000, at a weighted average exercise price of $7.85 per share;

         o 83,532 shares of common stock (20,625 of which are based upon the automatic conversion of Series A preferred stock) issuable upon the exercise of outstanding warrants and options as of June 30, 2000, at a weighted average exercise price of $2.86 per share; and

         o 1,046,252 shares reserved for future issuance under our 1998 Stock Option Plan as of June 30, 2000.

                        ASSUMPTIONS ABOUT THIS PROSPECTUS

Unless we indicate otherwise, all information in this prospectus assumes:

         o the automatic conversion of our Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock on a one-for-one basis into 19,192,614 shares of our common stock upon completion of this offering;

         o an increase in the number of our authorized shares of common stock from _______________ to ____________ to be effected concurrently with this offering;

         o no exercise by the underwriters of their over-allotment option to purchase up to ____________ additional shares of common stock; and

         o no exercise by any of our security holders of any outstanding options or warrants.

         If (i) the initial public offering price for our common stock is less than $25.00 per share and the closing of this offering occurs on or before October 31, 2000 or (ii) the initial public offering price is less than $30.00 per share and the closing occurs after October 31, 2000, our preferred stock will not automatically convert into common stock upon the closing of this offering unless the holders of two-thirds of the outstanding shares of each series of our preferred stock elect to convert their shares. See "Description of Capital Stock." If the initial public offering price minus the underwriting discount is less than $17.675 per share, the ratio at which our Series D preferred stock converts into common stock will be greater than one-to-one. The section entitled "Description of Capital Stock - Anti-Dilution Provisions of our Preferred Stock" provides additional information regarding anti-dilution.

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         Below is our summary financial data. We derived the condensed statements of operations and balance sheet data from our audited and unaudited financial statements. You should read this summary data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this prospectus. From June 1998 until March 31, 1999, we had a March 31 fiscal year end. Effective April 1, 1999, we changed our fiscal year end to December 31.



                                                                                                      SIX MONTHS ENDED
                                               PERIOD FROM                                                JUNE 30,
                                           JUNE 5, 1998 (DATE       NINE MONTHS ENDED      ---------------------------------------
                                              OF INCEPTION)          DECEMBER 31,1999        1999                 2000
                                                THROUGH             -----------------        ----        -------------------------
                                             MARCH 31, 1999     ACTUAL      PRO FORMA(a)    ACTUAL        ACTUAL      PRO FORMA(a)
                                           ------------------  ---------    ------------   ---------     --------     ------------
CONDENSED STATEMENTS OF OPERATIONS DATA:                                                  (UNAUDITED)    (UNAUDITED)   (UNAUDITED)

Revenue ....................................   $     18        $    157      $    224      $     21      $  4,264       $  4,293
Loss from operations .......................     (4,299)        (20,824)      (26,074)       (5,273)      (27,522)       (28,847)
Net loss before extraordinary lien .........     (4,274)        (19,652)      (24,893)       (5,169)      (25,620)       (26,940)
Net loss attributable to common stock ......     (4,274)        (22,691)      (28,506)       (5,470)      (31,352)       (32,783)
Basic and diluted loss per share:(b)
Net loss before extraordinary item .........   $  (3.18)       $  (8.47)     $  (8.69)     $  (2.99)     $  (6.32)      $  (6.65)
Net loss attributable to common stock ......   $  (3.18)       $  (9.78)     $  (9.95)     $  (3.16)     $  (7.74)      $  (8.09)
Shares used in computing basic and
  diluted loss per share ...................      1,345           2,320         2,865         1,729         4,053          4,053



                                                         JUNE 30, 2000
                                         ----------------------------------------------
                                                                           PRO FORMA AS
                                           ACTUAL         PRO FORMA(c)     ADJUSTED(d)
                                         -----------      ------------     ------------
                                         (UNAUDITED)      (UNAUDITED)      (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents .........       $  44,195        $  51,695        $
Working capital ...................          38,684           46,184
Total assets ......................         102,990          110,490
Long-term obligation ..............             189              189
Non current deferred revenue ......           1,147            1,147
Redeemable preferred stock ........         128,290               --
Stockholders' equity (deficit) ....         (38,200)          97,590

----------

(a) The pro forma financial information reflects the acquisition of peanutpress and is derived from, and should be read in conjunction with, the unaudited pro forma condensed combining financial statements of netLibrary and peanutpress and the corresponding notes, which are included elsewhere in this prospectus. In preparing the pro forma condensed statement of operations data, the peanutpress results of operations have been included as if the acquisition had occurred at April 1, 1999.

(b) We calculate loss per share of common stock by dividing the loss attributable to common stock by the weighted average number of shares outstanding. We do not include outstanding common stock options and warrants in the loss per share of common stock calculation, as their effect is anti-dilutive.

(c) The unaudited pro forma balance sheet data gives effect to the issuance of 424,328 shares of Series D preferred stock at $17.67 per share in July 2000 and the conversion of all outstanding shares of our preferred stock to common stock on a one-for-one basis.

(d) Unaudited pro forma as adjusted balance sheet data gives effect to this offering, assuming net proceeds of $____ million as if this offering had occurred on June 30, 2000.

                                  RISK FACTORS

         Any investment in shares of our common stock involves a high degree of risk. You should carefully consider the risks described below before making a decision to buy our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also could harm our business. If any of the following risks actually occur, our business could be harmed, the trading price of our common stock could decline and you may lose all or part of your investment. You should also refer to the other information contained in this prospectus, including the financial statements and related notes, before deciding to buy our common stock.

RISKS RELATED TO OUR BUSINESS

WE HAVE A NEW AND UNPROVEN BUSINESS MODEL, AND WE MAY NOT GENERATE SUFFICIENT REVENUE FOR OUR BUSINESS TO GROW OR BE PROFITABLE.

         Our business model is new and unproven and may never be successful. We have changed and in the future may change our business model to adapt to changes in our industry and markets and to realize additional sources of revenue. The success of our model depends on our ability to generate revenue from the sale of electronic books and services to our customers and our ability to realize new revenue streams through the development of complementary products and services. In order for our business to be successful, the publishing industry and libraries must accept our platform for the delivery of electronic books and other digital content over the Internet. We will need to develop products and services that stimulate and satisfy customer demand while safeguarding copyrights and other commercial rights of authors and publishers. If we fail to achieve these objectives, our business may not be viable.

WE DEPEND UPON PUBLISHERS FOR OUR ELECTRONIC BOOK TITLES. IF WE ARE UNABLE TO OBTAIN THE CONTENT DESIRED BY OUR CUSTOMERS, OUR BUSINESS WILL BE SUBSTANTIALLY HARMED.

         We must successfully acquire content that our customers demand. If we fail to acquire quality content, customers may purchase fewer electronic books from us and we may not be able to maintain our position as the market leader for electronic books. We rely exclusively on publishers for our content and we must maintain and strengthen these relationships to grow our business. Publishers may be reluctant to provide us with titles to convert to electronic books unless they are satisfied that our digital delivery of their titles over the Internet will not result in the unauthorized copying and distribution of those publications. Further, most of the books provided to us to date have been older, or backlist, titles as opposed to current, or frontlist, titles. While publishers have recently begun granting us rights to frontlist titles, we cannot assure you that publishers will continue to provide us with these titles or that we will obtain rights to the titles most in demand by our customers.

         The terms we offer to publishers for converting books and for selling the electronic books we create must remain competitive so that we can continue to secure rights to the titles in demand by our customers. We must demonstrate to publishers that our marketing practices will not reduce the aggregate sales of their titles. If publishers believe that their hardcopy book sales will be harmed by distribution over the Internet or by offering an electronic book alternative, we may be unable to secure the rights to titles demanded by our customers.

         Our agreements with publishers are non-exclusive and do not require the publishers to continue to provide us with titles for conversion. As a result, we do not have a guaranteed or predictable supply of books to digitize. Publishers may offer our competitors the same titles that we offer or other, more attractive titles. Moreover, if publishers decide to offer electronic titles themselves, provide book titles to our competitors on more favorable terms than offered to us or simply fail to provide us with additional, quality titles, our business and long-term prospects would be seriously impaired. Additionally, our access to high demand content is limited by our ability to obtain the necessary rights from the publishers that own these titles. If we are unsuccessful in maintaining and expanding our current relationships with publishers or if we fail to establish new relationships with other content providers, our business would be harmed.

         To date, we have paid the costs of creating our electronic books. We recently modified our business model to have publishers pay for all or part of the conversion costs beginning by the end of 2000. We have only recently begun discussing this proposal with publishers, and do not yet know whether or to what extent publishers will be willing to provide us rights to the titles that we desire on these terms. Additionally, some other companies have begun offering conversion services to publishers, some of which provide these services free of charge. If publishers use other conversion service providers, publishers may not grant us distribution rights to the resulting electronic books. If we must continue to absorb all of the conversion costs, or cannot obtain rights to sell the books desired by our customers, our revenues and cash flow could be adversely affected.

         In deciding which titles to convert, we currently rely on third party information, such as input from our distribution partners, to assess customer demand. This information is not always accurate. As a result, we have converted, and will likely convert, some titles to electronic books that do not generate adequate sales to recoup the conversion costs we incur.

OUR BUSINESS IS LARGELY DEPENDENT ON THE WIDESPREAD ACCEPTANCE OF ELECTRONIC BOOKS AS AN ATTRACTIVE ALTERNATIVE TO TRADITIONAL HARDCOPY BOOKS, AND THE FAILURE TO ACHIEVE WIDESPREAD ACCEPTANCE OF THIS NEW FORMAT OR A SIGNIFICANT DELAY IN THE ADOPTION OF THIS FORMAT WILL HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Our success depends in large part on widespread acceptance and use by library patrons and consumers of electronic books as a replacement for, or supplement to, traditional hardcopy books, learning tools and research methods. The adoption of our electronic books by libraries and library patrons may depend upon our ability to integrate electronic books with existing library catalog systems and other technology used by libraries, and upon our ability to deliver electronic books that are easy to use. We believe that the consumer market for electronic books will not fully develop until consumers are able to read electronic books on handheld devices that provide a quality end user experience. Although several consumer electronics companies have introduced or announced plans to introduce handheld reader devices, we do not believe that the currently available devices are being adopted at a rate adequate to support significant consumer electronic book sales. End users may fail to adopt electronic books for a number of additional reasons, including:

         o        lack of awareness of electronic books;

         o        the look and feel of electronic books;

         o actual or perceived difficulty researching, reading and accessing electronic books;

         o actual or perceived limitations in selection and availability of electronic books; or

         o        actual or perceived lack of privacy.

         If our electronic books are not widely accepted by end users, our business, financial condition and results of operations will be significantly impaired.

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

         We began operations in July 1998, digitized our first electronic book in January 1999, launched our Web site in March 1999 and sold our first electronic book in May 1999. Our limited operating history makes it difficult to evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies attempting to use technology to change long-established business and consumer behavior. These risks and uncertainties are discussed in this "Risk Factors" section and elsewhere throughout this prospectus. If we fail to address these risks and uncertainties, we may be unable to grow our business, increase our revenue or become profitable.

WE HAVE A HISTORY OF LOSSES, EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE, AND MAY NEVER BECOME PROFITABLE OR GENERATE POSITIVE CASH FLOW.

         We have experienced operating losses in each quarterly and annual period since inception. As of June 30, 2000, we had an accumulated deficit of $49.8 million. We expect to continue to incur net losses for the foreseeable future because our operating expenses and capital expenditures will increase significantly during the next several years as we attempt to grow our business. With increased expenses, we will need to generate significant additional revenue to achieve profitability. As a result, we may never become profitable. Even if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or annual basis.

OUR QUARTERLY REVENUE AND OPERATING RESULTS ARE DIFFICULT TO FORECAST AND MAY FLUCTUATE, WHICH MAY CAUSE OUR SHARE PRICE TO DECLINE.

         Our quarterly revenue and operating results are difficult to forecast because of our limited operating history. Our sales may fluctuate based on the seasonal purchasing patterns of our customers and we may not be able to accurately predict seasonal fluctuations. We began selling electronic books in May 1999 and therefore have a limited operating history from which to make accurate forecasts. The book purchasing patterns of our institutional customers, particularly academic, K-12, public libraries and library consortia, have seasonal fluctuations influenced in part by academic calendars, annual budget cycles and the availability of budget funds. Moreover, our sales could be delayed from quarter to quarter, partly due to our need to educate customers about the benefits of electronic books and the approval processes that may accompany expenditures by academic, K-12, public libraries and library consortia. If a significant sale that we expect to occur in a particular quarter is delayed or does not occur at all, our quarterly performance may fall below financial analysts' and investors' expectations, which may cause our share price to decline.

PROTECTING THE COPYRIGHTED MATERIAL CONTAINED IN OUR ELECTRONIC BOOKS IS CRITICAL TO OUR SUCCESS, AND WE COULD BE LIABLE FOR SUBSTANTIAL DAMAGES IF THERE IS UNAUTHORIZED DUPLICATION OF THE ELECTRONIC BOOKS THAT WE SELL, OR IF OUR DISTRIBUTION OF CONTENT VIOLATES COPYRIGHT LAWS OR THE TERMS OF AN AUTHOR'S AGREEMENT WITH A PUBLISHER.

         Publishers and other providers of content must have confidence in our digital rights management system and our ability to deliver electronic books securely over the Internet for our business to grow and to succeed. Our electronic books use software that is designed to protect publisher and author rights to the electronic books by limiting an end user's ability to make unauthorized copies of text. If end users circumvent these protections, they could make unauthorized copies that infringe the rights of copyright holders. If significant infringement occurs, our reputation and competitive position will be adversely affected. In addition, publishers may refuse to provide us with additional content or demand that we cease distributing electronic books for which we have previously acquired distribution rights. Moreover, any failure to prevent infringement could subject us to litigation, which would be time-consuming, costly and divert significant managerial and financial resources.

         We may also face potential liability for unauthorized duplication or distribution of third party materials. For example, if electronic distribution of a particular title is not authorized by an author's agreement with his or her publisher, our distribution of that content could subject us to liability for infringement. We rely to a large extent on our publishers' representations that they are able to grant us electronic distribution rights to a particular author's works. Publishers may make mistakes in determining whether they can grant us these rights. Violation of an author's rights could result in costly and time-consuming litigation, loss of content, liability for money damages that we may not be able to recover from the publisher and injury to our reputation and strategic relationships.

WE DEPEND ON INSTITUTIONAL LIBRARY CUSTOMERS FOR SUBSTANTIALLY ALL OF OUR REVENUE, AND THE LOSS OF ANY SIGNIFICANT CUSTOMER WOULD REDUCE OUR REVENUE.

         Currently, we derive approximately 85% of our revenue from institutional library customers and from library consortia, which serve as purchasing agents for member libraries. We expect to derive most of our revenue from these customers for the foreseeable future. For the six months ended June 30, 2000, our five largest customers represented 27% of our gross revenue. As a result, the loss of, or reduced electronic book purchases by, any significant institutional library customer could reduce our revenue significantly. The number of electronic books ordered by a specific library or library consortium is likely to vary from period to period, and a significant customer in one period may not purchase our electronic books or use our services in a subsequent period.

IF WE ARE UNSUCCESSFUL IN DEVELOPING AND ENHANCING OUR STRATEGIC RELATIONSHIPS, OUR BUSINESS WILL BE HARMED.

         We currently have strategic relationships with publishers, book distributors, library automation software companies and providers of electronic book reading devices and software. These relationships provide us with access to content, market and consumer preference information and large institutional buyers and distributors. We expect a growing percentage of our sales will be generated through strategic partners such as book distributors that facilitate the distribution of our electronic books to their customers. If we are not successful in developing and enhancing these relationships, we could lose access to the content, distribution networks and consumer and market information that these strategic relationships provide.

         Most of these strategic relationships have developed recently, and our strategic partners may not view these relationships with the same level of significance to their own business as we do to ours. Our partners may reassess their commitment to us or decide to compete directly with us in the future. Our agreements with our strategic partners do not prohibit them from competing against us directly or from contracting with our competitors. As a result, our current partners may compete with us in the future, or partner exclusively or non-exclusively with our competitors, either of which could reduce our revenue and harm our business.

OUR GROWTH MAY BE CONSTRAINED IF WE ARE UNABLE TO PENETRATE ADDITIONAL MARKETS SUCH AS THE CORPORATE LIBRARY, CONSUMER, INTERNATIONAL OR DIGITAL TEXTBOOK MARKETS.

         To date, we have sold most of our electronic books to academic libraries or library consortia in the United States. Our future prospects depend primarily on increasing sales to academic libraries and to a lesser extent on selling electronic books to additional markets such as the corporate library, consumer and international markets. We may encounter difficulty penetrating some or all of these markets. The attributes of electronic books that are useful and attractive to researchers, students and professors may not be important to other consumers. Corporations may be reluctant to invest in electronic book technology until they are satisfied that the technology is cost efficient and will be widely adopted. Our success in selling electronic books in international markets will depend on the demand for English language content, our ability to create electronic books in languages other than the English language, our ability to deliver and host electronic books for users outside of the United States, and upon the ability to comply with regulatory and legal requirements in foreign countries. Widespread reluctance by additional markets to accept electronic books could slow our growth, result in the market adoption of competing technologies and reduce our revenue.

         In order to penetrate these additional markets, we must develop our technology further and enter into agreements with manufacturers of electronic book reading devices and software to ensure that our platform will enable consumers to download our electronic books to different reading devices or different reading software, such as the Microsoft Reader, Rocket eBook and others. If companies fail to introduce additional devices that are widely adopted by consumers, if our products and services are incompatible with these devices, or if these companies deny us access to their products and services, our business would be harmed.

         Our future prospects may also depend upon our ability to create and sell digital textbooks. The digital textbook market may require more advanced multimedia capability than our platform currently supports. We may be unable to implement multimedia capability on a satisfactory basis, and publishers may be unable to obtain the necessary third-party intellectual property rights to multimedia content. The successful distribution of digital textbooks will also require the acceptance and adoption of electronic textbooks by faculty and students. Generally we will rely on publisher representatives to introduce our digital textbooks to faculty. If these publisher's representatives fail to successfully market our electronic textbooks or if we are unable to expand our sales activities to include faculty and textbook distributors, our business may be harmed.

IF WE FAIL TO EXPAND OUR PLATFORM TO MEET DEMAND, SYSTEM CAPACITY CONSTRAINTS COULD LIMIT OUR ABILITY TO PROVIDE OUR PRODUCTS AND SERVICES TO OUR CUSTOMERS, REDUCE OUR REVENUE AND DAMAGE OUR REPUTATION.

         A substantial increase in the use of our products and services could strain the capacity of our systems, which could lead to slower response time or system failures. These failures or slowdowns could be frustrating for our customers and could harm our business. As an example, connection errors and other problems hampered the Internet-only distribution of Stephen King's 66-page novella Riding the Bullet by other electronic book vendors on the first day it became available for download. Our business would suffer if consumers experience significant delays or other difficulties in accessing or downloading electronic books from our Web site.

         Although we have designed and tested our systems to handle several times the highest daily traffic volume we have experienced to date, we cannot be certain that our systems will be able to meet sporadic or sustained increases in traffic to our Web site. As a result, our ability to scale up to our expected traffic levels while maintaining satisfactory performance may be compromised. As our traffic volume increases, we will need to purchase additional servers and networking equipment to maintain adequate data transmission speeds. The availability of these products and related services may be limited or their cost may be significant.

         We also expect that the evolving market for electronic books will lead to changes in the functionality of electronic books, enhanced customers' expectations for additional data collection and reporting and other services, new pricing and usage models, and other changes in how our electronic books are marketed, sold and used. Our Web site and the Web sites to which we provide systems integration must be able to accommodate this increased functionality and services and evolving transactional models. If we are unable to design our systems to accommodate these changes or requirements as they arise, we may not be able to satisfy customer service expectations or respond to new business opportunities in a rapidly changing environment.

WE ARE VULNERABLE TO SYSTEM FAILURES, WHICH COULD CAUSE INTERRUPTIONS IN OUR SERVICE.

         Interruptions in our computer systems or Web site operations could cause our revenue to decline and impose substantial unforeseen costs on our operations. If our customers experience significant interruptions or slow response times in our Web services or their ability to access electronic books, the attractiveness of electronic books as a viable alternative to traditional books and research methods may be reduced. Similarly, system failures that affect our ability to convert hardcopy books to electronic books could result in material losses of digitized content or slow our efforts to provide the digital content that is necessary to expand our business and attract and retain customers. Our primary hardware infrastructure is maintained by a third party vendor, Exodus Communications, Inc. We may not be able to control the risks associated with having our hardware infrastructure maintained by Exodus Communications. Unexpected events such as natural disasters, power losses and vandalism could damage our systems. Also, telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect the operation of our systems. The "I LOVE YOU" virus that occurred in May, 2000, for example, caused global disruptions, including the temporary shutdown of a portion of the servers that support our Web site. Our insurance policies may not adequately compensate us for any losses that may result from these types of system problems.

         We have experienced unscheduled system downtime in the past, which resulted in our Web site being inaccessible to customers, or being accessible with limited functionality. Since our Web site was installed on the Exodus Communications hardware in November 1999, our Web site has been inaccessible to customers for approximately 8.25 hours, including 7.00 hours because of failures of equipment or software and 1.25 hours because of problems created by vendors. Although we did not suffer material losses during these downtimes, any future system failures could harm our reputation and reduce publisher and customer confidence in our platform and business.

UNKNOWN SOFTWARE DEFECTS COULD DISRUPT OUR SERVICES, WHICH COULD HARM OUR BUSINESS AND REPUTATION.

         Our platform depends on complex computer software that has been either developed internally or licensed from third parties. Computer software often contains defects, particularly when first introduced or when new versions are released. Although we conduct extensive testing, we may not discover software defects that affect our new or current services or enhancements until after they are deployed. Although we have not experienced any material software defects to date, it is possible that, despite testing by us, defects may occur in the software. In addition, our conversion process and quality assurance mechanisms may fail to detect errors in the electronic books that we produce. If we experience service interruptions or market products and services that contain errors or that do not function properly, we may experience negative publicity, loss of or delay in market acceptance, or claims against us by publishers or customers, any of which could harm our business.

WE RELY ON THE TECHNOLOGY AND SERVICES OF THIRD PARTIES AND FAILURE TO MAINTAIN THESE RELATIONSHIPS OR REPLACE THEM COULD ADVERSELY AFFECT OUR BUSINESS.

         We license third party technology including applications that are integrated into our platform and used to provide our products and services to our customers. As our platform evolves, we may need to license additional or alternative technology from third parties. These third party technology licenses may not be available or continue to be available to us on commercially reasonable terms, or at all, and we may not be able to obtain licenses for other existing and future technologies that we desire to integrate into our platform and products. If we cannot maintain existing third party technology licenses or enter into licenses for other existing and future technologies needed for our platform and our products, we would be required to delay the delivery of our products and services to our customers while we seek licenses with alternative third parties or develop the necessary technology internally. A delay in providing our customers with our products and services would harm our business.

         We also rely on third party vendors using our proprietary conversion process to perform the initial conversion work in creating an electronic book. We have trained these vendors to convert publications to our specifications, including complex scientific and technical publications that are often time-consuming and expensive to convert into digital format. If we lose the services of vendors, particularly those that we have trained to convert our scientific and technical publications, we would need to train alternative vendors, which could delay conversion of titles and adversely affect our revenue.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH COMPETITORS WITH GREATER FINANCIAL RESOURCES OR WITH OTHER NEW ENTRANTS TO THE DIGITAL CONTENT MARKET.

         The market for Internet content, products and services is new, rapidly evolving and intensely competitive. We expect this competition to increase significantly as new companies enter the electronic book publishing and hosting market. While we currently are not aware of any competitor that provides an end-to-end solution for the conversion, distribution, management and sale of electronic books over the Internet, we face competition in each of these areas, and we expect that competition in some or all of these areas will increase. Current and potential competitors include:

         o providers of digital content and related services such as Books 24x7, IT Knowledge, a division of Earth Web, Inc., R.R. Donnelley & Sons Company; and Versaware, Inc.;

         o providers of digital rights management and infrastructure solutions and reader devices and reader software products such as Adobe Systems Incorporated; Glassbook, Inc.; InterTrust Technologies Corporation; Microsoft Corporation, NuvoMedia and SoftBook, divisions of GemStar, Inc., Reciprocal, Inc.; and Xerox, Inc.; and

         o        distributors and retailers such as Amazon.com;
                  barnesandnoble.com; Fatbrain.com, Inc.; and Ingram Industries Inc.

         Many current and potential competitors in different portions of our market have longer operating histories and significantly greater financial, technical, sales, marketing, support and distribution resources than we do. As a result, these competitors are able to devote greater resources than we can to the development, promotion, sale and support of their products and services. Several of our competitors also have large market capitalizations and/or cash reserves, and are much better positioned than we are to acquire other companies and complementary technologies, products and services that could provide them with significant strategic advantages over us. Additionally, several of these companies have greater brand recognition, larger installed customer bases and broader product and service offerings than we do. These competitors can leverage their customer bases and broader product and service offerings and adopt aggressive pricing policies to gain market share.

         Competition for electronic book customers could increase due to a number of factors, including:

         o loss of existing, or inability to establish new, publisher relationships;

         o the establishment of cooperative relationships among competitors or between competitors and third parties that develop, promote and support digital content products and services;

         o increased competition from publishers, distributors, electronic retailers or other established online content distributors;

         o entry into the electronic book market by existing hardcopy book printers, other book industry participants and other companies that we do not currently view as competitors;

         o changes in technology or business activities that render our digital rights management software obsolete or less significant; and

         o our inability to patent or otherwise protect our proprietary software from use by our competitors.

         We believe that due to increased competition we will need to invest in new technologies and increase our product and service offerings to maintain our competitive position. If we are unable to compete effectively, or if we experience pricing pressures, reduced margins or loss of market share, our financial results and the price of our common stock could be adversely affected.

WE MAY NOT BE ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL AND INDUSTRY CHANGES.

         The Internet digital content market is characterized by rapid technological change, frequent introductions of new or enhanced products and services, evolving industry standards and changes in customer preferences and requirements. We may not be able to keep up with any of these or other rapid technological changes, and if we do not, our business will be harmed. These changes and the emergence of new industry standards and practices could render obsolete our existing platform, business model, products and services. The widespread adoption of new technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our platform and operating practices. To be successful, we must enhance our platform's functionality and features, acquire and license leading technologies, enhance our existing service and product offerings, and respond to technological advances and emerging industry standards and practices in a timely and cost effective manner. In addition, we must be able to continually adapt and respond to ongoing changes in the publishing and library industries.

WE DEPEND ON THE SERVICES OF OUR EXECUTIVE OFFICERS AND KEY EMPLOYEES TO MANAGE OUR GROWTH, AND WE MAY NOT BE ABLE TO RETAIN THESE INDIVIDUALS OR ATTRACT OTHER QUALIFIED PERSONNEL.

         Our business is largely dependent on the personal efforts and abilities of our key technical, sales and senior management personnel and their ability to execute our strategy. In particular, we depend on the services of Robert Kaufman, our Chief Executive Officer and President, Nancy Talmey, our Chief Operating Officer, and Richard Rosy, our Executive Vice President, Sales. Any of our officers or employees can terminate their employment relationship at any time. We do not maintain key person life insurance on any member of our management team. If we lose the services of any key employee, including members of our senior management team, our ability to maintain a cohesive and stable environment and culture would decrease and could harm our business. Similarly, if we fail to attract, motivate and retain experienced and qualified personnel, we may be unable to provide the quality electronic book titles and other services that our customers expect. We plan to hire additional personnel in all areas of our business. Competition for personnel is intense, particularly in the Internet industry and in the Boulder, Colorado area. As a result, we may be unable to attract or retain qualified personnel.

WE MAY BE UNABLE TO MANAGE OUR RAPID GROWTH OR INTEGRATE NEW PERSONNEL EFFECTIVELY, WHICH WOULD RESULT IN INEFFICIENT OPERATIONS, INCREASED EXPENSES AND REDUCED PROFITABILITY POTENTIAL.

         We have grown rapidly and this growth may continue as we hire new employees. Our growth has placed, and will continue to place, significant demands on our management, operating and financial resources. Our full-time employee base grew from eight to 383 between August 1998 and June 30, 2000. Our new employees include a number of key managerial and technical employees who have not been fully integrated into our management team, and we expect to add additional key personnel in the near future. If we are unable to manage growth or integrate new personnel effectively, our business and financial results would be adversely affected. In addition, our ability to offer services and products and implement our business plan successfully in a rapidly evolving market requires an effective planning and management process. We have increased, and plan to continue to increase, the scope of our operations. To manage our future growth, we will need to:

         o improve existing or implement new operational and financial systems, procedures and controls;

         o        expand, train and manage our employee base;

         o        integrate any new acquisitions effectively; and

         o maintain close coordination among our technical, finance, marketing, sales and support staffs.

         Failure to accomplish any of these items could adversely affect our ability to expand our business.

CHANGES IN REVENUE RECOGNITION PRINCIPLES COULD CHANGE OUR RESULTS OF OPERATIONS FOR PRIOR PERIODS.

         We report revenue based upon revenue recognition principles established by the accounting profession, as applied to our business practices, and based upon the advice of our accountants. In particular, our revenue recognition practices depend upon a recent tentative conclusion of an existing pronouncement reached by the Financial Accounting Standards Board's Emerging Issues Task Force, and we have adapted our business practices to comply with requirements of that conclusion. However, the accounting profession and the SEC are continually evaluating the principles for recognizing revenue by the Internet and software industries. Any change in the revenue recognition principles upon which we are relying could require us to change our revenue recognition practices, and could require changes in the results of our operations for prior periods.

OUR BUSINESS COULD BE HARMED IF WE FAIL TO PREVENT ONLINE SECURITY BREACHES, AND WE MAY BE FORCED TO EXPEND SIGNIFICANT RESOURCES TO PROTECT AGAINST ONLINE SECURITY BREACHES OR TO ADDRESS PROBLEMS CAUSED BY BREACHES.

         A significant barrier to electronic commerce and communications is the secure transmission of confidential, proprietary and copyrighted information over public networks. We accept credit card numbers for purchases of electronic books on the peanutpress Web site and transmit copyrighted material over our Web site. Our proprietary software and other security measures may not prevent security breaches, credit card fraud and unauthorized access to and copying of electronic books. Recently, some well-known Web sites, including Yahoo, eBay and Buy.com, have been attacked by hackers that have rendered the Web sites inoperable. Additionally, the digital rights management system of an electronic book reader's software was breached during the electronic book-only release of Stephen King's Riding the Bullet resulting in the distribution of unauthorized copies. Substantial or ongoing security breaches of our system or other Internet-based systems could reduce user and publisher confidence in Internet distribution of content or in our Web site. This could lead to reduced usage, reduced access to content and lower revenue. A third party who is able to circumvent our security systems could steal proprietary information, make and distribute unauthorized copies of electronic books or cause interruptions in our operations. In response to a breach, we would likely incur substantial corrective and prevention costs. If we suffer significant or repeated breaches of security, our reputation would be harmed, we could lose contracts with publishers, and we could be exposed to systems failures, data loss or litigation, any of which could have a material adverse effect on our results of operations. Moreover, our insurance policies may be inadequate to reimburse us for losses caused by security breaches.

IF WE FAIL TO PROTECT OUR PROPRIETARY RIGHTS ADEQUATELY, OR INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, OUR BUSINESS COULD BE SERIOUSLY HARMED AND WE COULD INCUR SIGNIFICANT COSTS.

         Our success and ability to compete depends on our internally developed technologies and trademarks, which we protect through a combination of patent, copyright, trade secret and trademark laws. We have filed applications for patents and trademarks but these applications may not be approved. Even if they are approved, our patents or trademarks may be successfully challenged by others or invalidated.

         We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our trade secrets, solutions or technologies. The steps we take to protect our intellectual property may not prevent its misappropriation, particularly as we expand into foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

         We may be subject to claims that we infringe the proprietary rights of third parties. We could incur substantial costs and diversion of management resources to defend any claims relating to proprietary rights, and we may not be successful, regardless of the merits of the claims.

         We attempt to avoid infringing known proprietary rights of third parties in our product and service development efforts. We do not, however, conduct comprehensive patent searches to determine whether our technology infringes patents held by third parties. If we were to discover that our products violate third party proprietary rights, we might not be able to obtain licenses to continue offering these products without substantial reengineering. The effort to undertake this reengineering might not be successful, licenses might be unavailable on commercially reasonable terms, if at all, and litigation might not be avoided or settled without substantial expense and damage awards. Any claims relating to the infringement of third party proprietary rights, even if not meritorious, could force us to expend significant financial and managerial resources and could result in injunctions preventing us from distributing our products and services.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE ON FAVORABLE TERMS AND COULD RESULT IN ADDITIONAL DILUTION.

         We may need to raise additional capital after this offering to fund operating losses, develop and enhance our services and products, fund expansion, respond to competitive pressures or acquire complementary products, businesses or technologies. We may not be able to raise additional financing on favorable terms, if at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and the securities issued may have rights, preferences or privileges senior to those of our common stock. If we cannot raise adequate funds on acceptable terms, our ability to fund our growth, take advantage of business opportunities, develop or enhance services or products or otherwise respond to competitive pressures will be significantly limited.

RISKS RELATED TO THE INTERNET

SLOW DEVELOPMENT OR A DECLINE IN USE OF THE INTERNET WOULD ADVERSELY AFFECT OUR ABILITY TO OFFER OUR SERVICES AND RESULT IN REDUCED REVENUE.

         A number of factors may inhibit Internet usage, including inadequate network infrastructure, security concerns, inconsistent quality of service and lack of availability of cost-effective, high-speed service. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. If Internet outages or delays occur frequently in the future, Internet usage, electronic commerce and the usage of our products and services could grow more slowly or decline.

THE INTERNET IS SUBJECT TO MANY LEGAL UNCERTAINTIES AND POTENTIAL GOVERNMENT REGULATIONS THAT MAY SUBJECT US TO LIABILITY FOR DISTRIBUTION OF PERSONAL DATA OR UNLAWFUL CONTENT.

         Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws to the Internet, could decrease demand for our products and services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and results of operations. New laws or new applications of old laws could subject us to defamation, indecency and other content-based claims brought by Internet users.

         The United States and foreign nations may adopt legislation aimed at protecting Internet users' privacy. This legislation could increase our cost of doing business and negatively affect our financial results. Moreover, it may take years to determine the extent to which existing laws governing issues like property ownership, libel, negligence and personal privacy are applicable to the Internet. Currently, privacy law in the United States consists of disparate state and federal statutes regulating specific industries that collect personal data. Most of these statutes pre-date and do not specifically address online activities. European nations are now implementing a European Union Data Privacy Directive regulating the transmission and storage of personal information and data. In addition, a number of comprehensive legislative and regulatory privacy proposals are now under consideration by federal, state and local governments in the United States.

         Implementation of privacy laws or application of content liability laws to the Internet will result in increased regulatory compliance costs and increased liability exposure, which could negatively impact our results of operations.

INTERNET TRANSACTIONS MAY BECOME LESS DESIRABLE TO PUBLISHERS AND CONSUMERS IF THEY BECOME SUBJECT TO ADDITIONAL TAXES, WHICH WOULD HARM OUR REVENUE AND PROSPECTS.

         The tax treatment of the Internet and electronic commerce is currently unsettled, and any legislation that substantially impairs the growth of electronic commerce could seriously harm our revenue and prospects. We do not collect sales tax or other similar taxes in connection with our sales, except from purchasers located in Colorado. One or more states or the federal government may seek to impose sales tax collection obligations on out-of-state companies that engage in or facilitate online commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on electronic commerce. The Internet Tax Freedom Act of 1998 placed a three-year moratorium on selected types of federal, state and local taxation on Internet commerce. This tax moratorium does not, however, prohibit states or the Internal Revenue Service from collecting taxes on our income, if any, or from collecting taxes that are due under existing tax rules. A successful assertion by one or more states, the federal government or any foreign country that we should collect taxes on the sales of electronic books over the Internet could harm our business. The Federal Advisory Commission on Electronic Commerce has prepared its final report and submitted formal recommendations to Congress. The final report includes a proposal, supported by a majority of the commissioners, for a five-year extension of the moratorium on new taxes on certain Internet transactions. However, this proposal failed to receive the required two-thirds vote necessary for a formal recommendation Congress. We cannot assure you that future laws will not impose taxes or other regulations on Internet commerce, or that the three-year moratorium will not be repealed or renewed, any of which could substantially impair the growth of electronic commerce.

RISKS RELATED TO THIS OFFERING

OUR COMMON STOCK HAS NOT TRADED PUBLICLY AND MAY NOT TRADE ACTIVELY AFTER THIS OFFERING.

         Prior to this offering, you could not buy or sell our common stock publicly. We cannot assure you that an active public trading market for our stock will develop or be sustained after this offering.

THE MARKET PRICE OF OUR COMMON STOCK AFTER THIS OFFERING MAY VARY SIGNIFICANTLY FROM THE INITIAL PUBLIC OFFERING PRICE.

         The initial public offering price for our common stock will be determined through negotiations with the underwriters, and may not be indicative of the market price of our common stock after the offering. Investors may be unable to resell their shares at or above the initial offering price due to many factors, including:

         o changes in financial estimates or investment recommendations by securities analysts;

         o        actual or anticipated fluctuations in operating results;

         o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, technological innovations or capital commitments;

         o        loss of a significant customer;

         o        additions or departures of key personnel; and

         o the operating and stock price performance of comparable companies.

         Market prices for securities of Internet and technology companies frequently have reached elevated levels following their initial public offerings. These levels may be unsustainable and may bear little or no relationship to the historical or reasonably anticipated future operating results of these companies. Similarly, the market price of our common stock may reach an elevated level following this offering, followed by a substantial decline. Stockholders of public companies have instituted securities class action litigation following periods of volatility in the market price of a company's securities. If we were involved in a class action suit, it could be costly, damage our reputation and divert the attention of management. Furthermore, if adversely determined, a class action suit would negatively impact our profitability and have a material adverse effect on our business, financial condition and results of operations.

OUR EXISTING STOCKHOLDERS WILL MAINTAIN CONTROL OF OUR COMPANY FOLLOWING THIS OFFERING, WHICH THEY COULD EXERCISE AGAINST YOUR BEST INTEREST.

         Upon completion of this offering, our present directors and executive officers, existing stockholders, and their affiliates will beneficially own approximately _____% of our outstanding common stock. As a result, if they act as a group, these stockholders will have the ability to control all matters submitted to the stockholders for approval and exert significant influence over our management. The control held by our existing stockholders may have the effect of delaying or preventing a change in control of our company, which could negatively affect our stock price. Furthermore, five of the members of our current board of directors have been elected in accordance with the terms of stockholders agreements which provided specified stockholders, or classes of stockholders, with rights to elect directors. While the rights to elect directors in the stockholders agreements terminate at the effective time of this offering, the incumbent board of directors will continue to be composed of the representatives of our pre-existing stockholders until they resign, are removed, or do not stand for reelection.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS, AS WELL AS PROVISIONS OF DELAWARE LAW, COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY.

         Provisions in our bylaws and certificate of incorporation may have the effect of delaying or preventing a change in our control or changes in our management. These provisions include:

         o the calling of special meetings of the stockholders only by the board of directors, the chairman or the chief executive officer;

         o the prohibition of any stockholder action by written consent without a meeting;

         o staggered three-year terms for the members of the board of directors;

         o the removal of directors without cause only upon the affirmative vote of holders representing two-thirds of our outstanding shares; and

         o the advance notice procedures contained in our bylaws with regard to the nomination of candidates for election to the board of directors and with regard to matters to be brought before an annual meeting of our stockholders.

         In addition, we are subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change in our control.

AS A NEW INVESTOR, YOU WILL INCUR SUBSTANTIAL DILUTION AS A RESULT OF THIS OFFERING AND FUTURE EQUITY ISSUANCES.

         The initial public offering price will be substantially higher than the book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate dilution of $____ a share, assuming an initial public offering price of $_____ a share, the midpoint of the offering range set forth on the cover page of this prospectus, and a one-to-one conversion of the outstanding shares of our preferred stock into common stock. Moreover, the anti-dilution provisions in our certificate of incorporation applicable to our preferred stock may result in additional dilution to new investors depending on the actual initial public offering price. Based on an initial public offering price of $_____, the minimum offering price on the cover of this prospectus, the 1,412,864 outstanding shares of Series D preferred stock will convert into _______ shares of common stock. The exercise of outstanding options and warrants would result in further dilution.

OUR OUTSTANDING SHARES OF PREFERRED STOCK MAY NOT AUTOMATICALLY CONVERT INTO COMMON STOCK UPON THE CLOSING OF THIS OFFERING, WHICH COULD REDUCE YOUR RIGHTS AS A STOCKHOLDER AND NEGATIVELY AFFECT THE PRICE AND LIQUIDITY OF OUR COMMON STOCK.

         Our preferred stock will not automatically convert into common stock upon the closing of this offering if (i) the initial public offering price is less than $25.00 per share and the closing occurs on or before October 31, 2000 or (ii) the initial public offering price is less than $30.00 per share and the closing occurs after October 31, 2000, unless two-thirds of the outstanding shares of each series of our preferred stock elect to convert the shares. If this conversion does not occur, current stockholders who own our preferred stock will have rights, preferences and privileges that are greater than those held by new investors who purchase common stock in this offering. Moreover, the existence of outstanding preferred stock may negatively impact the liquidity of our stock and cause our share price to decline.

FUTURE SALES OF OUR COMMON STOCK COULD CAUSE THE PRICE OF OUR SHARES TO DECLINE.

         Upon completion of this offering, we will have __________ shares of common stock outstanding. Of these shares, ___________ will be transferable without restriction or registration under the Securities Act of 1933, or pursuant to the volume and other limitations of Rule 144 promulgated under the Securities Act. Approximately _________ shares of common stock are subject to lock-up agreements between the holders of those shares and the representatives of the underwriters, under which the holders have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of their common stock until __________, 2001, subject to limited exceptions. Credit Suisse First Boston may release stockholders from the lock-up agreement at any time and without notice. Following the expiration of this lock-up period, _________ shares will become available for immediate resale in the public market subject, in some instances, to the volume and other limitations of Rule 144. The market price of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION IN USING THE NET PROCEEDS FROM THIS OFFERING, WHICH MAY RESULT IN USES WITH WHICH YOU DISAGREE.

         Our management will have broad discretion over the use of the net proceeds from this offering. In addition, our management has not designated a specific use for a substantial portion of the net proceeds from this offering. Accordingly, it is possible that our management may allocate the net proceeds differently than investors in this offering would have preferred.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. We use words like "believe," "intend," "expect," "may," "will," "should," "plan," "project," "contemplate," "anticipate" and similar expressions to identify these forward-looking statements. We have based these forward-looking statements on our current expectations and projections about the growth of our business, our financial performance and the development of our industry. Because these statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, as more fully described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 USE OF PROCEEDS

         We estimate our net proceeds from the sale of ______________ shares of common stock in this offering will be approximately $___________, or approximately $____ if the underwriters exercise their over-allotment option in full, based on an assumed initial public offering price of $____ per share, the midpoint of the offering price range set forth on the cover of this prospectus, and after deducting the underwriting discount and our estimated offering expenses.

         Currently, we intend to use the net proceeds for:

         o        selling and marketing our products and services;

         o        continuing to develop and enhance our technology;

         o acquiring rights to additional book titles for conversion to electronic books; and

         o general corporate purposes, including working capital requirements.

         We also may use a portion of the net proceeds from this offering to acquire or invest in complementary businesses, technologies and products. Pending the application of the net proceeds towards one of the above uses, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

         The foregoing represents our current intentions based upon our present plans and business condition. Our management will have broad discretion in the application of the net proceeds from this offering, and the occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our capital stock and we do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We currently intend to retain any earnings for use in the operation of our business and to fund future growth.

                                 CAPITALIZATION

         The following table sets forth our cash and cash equivalents position, long-term debt including current portion and total capitalization as of June 30, 2000, presented:

         o        on an actual basis;

         o on a pro forma basis to give effect to (i) the issuance of 424,328 shares of Series D preferred stock for $17.67 per share in July 2000; and (ii) the automatic conversion of all outstanding shares of our preferred stock into shares of our common stock at a conversion rate of one-to-one, as if these events had occurred as of June 30, 2000; and

         o on a pro forma as adjusted basis to give effect to the sale of __________ shares of common stock offered by us at an assumed initial public offering price of $_____ per share, which represents the midpoint of the offering price range set forth on the cover of this prospectus.

                                                                                                   JUNE 30, 2000
                                                                                     ---------------------------------------
                                                                                                                 PRO FORMA AS
                                                                                      ACTUAL        PRO FORMA      ADJUSTED
                                                                                     ---------      ---------    ------------
                                                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Cash and cash equivalents ......................................................     $  44,195      $  51,695      $
                                                                                     =========      =========      =========

Long-term debt, including current portion ......................................     $     442      $     442      $     442
                                                                                     =========      =========      =========
Redeemable preferred stock:

   Series A redeemable preferred stock, par value $.001;
   5,250,000 shares authorized, 5,225,000 shares issued and
   outstanding (actual); no shares authorized, issued and
   outstanding (pro forma and pro forma as adjusted) ...........................     $   5,171      $      --      $      --

   Series B redeemable preferred stock, par value $.001;
   6,828,176 shares authorized, 6,828,176 issued and
   outstanding (actual); no shares authorized, issued and
   outstanding (pro forma and pro forma as adjusted) ...........................        27,741             --             --

   Series C redeemable preferred stock, par value $.001;
   5,726,574 shares authorized, 5,726,574 issued and
   outstanding (actual); no shares authorized, issued and
   outstanding (pro forma and pro forma as adjusted) ...........................        77,241             --             --

   Series D redeemable preferred stock, par value $.001;
   2,025,000 shares authorized, 988,536 shares issued and
   outstanding (actual); no shares authorized, issued and
   outstanding (pro forma and pro forma as adjusted) ...........................        18,137             --             --
                                                                                     ---------      ---------      ---------
Total redeemable preferred stock ...............................................     $ 128,290              $      $      --
                                                                                     =========      =========      =========
Stockholders' equity (deficit):

Preferred stock, par value $.001; no shares authorized, no shares issued and outstanding (actual); __________ shares
authorized, no shares issued and outstanding (pro forma and
pro forma as adjusted) .........................................................     $      --      $      --      $      --

Common stock, par value $.001; 35,000,000 shares authorized,
5,396,401 issued and outstanding (actual); ___________ shares authorized,
24,589,015 shares issued and outstanding (pro forma); ___________ shares authorized, ________ shares issued
and outstanding (pro forma as adjusted) ........................................             5             25

Additional paid in capital .....................................................        16,395        152,165

Deferred compensation ..........................................................        (4,844)        (4,844)        (4,844)

Accumulated deficit ............................................................       (49,756)       (49,756)       (49,756)
                                                                                     ---------      ---------      ---------
     Total stockholders' equity (deficit) ......................................       (38,200)        97,590
                                                                                     ---------      ---------      ---------
     Total capitalization ......................................................     $  90,532      $  98,032      $
                                                                                     =========      =========      =========

                                    DILUTION

         As of June 30, 2000, our pro forma net tangible book value would have been $69.9 million, or $2.84 per share of common stock. Pro forma net tangible book value per share is equal to our total net tangible book value, which is total tangible assets less total liabilities, divided by the number of shares of common stock outstanding on June 30, 2000 after giving effect to the issuance of 424,328 shares of Series D preferred stock for $17.67 per share in July 2000 and the conversion of all outstanding shares of our preferred stock. Dilution in pro forma net tangible book value per share equals the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of shares of common stock offered by us in this offering. Without taking into account any other changes in our pro forma net tangible book value per share after June 30, 2000, other than to give effect to the sale of the __________ shares of common stock offered by this prospectus at an assumed initial public offering price of $____ per share, which represents the midpoint of the offering price range, set forth on the cover of this prospectus, and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2000 would have been $____ million, or $____ per share. This represents an immediate increase in pro forma as adjusted net tangible book value to existing stockholders of $___ per share, and an immediate dilution to purchasers in this offering of $____ per share. The following table illustrates the per share dilution:


Assumed initial public offering price per share ......................                    $____
      Pro forma net tangible book value per share as of
           June 30, 2000 .............................................     $   2.84
      Increase per share attributable to existing investors ..........     $   ____
Pro forma net tangible book value per share after this offering ......                    $____
Pro forma dilution per share to new investors ........................                    $
                                                                                           ====


The following table illustrates, on a pro forma basis, as of June 30, 2000, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid (1) by existing common and preferred stockholders, and (2) by the purchasers at an assumed initial public offering price of $_____ per share and before deducting the underwriting discount and estimated offering expenses payable by us.


                                        SHARES PURCHASED              TOTAL CONSIDERATION
                                     ----------------------       -------------------------      AVERAGE PRICE
                                       NUMBER      PERCENT           AMOUNT         PERCENT       PER SHARE
                                     ----------    --------       ------------      -------     --------------
    Existing stockholders ....       24,589,015                   $145,858,000                     $  5.93
    New investors ............
                                     ----------     ------        ------------      --------
         Total ...............                      100.0%
                                     ==========     ======        ============      ========

The discussion and table assume:

         o the automatic conversion of all outstanding shares of our preferred stock into shares of our common stock upon the closing of this offering at a conversion rate of one-to-one;

         o no exercise of options outstanding under our 1998 Stock Option Plan or of warrants or options outstanding as of June 30, 2000; and

         o        no exercise of the underwriters' over-allotment option.

         As of June 30, 2000, there were options outstanding to purchase a total of 2,428,592 shares of common stock at a weighted average price of $7.85 per share. As of the same date, there were options and warrants to purchase a total of 83,532 shares of common stock (20,625 shares of which are based on the assumed automatic conversion of Series A preferred stock) at a weighted average exercise price of $2.86 per share. New investors will experience further dilution to the extent any of our outstanding options or warrants are exercised or if the underwriters exercise their over-allotment option.

         Our outstanding shares of Series D preferred stock have anti-dilution protection that will result in additional shares of common stock being issued upon conversion if the initial public offering price minus the underwriting discount is less than $17.675 per share. The section entitled "Description of Capital Stock--Anti-Dilution Provisions of our Preferred Stock" contains more information regarding the anti-dilution provisions of our preferred stock.

                             SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         The following selected financial data should be read in conjunction with our financial statements and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The selected data in this section is not intended to replace the financial statements. From June 1998 until March 31, 1999, we had a March 31 fiscal year end. Effective April 1, 1999, we changed our fiscal year end to December 31.

         The condensed statement of operations data for the period from June 5, 1998 (inception) through March 31, 1999 and for the nine months ended December 31, 1999 and balance sheet data as of March 31, 1999 and December 31, 1999 are derived from our financial statements included elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP. The pro forma condensed statement of operations data for the nine months ended December 31, 1999 and the six months ended June 30, 2000 are derived from the unaudited pro forma condensed combining statements of operations that gives effect to our acquisition of peanutpress in February 2000 and are included elsewhere in this prospectus. The condensed statement of operations data for the six months ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 are derived from the unaudited consolidated financial statements which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our results of operations and financial position. The historical results presented are not necessarily indicative of the results to be expected for any future fiscal year.

                                                                                                        SIX MONTHS ENDED
                                               PERIOD FROM          NINE MONTHS ENDED                       JUNE 30,
                                               JUNE 5, 1998         DECEMBER 31, 1999        -------------------------------------
                                               (INCEPTION)       ----------------------       1999                2000
                                                 THROUGH                                     ------       ------------------------
                                               MARCH 31,1999     ACTUAL       PRO FORMA      ACTUAL       ACTUAL        PRO FORMA
                                               -------------     ------       ---------      ------       ------        ----------
CONDENSED STATEMENT OF OPERATIONS DATA:
Revenue:
  Sales of electronic book titles ...........     $     --      $     --      $     67      $     --      $  3,705      $  3,734
  Service fees ..............................           --           141           141            10           284           284
  Other .....................................           18            16            16            11           275           275
                                                  --------      --------      --------      --------      --------      --------
Total revenue ...............................           18           157           224            21         4,264         4,293
Costs and expenses:
   Cost of publisher rights and electronic
     book production ........................          410         1,890         1,925           363         4,486         4,511
   Sales and marketing ......................          982        10,560        10,686         1,415        12,623        12,668
   Research and development and Web
     site operations ........................          780         2,833         3,269         1,098         3,885         3,885
   General and administrative ...............        1,667         4,230         4,504         1,771         5,983         6,241
   Depreciation and amortization ............          342           905         5,324           470         4,042         4,893
   Stock-based compensation* ................          136           563           590           177           767           942
                                                  --------      --------      --------      --------      --------      --------
Total expenses ..............................        4,317        20,981        26,298         5,294        31,786        33,140
                                                  --------      --------      --------      --------      --------      --------
Loss from operations ........................       (4,299)      (20,824)      (26,074)       (5,273)      (27,522)      (28,847)

Interest income, net ........................           25         1,172         1,181           104         1,902         1,907
                                                  --------      --------      --------      --------      --------      --------
Net loss before extraordinary item ..........       (4,274)      (19,652)      (24,893)       (5,169)      (25,620)      (26,940)

Extraordinary loss on early
  extinguishment of debt ....................           --            --            --            --          (210)         (210)
                                                  --------      --------      --------      --------      --------      --------

Net loss after extraordinary item ...........       (4,274)      (19,652)      (24,893)       (5,169)      (25,830)      (27,150)

Cumulative dividends on preferred stock .....           --         3,039         3,613           301         5,522         5,633
                                                  --------      --------      --------      --------      --------      --------

Net loss available to common stock ..........     $ (4,274)     $(22,691)     $(28,506)     $ (5,470)     $(31,352)     $(32,783)
                                                  ========      ========      ========      ========      ========      ========

Basic and diluted loss per share: (a)
Net loss before extraordinary item ..........     $  (3.18)     $  (8.47)     $  (8.69)     $  (2.99)     $  (6.32)     $  (6.65)
Extraordinary loss on early extinguishment
  of debt ...................................     $     --      $     --      $     --      $     --      $  (0.05)     $  (0.05)
Net loss attributable to common stock .......     $  (3.18)     $  (9.78)     $  (9.95)     $  (3.16)     $  (7.74)     $  (8.09)
Shares used in computing basic and
  diluted loss per share ....................        1,345         2,320         2,865         1,729         4,053         4,053

* Stock-based compensation expense:
   Cost of publisher rights and
     electronic book production .............     $      8      $     40      $     40      $     12      $     59      $     59
   Sales and marketing ......................            7            83            83            16           193           193
   Research and development and Web
    site operations ..........................           8            48            48            14            84            84
   General and administrative ...............          113           392           419           135           431           606
                                                  --------      --------      --------      --------      --------      --------
   Total stock-based compensation ...........     $    136      $    563      $    590      $    177      $    767      $    942
                                                  ========      ========      ========      ========      ========      ========

                                          AS OF          AS OF          AS OF
                                        MARCH 31,     DECEMBER 31,    JUNE 30,
                                           1999          1999           2000
                                        ---------      ---------      ---------
BALANCE SHEET DATA:
 Cash and cash equivalents ........     $   1,731      $  74,321      $  44,195
 Working capital (deficit) ........          (266)        68,653         38,684
 Total assets .....................         4,445         88,994        102,990
 Long-term debt ...................         1,246          2,227            189
 Non current deferred revenue .....            --            519          1,147
 Preferred stock ..................         5,171        105,057        128,290
 Stockholders' deficit ............        (4,029)       (25,901)       (38,200)

----------

(a) We calculated loss per share by dividing the loss attributable to common stock by the weighted-average number of shares outstanding. We did not include outstanding common stock options and warrants in the loss per share calculation, as their effect is anti-dilutive.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to, those described under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

         We are the leading provider of electronic book technology and services to publishers, educational and corporate libraries and other book industry participants. Through our technology and services, which we call our platform, we create, sell and manage electronic books while protecting the copyrights of the digital content. Our electronic books can be securely delivered to audiences over the Internet and corporate intranets for use with different reader devices and reader software products. We offer publishers and customers an end-to-end solution, including conversion, copyright protection, hosting, management and distribution of electronic books. We have converted over 28,000 titles, which represents the largest collection of electronic books available from a single source.

         We incorporated in June 1998. During 1998, our operating activities consisted largely of developing the infrastructure necessary to create electronic books and deliver them over the Internet. Throughout 1999, we continued to build our collection of electronic books, raise capital, hire personnel and expand our operations. We were a development stage company until May 1999 when we commenced our first sales effort in the institutional library market.

         We have derived the majority of our revenue to date through the sale of electronic book titles to the institutional market and from service fees for providing hosting and collection management services. We expect that revenue from the sale of electronic books will be our largest revenue category in the future. Beginning in March 2000, our customers were given the option to purchase electronic books in conjunction with hosting and collection management services or to purchase and take delivery of electronic books in CD-ROM format without hosting and collection management services. Since that time, we have recognized revenue from the sale of an electronic book at the time the customer had access to the electronic book. Prior to March 2000, when customers were not provided the option of taking physical delivery of electronic books, we did not recognize revenue for the sale of electronic book titles. Instead, we deferred revenue for hosting and collection management services and recognize the revenue as service fee revenue ratably over the composite estimated useful life of the electronic book collection. We sell hosting and collection management services either under annually renewable contracts or prepaid lifetime contracts. We recognize revenue from hosting and collection management services as service fees ratably over the composite estimated useful life of our electronic book collection. Electronic book service fees accounted for approximately 90% of our revenue for the nine months ended December 31, 1999. In addition, we have earned revenue from selling advertising on our Web site and expect to earn revenue from data mining. We recognize this revenue as "Other" revenue but do not expect it to be a significant source of revenue in future periods.

         To date, we have borne the costs of converting hardcopy books to electronic books and have retained ownership of the rights to the electronic books we converted. We have capitalized these costs as capitalized and in-process electronic book production costs on our balance sheet, and we amortize capitalized costs over the composite estimated useful life of our electronic book collections. We expect to begin providing conversion services to publishers on a cost reimbursement basis before the end of 2000. For titles that we request from a publisher, we will incur a portion of the conversion costs and the publishers will reimburse us for the remaining amount. The publishers may obtain ownership of the electronic book that we create by reimbursing us for the conversion costs that we incur. Our portion of conversion costs will be accounted for as stated above. The conversion costs reimbursed by the publishers will be recorded as a reduction to capitalized and in-process electronic book production costs and these costs will be amortized over the composite estimated useful life of our electronic book collection. We believe that the deferral and recognition of conversion cost reimbursements from the publishers is required as the earnings process is expected to be completed over the composite estimated useful life of our electronic book collection. For titles that we convert at the request of publishers, the publishers will reimburse us for 100% of the conversion costs and will own the rights to the electronic books, subject to our distribution rights. The publisher's 100% cost reimbursement will be recorded as a reduction to the cost of publisher rights and electronic book production in our statement of operations in the month that the conversion is completed, which coincides with the earnings process.

         We have entered into agreements with existing participants in several institutional book distribution channels, including book and electronic content distributors and library automation software companies. We authorize distributors to sell our electronic books to their institutional customers and pay them a percentage of the net revenue attributable to sales of electronic books. Library automation software companies provide the capability for the automation software systems to accommodate our electronic books and for the preferential marketing of our electronic books in return for payments based upon either the number of software systems installed or a fixed compensation amount.

RECENT ACQUISITIONS

         On February 22, 2000, we expanded our presence in the consumer market by acquiring peanutpress, an electronic book provider focused on delivering electronic books to users of handheld computing devices. The purchase price paid was approximately $24.8 million, consisting of $1.7 million in cash, 544,900 shares of our common stock, 432,468 shares of our Series D preferred stock, and options to purchase 323,897 shares of our common stock. We believe this acquisition secured significant development and other resources specific to selling and delivering electronic books to consumers.

         On March 29, 2000, we acquired the assets of MetaText, a company that converts published content into digital textbooks and provides students and professors with access to the digital textbooks. The purchase price was approximately $6.3 million, consisting of 153,974 shares of our common stock and 128,910 shares of our Series D preferred stock, and the assumption of liabilities. We believe the technology and publisher relationships of MetaText complement our platform.

         Both acquisitions were accounted for using the purchase method of accounting. The results of operations for these companies are in our consolidated results of operations from the acquisition dates. As a result of the acquisitions, we recorded approximately $29.8 million of intangible assets and goodwill on our balance sheet, which is being amortized on a straight-line method over the estimated useful lives ranging from one to ten years. Approximately $294,000 of the purchase consideration represented purchased in-process research and development that had not yet reached technological feasibility and had no future use. Accordingly, we charged this amount to operations in the six months ended June 30, 2000.

RESULTS OF OPERATIONS

         From June 1998 until March 31, 1999, we had a March 31 fiscal year end. Effective April 1, 1999, we changed our fiscal year end to December 31.

For the six months ended June 30, 1999 compared to the six months ended June 30, 2000

     Revenue

         Sales of electronic book titles. We did not recognize any revenue from the sales of electronic book titles for the six months ended June 30, 1999. We recognized $3.7 million in revenue, representing 87% of our total revenue, from the sale of electronic book titles for the six months ended June 30, 2000. This increase is the result of selling additional electronic book titles and recognizing revenue previously deferred as we began providing our customers with the option to take physical delivery of electronic books in CD-ROM format.

         Service fees. Our revenue from service fees increased from $10,000, representing 48% of our total revenue, for the six months ended June 30, 1999, to $284,000, representing 7% of our total revenue, for the six months ended June 30, 2000. This increase was attributable to a substantial increase in the sales of our electronic books in which our customers elected to receive hosting and collection management services.

         Other. Our revenue from other sources increased from $11,000, representing 52% of our total revenue, for the six months ended June 30, 1999, to $275,000, representing 6% of our total revenue, for the six months ended June 30, 2000. Other revenue for the six months ended June 30, 1999, was attributable to sales of products not related to our principal business, while other revenue for the six months ended June 30, 2000, was composed of membership sales and exclusivity agreements with distribution partners.

     Costs and Expenses

         Cost of publisher rights and electronic book production (including amortization of capitalized electronic book production costs). Cost of publisher rights and electronic book production consists of the cost to acquire digital rights for electronic books from publishers, and direct and indirect costs related to the conversion of hardcopy books to electronic books, including scanning, editing, and quality control of the electronic books in our online library and CD-ROM formats. Electronic book production costs are capitalized and amortized on a straight-line method over 30 months, the composite estimated useful life of our electronic book collection, beginning on the date that the electronic books are placed into service on our Web site. Our costs incurred for publisher rights and electronic book production (including amortization of capitalized electronic book production costs) increased from $363,000, net of capitalized electronic book production costs of $1.7 million, for the six months ended June 30, 1999, to $4.5 million, net of capitalized electronic book production costs of $8.2 million, for the six months ended June 30, 2000. This increase was attributable to the fact that during the six months ended June 30, 1999, we converted fewer titles to electronic format as we were focused on developing our production process and we did not start to amortize capitalized electronic book production costs until May 1999.

         Sales and marketing. Sales and marketing expenses consist of marketing program expenses, including public relations, advertising and trade shows, and employee expenses for our sales and marketing personnel, including salaries and commissions. Our expenses for sales and marketing increased from $1.4 million for the six months ended June 30, 1999, to $12.6 million for the six months ended June 30, 2000, as we expanded our sales and marketing efforts. Of these amounts, $486,000 for the six months ended June 30, 1999, and $3.5 million for the six months ended June 30, 2000, consisted of employee expenses for our sales and marketing personnel. Additionally, we incurred $637,000 for the six months ended June 30, 1999, and $8.0 million for the six months ended June 30, 2000, in expenses for marketing programs including public relations, advertising and trade shows to promote awareness of the netLibrary brand and end user adoption of our electronic books.

         Research and development and Web site operations. Research and development and Web site operations expenses include employee expenses for our Web site developers, architects, technical writers and help desk staff, and the expenses we incur for third parties to host our Web sites. Our research and development and Web site operations expenses increased from $1.1 million for the six months ended June 30, 1999, to $3.9 million for the six months ended June 30, 2000. This increase was due to increased employee and consulting expenses associated with maintaining our platform and a one-time charge of $294,000 for purchased in-process research and development related to the acquisition of peanutpress.

         General and administrative. General and administrative expenses consist of employee expenses for our administrative and executive staff, building and related costs and professional service fees. Our general and administrative expenses increased from $1.8 million for the six months ended June 30, 1999, to $6.0 million for the six months ended June 30, 2000, reflecting increases in facilities costs and personnel expenses.

         Depreciation and amortization. Depreciation and amortization expenses include depreciation and amortization of our property and equipment and acquired intangible assets. Our charge to depreciation and amortization increased from $470,000 for the six months ended June 30, 1999, to $4.0 million for the six months ended June 30, 2000, reflecting an increase in the amount of property and equipment acquired and the acquisitions of peanutpress and MetaText.

         Stock-based compensation. Stock-based compensation expense represents the amortization expense, over the vesting period, of the amount by which the deemed fair value of our common stock exceeds the exercise price of options we granted to employees and the consideration given for common stock issued to our founders. Our stock-based compensation expense increased from $177,000 for the six months ended June 30, 1999, to $767,000 for the six months ended June 30, 2000, for the amortization of deferred compensation that arose from options we granted to our employees, common stock issued to our founders and other non-cash compensation related to consulting services.

         Interest income, net. Interest income, net, increased from $104,000 for the six months ended June 30, 1999, to $1.9 million for the six months ended June 30, 2000. This increase was principally attributable to increased interest income earned upon receipt of net proceeds from the private sales of our preferred stock. Interest expense also increased as a result of higher average outstanding balances on our bank borrowings.

         Extraordinary loss on early extinguishment of debt. During the six months ended June 30, 2000, we recorded an extraordinary charge of $210,000 related to the repayment, at our option, of our bank line of credit. The charge represented the accretion of repaid debt to its maturity value that was originally recorded at a discount due to the issuance of warrants to the bank. We recorded no such charge in the six-month period ended June 30, 1999.

For the nine month period ended December 31, 1999

     Revenue

         Sales of electronic book titles. We did not recognize any revenue from sales of electronic book titles because we had not yet begun to provide our customers with the option to take physical delivery of electronic books in CD-ROM format.

         Service fees. We recognized $141,000 in service fees related to our initial hosting and collection management contracts.

         Other. We recognized $16,000 of other revenue that was composed entirely of sales of products not related to our principal business.

     Costs and Expenses

         Cost of publisher rights and electronic book production (including amortization of capitalized electronic book production costs). Cost of publisher rights and electronic book production (including amortization of capitalized electronic book production costs) was $1.9 million, which consisted of costs associated with meetings with publishers and negotiations for the rights to convert titles to electronic books and distribute them. During this period, we amortized $552,000 of capitalized electronic book production costs after we placed our first electronic books in service on our Web site at the end of March 1999.

         Sales and marketing. Sales and marketing expenses were $10.6 million, which included $1.4 million of labor expenses and $9.2 million for marketing programs to promote awareness of the netLibrary brand and user adoption.

         Research and development and Web site operations. We expensed $2.8 million for research and development and Web site operations, which consisted primarily of employee and consulting expenses associated with designing, implementing and maintaining our platform. Effective April 1, 1999, we adopted the Statement of Position 98-1, "Accounting for the Costs of Software Developed for Internal Use," whereas we will continue to capitalize certain development costs. During this period, $354,000 of costs were capitalized for internally developed software.

         General and administrative. General and administrative expenses were $4.2 million, incurred to support the growth of our operations.

         Depreciation and amortization. We incurred $905,000 of depreciation and amortization for existing and acquired property and equipment.

         Stock-based compensation. We recorded deferred compensation of $4.1 million for options granted to employees during the period. We expensed $528,000 to stock-based compensation as amortization of the deferred compensation balance over the vesting period of the options and $35,000 for options granted for consulting services rendered. We expect that stock-based compensation expense related to future stock option grants will decrease as the result of smaller differences between the exercise prices of the options and the deemed fair value of our common stock on the date of the option grant.

         Interest income, net. Interest income, net was $1.2 million, which consisted of $1.3 million for interest income we earned on our cash and cash equivalents primarily from the net proceeds of the private sales of our preferred stock offset by $163,000 of interest expense incurred on our bank line of credit facility and our term loan, which included $11,000 of amortization of debt discount expensed during the period for warrants issued to banks as part of our line of credit facilities.

For the period from inception (June 5, 1998) to March 31, 1999

     Revenue

         We were a development stage company until May 1999 when we commenced our first sales effort in the institutional library market.

         Sales of electronic book titles and service fees. We had no sales of electronic book titles or service fees revenue because we had not yet begun our initial sales effort.

         Other. We recognized $18,000 in other revenue that was composed entirely of sales of products not related to our principal business.

     Costs and Expenses

         Cost of publisher rights and electronic book production (including amortization of capitalized electronic book production costs). We incurred $410,000 of costs principally associated with developing our production process, but not associated with specific electronic book title conversions. The amount also included employee costs associated with meeting with publishers and negotiating for the rights to convert titles to electronic books and distribute them.

         Sales and marketing. We had $982,000 of sales and marketing expenses, consisting of labor expenses of $428,000 and marketing program expenses of $554,000.

         Research and development and Web site operations. We incurred $780,000 in employee costs associated with designing and implementing our platform.

         General and administrative. We incurred $1.7 million of general and administrative expenses to support the growth of our operations.

         Depreciation and amortization. We charged $342,000 of depreciation and amortization for property and equipment.

         Stock-based compensation. In connection with the issuance of common stock to our founding stockholders, we recorded $214,000 of deferred compensation. We recorded deferred compensation of $568,000 for options granted to employees to purchase common stock. We expensed $136,000 to stock-based compensation, as we are amortizing these amounts over the vesting periods of the options.

         Interest income, net. Interest income, net, was $25,000, which consisted of earned interest income of $54,000 on our cash and cash equivalents, primarily from the net proceeds of the private sales of our preferred stock, offset by interest expense of $29,000 incurred on our bank line of credit facility and term loan.

                         QUARTERLY RESULTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         The following table presents our results of operations for the six quarters ended March 31, 1999, June 30, 1999, September 30, 1999, December 31, 1999, March 31, 2000 and June 30, 2000. This information has been compiled from our unaudited financial statements. Our unaudited financial statements have been prepared on the same basis as our audited financial statements which, in the opinion of management, include all necessary adjustments, consisting only of normal recurring adjustments, that we consider necessary to present fairly this information. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.



                                                                               THREE MONTHS ENDED
                                                     ------------------------------------------------------------------------------
                                                     MARCH 31,    JUNE 30,    SEPTEMBER 30,   DECEMBER 31,    MARCH 31,    JUNE 30,
                                                       1999         1999          1999           1999           2000         2000
                                                     ---------    --------    -------------   ------------    ---------    --------
REVENUE
  Sales of electronic book titles. ...............   $      --    $     --      $     --        $     --      $   1,235    $  2,470
  Service fees ...................................          --          10            58              73            117         167
  Other ..........................................           6           4             3               9            119         156
                                                     ---------    --------      --------        --------      ---------    --------
   Total revenue .................................           6          14            61              82          1,471       2,793
COSTS AND EXPENSES
   Cost of publisher rights and electronic
     book production .............................         101         261           810             819          1,649       2,837
   Sales and marketing ...........................         605         810         2,947           6,803          3,394       9,229
   Research and development and Web site
     operations ..................................         496         602           729           1,502          1,919       1,966
   General and administrative ....................       1,069         702         1,099           2,429          3,028       2,955
   Depreciation and amortization .................         269         246           458           1,283          2,759         201
   Stock-based compensation* .....................          59         115           148             300            363         404
                                                     ---------    --------      --------        --------      ---------    --------
     Total expenses ..............................       2,599       2,691         5,979          12,311         11,636      20,150
                                                     ---------    --------      --------        --------      ---------    --------

Loss from operations .............................      (2,593)     (2,677)       (5,918)        (12,229)       (10,165)    (17,357)
Interest income, net .............................           3         102           193             877          1,034         868
                                                     ---------    --------      --------        --------      ---------    --------

Net loss before extraordinary items ..............      (2,590)     (2,575)       (5,725)        (11,352)        (9,131)    (16,489)
Extraordinary loss on early extinguishment
   of debt .......................................          --          --            --              --           (210)         --
                                                     ---------    --------      --------        --------      ---------    --------
Net loss after extraordinary items ...............      (2,590)     (2,575)       (5,725)        (11,352)        (9,341)    (16,489)
Cumulative dividends on Preferred stock ..........          --         301           630           2,108          2,654       2,868
                                                     ---------    --------      --------        --------       --------    --------
Net loss attributable to common shareholders .....   $  (2,590)   $ (2,876)     $ (6,355)       $(13,460)     $ (11,995)   $(19,357)
                                                     =========    ========      ========        ========      =========    ========


Net loss per share before extraordinary item .....   $   (1.64)   $  (1.39)     $  (2.61)       $  (4.45)     $   (2.44)   $  (3.99)

Extraordinary loss on early extinguishment
   of debt .......................................   $      --    $     --      $     --        $     --      $   (0.06)   $     --
Net loss attributable to common stock ............   $   (1.64)   $  (1.55)     $  (2.90)       $  (5.27)     $   (3.20)   $  (4.69)
Shares used in computing basic and diluted
   loss per share ................................       1,577       1,856         2,192           2,552          3,747       4,130

* Stock-based compensation expense:
     Cost of publisher rights and electronic
       book production ...........................   $       5    $      7            13        $     20      $      28    $     31
     Sales and marketing .........................           4          12            22              48             80         113
     Research and development and Web
       site operations ...........................           5           6            11              31             41          43

     General and administrative ..................          45          90           102             201            214         217
                                                     ---------    --------      --------        --------      ---------    --------
     Total stock-based compensation ..............   $      59    $    115      $    148        $    300      $     363    $    404
                                                     =========    ========      ========        ========      =========    ========

LIQUIDITY AND CAPITAL RESOURCES

Overview

         Since inception, we have financed our operations primarily through the private placement of equity securities. As of June 30, 2000, we had raised $109.8 million, net of issuance costs, through the sale of our preferred stock, and we had cash and cash equivalents of $1.7 million at March 31, 1999, $74.3 million at December 31, 1999, and $44.2 million at June 30, 2000.

         At June 30, 2000, we had a term debt facility of up to $750,000 for the purchase of equipment that expires in April 2002. As of June 30, 2000, we owed $452,000, including unamortized debt discount equal to $10,000 related to the issuance of warrants to the bank, on the term debt facility. Each borrowing under the facility was repayable in 36 monthly installments and subject to a final payment equal to 5% of the borrowing. The term debt facility bears interest at a weighted average rate of 8.13% and is collateralized by the related equipment.

         We have had significant negative cash flows from operating activities in each operating period since inception.

Operating Activities

         Net cash used in operating activities during the period from inception (June 5, 1998) to March 31, 1999, was approximately $2.2 million, which resulted primarily from a net loss of approximately $3.8 million, net of non-cash depreciation and stock-based compensation charges of $478,000, offset in part by increases in accounts payable and other accrued liabilities.

         Net cash used in operating activities during the nine months ended December 31, 1999, was approximately $14.6 million, which consisted primarily of:

         o net loss of approximately $17.6 million, net of non-cash depreciation and stock-based compensation charges of $2.0 million;

         o cash used because of an increase in accounts receivable, deposits and prepaid expenses, and other assets of approximately $1.8 million;

         o cash provided by an increase in accounts payable and accrued liabilities of $3.4 million; and

         o cash provided by an increase in customer deposits and deferred revenue of $1.5 million.

         During the six months ended June 30, 2000, net cash used in operating activities of $18.2 million, which consisted primarily of:

         o net loss of approximately $19.1 million, net of non-cash depreciation, purchased in-process research and development, stock-based compensation and extraordinary loss on early extinguishment of debt charges of $6.7 million;

         o cash used because of an increase in accounts receivable, deposits and prepaid expenses of approximately $4.7 million;

         o cash provided by an increase in accounts payable and accrued liabilities of $5.5 million; and

         o cash provided by an increase in customer deposits and deferred revenue of $134,000.

Investing Activities

         Net cash used in investing activities was approximately $2.9 million during the period from inception (June 5, 1998) to March 31, 1999, approximately $11.6 million during the nine months ended December 31, 1999, and approximately $15.7 million during the six months ended June 30, 2000. Net cash used in investing activities in these periods consisted primarily of capital expenditures for equipment, capitalization of electronic book production costs and cash paid for the acquisition of peanutpress. During the nine months ended December 31, 1999, we used $1.2 million in cash to purchase restricted investments that serve as collateral for the lease of our corporate office and production facilities. During the six months ended June 30, 2000, we used $1.2 million in cash to purchase restricted investments that serve as collateral for a lease commitment commencing during the period.

Financing Activities

         Net cash provided by financing activities was $6.8 million during the period from inception (June 5, 1998) to March 31, 1999, $98.7 million during the nine months ended December 31, 1999, and $3.7 million during the six months ended June 30, 2000. Net cash provided by financing activities was principally attributable to the private sale of our preferred stock and, to a lesser extent, to the proceeds from our long-term debt and from the exercise of stock options offset by the repayment of assumed liabilities for the MetaText acquisition.

Recent Developments

         In January 2000, we raised $7.5 million through the private placement of our Series D preferred stock and $250,000 through an additional placement of our Series C preferred stock.

         On February 22, 2000, we acquired peanutpress for approximately $24.8 million. The purchase price consisted of $1.7 million of cash, $23.0 million of a combination of common stock and preferred stock and options to purchase common stock, and transaction costs of $100,000.

         On February 29, 2000, we repaid and terminated, at our option, our line of credit facility with a bank. The total payment, including principal and accrued interest, was $4.3 million. In addition, we incurred a charge equal to $210,000 related to the accretion of the related debt to its maturity value that was originally recorded at a discount due to the issuance of warrants to the bank for the purchase of 24,582 shares of our common stock.

         In March 2000, we raised an additional $50,000 through the private placement of our Series D preferred stock.

         On March 29, 2000, we acquired substantially all of the assets of MetaText for approximately $6.3 million. The purchase price consisted of $1.2 million of cash to assume and repay the liabilities of the company, $5.0 million of a combination of common stock and preferred stock and $100,000 of transaction costs.

         In July 2000, we raised $7.5 million through the private placement of our Series D preferred stock.

Net Operating Loss Carryforwards

         From our inception through December 31, 1999, we incurred net losses for federal and state income tax purposes and have not recognized any income tax benefit from the losses. As of December 31, 1999, we had $20.6 million of federal net operating loss carryforwards to offset future taxable income from the losses. These carryforwards begin to expire in 2019. Given our limited operating history and losses incurred to date, coupled with difficulty in forecasting future results, a full valuation allowance has been recorded. Furthermore, as a result of changes in our equity ownership from our preferred stock offerings and this offering, utilization of net operating losses and tax credits may be subject to substantial annual limitations. This is due to the ownership change limitations imposed by the Internal Revenue Code and similar state provisions. The degree of any such limitations cannot currently be estimated. To date, we have not performed an evaluation to determine if such limitations exist, and we may not perform such an evaluation until and unless we are profitable in the future. The annual limitations may result in the expiration of net operating losses and tax credits before utilization.

Future Capital Requirements

         We believe our current cash balances, together with the net proceeds of this offering, will allow us to fund our operations for at least the next 12 months. However, we may require substantial working capital to fund our business and we may need to raise additional capital. We cannot be certain that additional funds will be available on satisfactory terms when needed, if at all.

MARKET RISK

         Given our current operations and capitalization, we do not have material exposure to interest rate, foreign currency and exchange rate risks. We do not currently have any direct equity price risk because we do not own any equity investments.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which requires an enterprise to report by major components and as a single total, the change in its net assets during the period from non-owner sources; and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. We had no items of other comprehensive income to report through December 31, 1999. We currently operate in one reportable segment under SFAS No. 131. Adoption of these statements did not impact our financial position, results of operations or cash flows. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. SFAS No. 133 is effective for us in fiscal 2001. We do not believe that adoption of this statement will have a material impact on our financial position or results of operations.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," providing guidance with respect to revenue recognition issues and disclosures. As amended by SAB 101B, the Company is not required to implement SAB 101 until the fourth quarter of calendar year 2000. We believe that the implementation of SAB 101 will not have a significant impact on our financial statements.

                                    BUSINESS

         We are the leading provider of electronic book technology and services that enable publishers, libraries and other book industry participants to deliver and manage electronic books while protecting the copyrights of the digital content. Our electronic books can be securely delivered to audiences over the Internet and corporate intranets for use on multiple device and reader software products. We offer publishers and customers an end-to-end solution, including conversion, copyright protection, hosting, management and distribution of electronic books. We have converted over 28,000 titles to create the publishing industry's largest electronic book collection available from a single source, including more than 23,000 copyrighted titles and 5,000 public domain titles.

         We sell our electronic books directly and through distribution partners to the institutional market, which consists of academic, corporate, K-12 and public libraries and library consortia. We also sell our electronic books the consumer market through the peanutpress Web site and online retailers.

         As of June 30, 2000, we have sold over 162,000 copies of our electronic books. Our electronic books are currently available to patrons of more than 1,100 academic, K-12 and corporate libraries and library consortia. With our acquisition of MetaText, we have launched a sales initiative for digital textbooks targeting faculty and students in the academic and K-12 markets.

         We have developed strategic relationships with leading publishers, book distributors, library automation software vendors and providers of reading devices and software products. To date we have agreements with:

         o        over 320 publishers;

         o leading book distributors to academic and K-12 libraries and with a leading distributor of electronic content; and

         o        three of the leading library automation software vendors.

         Our strategic relationships help us acquire electronic book rights to a broad selection of titles in demand by our library customers, sell books to our library customers through existing sales channels, integrate our electronic books into the library management systems used by libraries and deliver electronic books to end users. These efforts facilitate the adoption and use of electronic books and encourage the purchase of additional electronic books by libraries and end users.

INDUSTRY BACKGROUND

         The Internet. The Internet is the fastest growing communications medium in history and is one of the most efficient distribution channels for commerce. International Data Corporation estimates that the number of Internet users worldwide will increase from approximately 196 million at the end of 1999 to more than 502 million by the end of 2003, while the number of customers making purchases on the Internet will grow from approximately 48 million to approximately 183 million during the same period. Companies can use the Internet to disseminate digital content efficiently to broad audiences across geographic boundaries and to eliminate many traditional manufacturing, packaging and distribution costs. Electronic books present the publishing industry with a significant opportunity to take advantage of this rapid and cost efficient distribution capability.

         The Book Market. According to the Book Industry Study Group, Inc., estimated annual book sales in the United States were $31.9 billion in 1999. These sales comprise reference, scholarly, professional, textbook and technical publications, which we refer to as the learning market, and novels and other popular publications intended for consumers, which we refer to as the consumer market.

         Learning Market. The learning market had book sales of approximately $15.2 billion in 1999, with sales in the following areas:

         o approximately $1.9 billion in book sales to libraries, including approximately $481.0 million to academic and research libraries, $470.2 million to K-12 libraries, $766.4 million to public libraries and $135.4 million to corporate libraries;

         o approximately $7.3 billion in textbook sales to K-12 institutions and students at academic institutions; and

         o approximately $6.1 billion in technical and reference book sales to individuals and other non-institutional purchasers.

         Consumer Market. The consumer market, with $16.7 billion in sales in 1999, consists largely of consumers purchasing hardcopy books. Traditionally, retail booksellers have purchased their inventory directly from distributors. However, in recent years, there have been two significant changes to this approach. First, the proliferation of large chains such as Barnes & Noble and Borders Books, that purchase books in volume directly from the publishers, has reduced the role of distributors. Second, the emergence of Internet retailers, such as Amazon.com and barnesandnoble.com, has reduced the role of both distributors and traditional retail booksellers.

         Traditional Book Industry Participants. Participants in the traditional book industry include publishers, book distributors, libraries and library automation software companies.

         Publishers. According to the Book Industry Study Group, Inc., the top 20 publishers accounted for approximately 94% of sales in 1999. Additionally, there are numerous smaller publishers specializing in particular types of books such as professional, technical, health and medical titles. Generally, publishers acquire rights to books, provide editorial services and market, print and distribute books. In many cases, publishers acquire rights from independent authors. In some instances, publishers hire individuals to write books and own all associated rights directly. A publisher's rights may be limited to specific media, may or may not include electronic rights, and may be limited to particular geographic territories.

         In their efforts to improve profitability, publishers face several challenges, including the ability to:

         o        forecast demand accurately;

         o minimize printing, warehousing and distribution inefficiencies; and

         o capture revenue from the used book and educational course pack markets.

         Book Distributors. Generally, publishers do not sell books directly to end users, but rely instead on a variety of distribution channels for different markets, including book distributors and large retailers. In the institutional market, independent book distributors tend to operate predominantly in particular sectors of the market. Blackwell Limited, for example, sells primarily to the academic library market and Follett Library Resources sells primarily to the K-12 library market. In the consumer market, publishers sell books to distributors and directly to large retailers such as Barnes & Noble, Borders Books, Amazon.com and barnesandnoble.com.

         Distributors also face several challenges, including the ability to:

         o reduce inefficiencies in forecasting demand, including book return costs;

         o overcome limited title availability caused by physical inventory costs and other constraints; and

         o        broaden existing distribution channels.

         Libraries. Currently, there are over 120,000 libraries in the United States. There are different types of libraries, including academic, corporate, K-12 and public libraries, each serving different types of patrons and requiring different types of content. Libraries purchase books from distributors, directly from publishers and recently, over the Internet. Many libraries are members of consortia, which act as collective purchasing agents for electronic content and are recognized as a marketing channel for various electronic resources, including electronic books. In the United States, there are 13 large consortia representing approximately 17,000 academic libraries.

         Challenges libraries face in their efforts to better serve patrons include the ability to:

         o overcome budget constraints for purchasing, storing, maintaining and managing collections;

         o track patron usage and more effectively tailor content purchases to patron needs;

         o        optimize availability and breadth of content; and

         o        provide timely and convenient access to their collections.

         Library Automation Software Vendors. Libraries generally rely on third party software systems for cataloging, checkout and other methods of managing the use of materials in their collections. In addition to providing libraries with tools to manage their collections, these systems provide patrons with an interface and tools for finding materials in a library's collection. A library usually uses a single automation software vendor. In addition, because of the cost and effort required to migrate information to a different system, libraries do not change automation software vendors frequently. Six automation software vendors account for a majority of the systems installed in libraries in the United States. These leading vendors are Data Research Associates, Endeavor, epixtech, Inc., Follett Software Company, Innovative Interfaces, Inc., and SIRSI Corporation.

         Opportunities and Challenges Presented by the Internet. It is widely recognized that the Internet offers significant opportunities for addressing many of the challenges historically faced by publishers, book distributors and libraries, and for achieving greater efficiencies in the distribution of published material. The most visible example of the potential for Internet distribution of digital content was illustrated by consumer response to the digital-only release of the Stephen King novella Riding the Bullet by Simon & Schuster in April 2000. It is estimated that over 400,000 copies of Riding the Bullet were downloaded through over 100 different Web sites in the first month following its release, and over 500,000 copies have been downloaded to date. Other examples include the growing use of digital content by students, researchers, and employees of a broad range of businesses. A recent study by Andersen Consulting projected total retail revenue for electronic books of between $1.0 and $3.4 billion by 2005, with less than half of this replacing existing sales of hardcopy books and the remainder representing incremental sales.

         The traditional publishing industry has been slow to adopt the Internet as a vehicle for distributing published content. One of the principal reasons for the publishing industry's reluctance to use the Internet is a concern about protecting copyrighted material. Digital content, if not protected and managed, can be easily copied without degradation in quality, and can be altered and defaced and distributed with the touch of a button. Recent experience in the music industry has demonstrated the risks of being unable to distribute digital content in a secure manner. Unauthorized copying and distribution of music over the Internet threatens to erode the economic value of digital content. The book publishing industry is unlikely to fully accept the Internet as a means of distributing content without assurance that copyrighted material can be protected.

         Another reason the publishing industry has been slow to adopt the Internet is that more efficient distribution methods made possible by digital content may threaten existing relationships among, and established roles of, traditional book industry participants. For example, authors are able to publish their own works and distribute them directly to end users over the Internet. Recently, novelist Stephen King published a segment of his novel The Plant on the Internet and will continue to publish segments as long as end users pay one dollar for each segment. Similarly, distributors and retailers face risks that consumers will access content directly, without using existing channels.

         In addition to concerns about protecting content and maintaining established relationships, other reasons the publishing industry has been slow to adopt the Internet, include:

         o the need for access to the technology and expertise to convert books and other content to digital format;

         o the lack of established standards and the existence of multiple formats for electronic books;

         o the lack of suitable electronic devices for reading electronic books; and

         o a limited number of established channels for the distribution of electronic content.

         For the publishing industry to take advantage of the compelling opportunities presented by the Internet, industry participants must find an acceptable means of addressing these concerns.

THE netLIBRARY SOLUTION

         We are the leading provider of electronic book technology and services that enable publishers, libraries and other book industry participants to deliver and manage electronic books while protecting the copyrights of the digital content. Our electronic books can be securely delivered to audiences over the Internet and corporate intranets for use on multiple device and reader software products. We offer publishers and customers an end-to-end solution, including the conversion, copyright protection, management and distribution of electronic books. We have designed a secure, cost-effective solution with the functionality, scalability and flexibility to address current and anticipated needs of book industry participants.

         We believe our electronic books and related technology and services, which we collectively call our platform, provide the following benefits:

         o Digital Rights Management. Our platform includes a proprietary digital rights management system that incorporates both content-specific digital copyright protection and a digital rights ownership management solution.

                           Copyright protection: We have designed our proprietary digital copyright protection solution for individual titles to protect a publisher's copyrighted material both in the traditional one-book, one-user format and across a broad range of other end user applications as may be permitted by the publisher. In the library market, our copyright protection system permits fair use by libraries and end users while protecting the publisher's copyright. As with hardcopy books, readers using our platform may copy limited portions of our electronic books. If an end user attempts to copy or print excessive portions of an electronic book, our solution automatically sends a notice of potential copyright violations to the end user. Our solution also includes electronic watermark features that enable us to detect whether electronic books that may be found on other Web sites, in whole or in part, originated from our collection.

                           Ownership management: Our digital rights management solution also enables the owner of a title to manage a variety of aspects relating to the use of that title. Because digital content has a long useful life, it is important that an owner can use it across different reader devices and reader software products. Our digital rights management solution enables owners to manage their digital content separately from the copyright protection solution used in a particular application. In addition, our ownership management system is designed to operate not only with our proprietary copyright protection systems, but also with third party copyright protection systems. We believe our digital rights management solution is the only platform to currently offer this capability. For example, an electronic book owner can view the title online using our proprietary online reader, download the title to a personal computer using a third party reader software product, or download the title to a Palm Pilot using our peanutpress Peanut Reader. In the library setting, our solution enables a library to manage checkout of the title, download the title to different reader devices and software platforms, and to compile information concerning use of the title.

         o Increased Revenue and Lower Costs. Our digital content solution provides additional revenue streams and significant cost savings to publishers, book distributors and libraries. By selling electronic books, we provide publishers and distributors with an additional revenue source to traditional hardcopy book sales. Our electronic books eliminate printing costs associated with hardcopy books and, for publishers and book distributors, reduce the cost and risk associated with inventory, order fulfillment and book returns. In hosting and managing electronic book collections for libraries, we reduce the costs associated with cataloging, storing, repairing and rebinding books, replacing stolen or lost books, and managing inter-library loans. Libraries are also able to optimize availability and breadth of content because our platform enables them to track patron usage and more effectively tailor content purchases to patrons' demands.

         o Flexible and Scalable Business Models. Our platform allows publishers, distributors and other book industry participants to select among different electronic book pricing and usage models the model most suitable to their business requirements. Our platform supports the traditional one-book, one-user model, which requires the purchase of multiple copies for simultaneous access by multiple end users. Our electronic book platform also enables:

                     o site and seat licenses, pay-per-use, and electronic book rentals;

                     o assembly of content from a variety of sources, such as college coursepacks; and

                     o  commercial print-on-demand.

                  Our platform can accommodate thousands of electronic books from hundreds of publishers and can manage electronic book collections for thousands of libraries serving millions of patrons.

         o High Functionality. Our platform enables end users to search thousands of electronic books simultaneously by keyword, phrase, subject, author or title. End users can also make notes in margins, highlight text and bookmark the pages of our downloaded electronic books, and retain these annotations after the electronic book is checked back into the library. We have also designed our platform to operate with multimedia capability including audio, video and interactive functionality, along with external linking capabilities to other electronic books or other Web-based content. We believe these capabilities will be particularly useful in our digital textbook products, as students will be able to access video and audio clips and animated illustration to supplement the text of the electronic textbook. End users may access electronic books from any Internet location 24 hours a day, seven days per week. Our platform makes it possible for end users to store all of their electronic materials in a single location, and to access those materials from different locations or different reader devices or software.

         o Device Independence. Our platform is designed to be device agnostic, which means our electronic books are not limited to any single electronic book reader device or software and can be moved from one reader device or reader software product to another. As a result, our electronic books can be read online on any personal computer and are compatible with and can be adapted for download to any Windows-based personal computer and to every currently available electronic book reader device and handheld device using the Palm or Windows CE operating system. Our platform also has the flexibility to adapt to anticipated future applications for digital content.

         o Data-Rich Usage Reports. We have developed our platform to provide publishers and libraries with detailed usage reports. These reports currently provide information on which books and subject areas are most in demand by users, while maintaining the confidentiality of user-specific demographic information, and contain previously unavailable information including how often an electronic book was purchased or checked out and which books are not being used. We believe that publishers and libraries will be able to use this information to forecast demand more accurately and that libraries will be able to use this information to improve collection utilization and management efforts.

GROWTH STRATEGY

         We have established our position as the leading provider of electronic book technology and services by creating the industry's largest collection of electronic books and by developing a secure system for the conversion, distribution and management of electronic books. Our platform works with and extends existing distribution channels and third party technology. To maintain our leading position, we intend to:

         Leverage and Expand Our Strategic Relationships. We believe our strategic relationships with publishers, distributors and library automation software vendors will enable us to achieve rapid growth by allowing us to:

         o maximize the distribution of electronic books and the adoption of our platform;

         o use the market knowledge of our publishing and distribution partners to identify and obtain rights to the most highly demanded and most profitable content;

         o market aggressively our electronic books to academic, corporate, K-12 and public libraries;

         o assist publishers in developing new revenue and distribution models; and

         o leverage the existing sales forces of our distribution partners.

         Enhance Our Platform and Functionality. We intend to enhance the features and functionality of our platform and to offer alternative revenue streams. These enhancements include:

         o greater data gathering and reporting capabilities to respond to the needs of publishers and customers;

         o the ability to sell individual chapters or other portions of individual publications; and

         o enhanced end user functionality including the continued integration of multimedia image, video and audio content with our electronic books.

         Extend Our Reader Device and Reader Software Product Leadership. Our reader software and the devices it supports represent the reader software through which the majority of electronic book titles have been sold to date. Our goal is to continue to enhance our technology so that our platform remains compatible with all existing and future reader devices and electronic book file formats. We are committed to support and create the business relationships necessary to make our electronic books available on other reader devices and reader software products.

         Grow Our Electronic Book Collection. Our platform currently offers over 28,000 electronic books and has the capacity to add electronic books at a rate of 40,000 to 50,000 per year with our existing facilities and vendor relationships. By leveraging information from our customers and the historical market knowledge of our strategic publisher and distributor relationships, our book acquisitions staff focuses on identifying and securing titles for conversion to electronic books that are targeted at specific areas within the learning and consumer markets. Based on these efforts, we plan to digitize approximately 20,000 titles per year. We believe these titles will represent a substantial majority of the electronic books most in demand by our target institutional customers each year. We believe we will be able to attract new customers by adding titles to our electronic book collection and to generate recurring revenue through the sale of new titles to our established customer base.

         Increase Market Penetration. Our platform facilitates our continued expansion into existing and new markets, such as digital textbooks, consumer purchases, print-on-demand and international markets. We anticipate increased adoption of digital textbooks, given the large size of the traditional textbook market, we plan to dedicate significant resources to further develop our digital textbook product and relationships with textbook publishers. Moreover, with increased acceptance and adoption of electronic books by individuals and the improvement in electronic book reader devices and software, the consumer market also represents a significant opportunity. We believe the number and usage of print-on-demand installations will increase, and that there will be opportunities to provide our digital content to fulfill print-on-demand requirements. We also anticipate that international markets may represent a significant source of revenue, initially for English language content distributed over our existing platform.

STRATEGIC RELATIONSHIPS

         We have developed strategic relationships with many leading book industry participants, including publishers, book distributors, library automation software vendors and providers of electronic book reading devices and software. These relationships help us to acquire electronic book rights to a broad selection of titles in demand by our library customers, sell books to our library customers through existing sales channels, and integrate our electronic books into the library management systems used by libraries, facilitating the adoption and use of electronic books by library patrons and encouraging the purchase of additional electronic books by libraries. We believe that our strategic relationships and our industry expertise have enabled us to structure our products and services to complement, rather than compete with, the products and services of participants in the traditional book industry.

         Our strategic relationships include the following:

         Publishers. Our relationships with over 320 publishers enable us to acquire the digital rights to printed publications so that we may offer an attractive electronic book selection for our customers. To date, our principal focus has been digitizing scholarly, reference, technical and professional publications for the institutional library market. We currently have agreements with academic and university presses, publishers of technical and reference works, and other publishers of professional and consumer titles. These agreements enable us to provide electronic books that are in high demand by the learning and consumer markets. The books selected for digitization are determined jointly by us and the publisher.

         Using information from our institutional library customers and distributors and other industry sources, we have identified and attempted to obtain agreements with the publishers whose publications are most suitable for and in demand within particular markets. Based on these criteria, representative publishers with whom we have agreements in each of these areas include:



Professional, Scientific and         Butterworth-Heinemann                        The MIT Press
Technical:                           Delmar Publishers, a division of The         National Academy Press
                                     Thompson Corporation                         O'Reilly & Associates
                                     IDG Books Worldwide, Inc.                    Sage Publications, Inc.
                                     John Wiley & Sons                            Springer Verlag Press, a division of
                                     Lawrence Erlbaum Associates, Inc.               Bertlesmann AG
                                     Macmillan USA, a division of Pearson plc
                                     Marcel Dekker, Inc.
                                     The McGraw-Hill Companies, Inc.

Academic Presses:                    Beacon Press                                 New York University Press
                                     Cambridge University Press                   Oxford University Press
                                     Columbia University Press                    Rowman & Littlefield Publishing Group,
                                     Cornell University Press                       Inc.
                                     Harvard Business School Press                Sage Publications, Inc.
                                     Indiana University Press                     Taylor & Francis Group
                                     The Johns Hopkins University Press           University of California Press
                                     The MIT Press                                The University of Chicago Press
                                                                                  Yale University Press

Reference:                           ABC-CLIO                                     Libraries Unlimited
                                     Columbia University Press                    NTC/Contemporary Publishing Group, Inc.
                                     Fitzroy Dearborn Publishers                  Oryx Press
                                     The Houghton Mifflin Company, Inc.           Scarecrow Press, Inc
                                     The H.W. Wilson Company

Business and Management:             AMACOM Books                                 John Wiley & Sons and its Jossey-Bass
                                     Berrett-Koehler Publishers Inc.                division
                                     Dearborn, A Kaplan Professional Company      The McGraw-Hill Companies, Inc.
                                     Executive Excellence                         Nolo.com, Inc.
                                     Harvard Business School Press                NTC/Contemporary Publishing Group, Inc.

K-12:                                Chelsea House Publishers                     Millbrook Press Inc.
                                     The Houghton Mifflin Company, Inc.           Rosen Publishing Group

Consumer:                            Health Communications, Inc.                  Penguin Putnam, Inc.
                                     The Houghton Mifflin Company, Inc.           Random House, Inc.
                                     IDG Books Worldwide, Inc.                    Simon & Schuster, Inc.
                                     The Library of America                       St. Martin's Press
                                     NTC/Contemporary Publishing Group, Inc.      Time Warner Trade Publishing, Inc.
                                                                                  W.W. Norton & Company, Inc.

          Historically, our agreements with publishers generally have provided that we pay the costs of converting printed books to digital format and that we receive rights to distribute the digital version to institutional library customers for a specified term and retain ownership of the digital version we create. Generally, we have not acquired exclusive rights to create and sell digitized versions of any particular printed title and the publisher is free to grant conversion and distribution rights to one or more other companies. Beginning with books provided by publishers after September 1, 2000, we have proposed different economic arrangements, under which publishers would pay a portion of the conversion costs when we have requested the right to convert a title, and all of the conversion costs when the publisher requests conversion of the title. Under this proposal, the publisher would have the right to terminate our distribution rights on a date substantially earlier than those rights would expire under our current agreement but under some circumstances must reimburse us for all or part of our conversion costs. Also, when the publisher pays or reimburses us for all of the conversion costs, the publisher would retain ownership of the digital version we create, subject to our distribution rights. We have only recently begun discussing this proposal with publishers, and do not yet know whether or to what extent publishers will be willing to provide us rights to the titles that we desire on these terms.

         Textbook Publishers. We currently have an agreement with W.W. Norton & Company to convert a limited number of textbooks and an agreement with The McGraw-Hill Companies for use of software tools. We are negotiating agreements with most of the largest textbook publishers in the United States including Blackwell's, Ltd., Harcourt, Inc., Houghton Mifflin Company, John Wiley & Sons, Jones and Bartlett, Inc., The McGraw-Hill Companies, Thomson Learning, Inc., and W.W. Norton & Company. Our goal under these agreements is to obtain rights to convert and sell over 300 textbooks through our platform by January of 2001.

         Book and Content Distributors. Libraries purchase a substantial portion of their hardcopy books and electronic materials, such as electronic journals and newspapers, through distributors. Distributors tend to focus on different types of content and customers in the institutional market. We have entered into agreements with leading book distributors in the academic, K-12 and public library markets and with a leading distributor of electronic content. Our agreements with these distributors enable us to leverage their sales staffs to sell electronic books to libraries and, in some cases, call for collaborative efforts to identify and obtain digital rights to titles in demand in the particular distributor's market. We have established relationships with distributors in various areas of the library market including:

         o Academic. Blackwell Limited is the distributor to approximately 5,000 libraries in the United States. Blackwell's, which has a total of 11 sales representatives selling our electronic books, has been in the book distribution business for over 120 years. In addition, we have an agreement with EBSCO Publishing, a leading distributor of electronic content, to distribute our electronic books to junior and community colleges. EBSCO has approximately 30 sales representatives selling our electronic books to junior colleges.

         o K-12. Follett Library Resources, which will be selling our electronic books to the K-12 market in the United States in the upcoming school year, has approximately 90 sales representatives that sell to approximately 50,000 libraries in the K-12 market. Follett is a privately-held company with a 125-year history in the book distribution business. We have agreed that Follett Library Resources will be our only distributor in the K-12 market as long as it satisfies certain minimum sales requirements.

         o Public. We have entered into an agreement with EBSCO Publishing to distribute electronic books to public libraries in the United States. EBSCO has over 18,000 public library customers and approximately 50 sales representatives selling electronic content to public libraries. EBSCO may also distribute our electronic books to libraries outside the United States.

         Library Automation Software Companies. Libraries rely on automation software for traditional catalog and circulation management functions. We have entered into preferential agreements with three of the six leading library automation software companies, epixtech, Inc., Follett Software Company and Innovative Interfaces, Inc. In each of these agreements, the automation software company has agreed that its software will be modified to integrate our electronic book offerings into the software user's library access catalog. Thus, if a library purchases one of our electronic books, all of the necessary information for cataloging and activating the electronic book is already in place, and a patron can access the electronic book directly from the access catalog. In addition, we believe the software will facilitate the purchase of electronic books by libraries by enabling librarians or, at the library's option, patrons to search our entire catalog of electronic books and by notifying libraries and their patrons of the availability of our electronic books. In some of these agreements, we have agreed to restrictions on our ability to enter agreements with other software automation companies.

PRODUCTS AND SERVICES

         Our products and services include:

         netLibrary Electronic Books. Our electronic book is a digital copy of a printed publication that generally is rendered to appear virtually identical to the original book. We currently offer over 27,000 titles, including over 5,000 public domain titles, to our institutional library customers and offer nearly 1,000 additional titles for sale to individuals through peanutpress. We have three textbooks in development with interactive capability, and are negotiating with several textbook publishers to convert over 300 titles with this capability by January 2001. Our electronic books provide end users with increased functionality not available with traditional books, including the ability to search full text and, through use of our reader software, the ability to annotate text. We have also designed our electronic book platform to operate with multimedia capability including embedded and associated video, audio and interactive content. We believe that as bandwidth capabilities, reader devices and software and related technologies improve, an end user using one of our electronic books will be able to view and listen to embedded multimedia content. In a digital textbook on history, for example, a person reading about space travel will also be able to view a video clip of the first lunar landing or hear an interview with an astronaut. As a result, we believe the reading and learning experience with electronic books will be enhanced significantly from the traditional experience with printed books.

Electronic Book Creation Services. We provide electronic book creation services for publishers including:

         o Conversion. We apply proprietary technologies to efficiently convert printed publications into our electronic book format, while maintaining the integrity of the printed publication and adding digital functionality. We have developed a conversion monitoring system to track each step of the conversion process, which has resulted in increased production speed and output quality and reduced product costs. Third party vendors perform most of the initial conversion work using our proprietary conversion process. The balance of the conversion work and all final electronic book quality assurance is performed in our Boulder, Colorado production facility. We believe our conversion process can be used to facilitate the global expansion of our business by hiring additional third party vendors, which may eventually enable us to create electronic books in different languages.

         o Multiple formats. Our system makes it possible for us to produce an electronic book title in multiple formats, so that an electronic book can be viewed on different electronic book reader devices and software. We currently offer three proprietary readers: the netLibrary On-Line Reader, the netLibrary Personal Reader and the Peanut Reader. We also currently support the Glassbook Reader and the Glassbook Plus Reader and have designed our platform to accommodate all currently available reader devices. This permits us to deliver digital content to different reader devices and software, depending on the preferences of the user.

         Publisher Archival and Fulfillment Services. We offer a range of services enabling publishers to manage the rights to their digital content.

         o Digital archiving and hosting. We offer publishers the ability to archive and host their digital files in our system. We can store files in multiple formats, so that they can be available for rapid and cost-effective delivery for reading applications as approved by the publisher.

         o Electronic book fulfillment. Our platform enables us to fulfill electronic book orders for publishers in a variety of sales activities. For example, we currently serve as distributor for sales to our institutional customers. In addition, we have the capability to deliver publishers' digital content to retail channels, either in the capacity as distributor or as fulfillment agent for the publisher.

         o Access to usage data. Our platform has the ability to capture, organize and maintain data regarding the use of an electronic book or other digital content. This data provides publishers with previously unavailable aggregate usage information, familiarize them with customer habits and interests, and enable them to provide more desirable content. This usage data currently includes information regarding how frequently customers access specific electronic books and the sales of specific titles. Our reports do not include user-specific demographic or usage information without the consent of the users.

         o Revenue collection. We collect electronic book revenue for publishers by billing libraries and other customers for the digital content they purchase.

         Library Hosting and Collection Management Services. When a library purchases our electronic books, we offer to host and manage that library's electronic book collection on a home page that we establish for the library, or allow them to take delivery of an electronic book on CD-ROM. The hosting and managing services we provide to libraries include:

         o Collection management in a co-branded environment. We provide a co-branded managed infrastructure in which library patrons access digital content through the Internet. Through this infrastructure, we enable libraries to control the usage parameters for their electronic book collections, including setting the check-out period duration for particular electronic books based on demand. We authenticate first-time end users affiliated with a library by identifying and verifying either a referring URL or IP address. Once a first-time user is authenticated, the user can create a netLibrary account, including a unique login and password, which can thereafter be used to authenticate the end user to the customer's collection from any Internet-enabled computer. An end user may be affiliated with multiple institutions but must be authenticated by us for each one. Additional features of our system that are currently in development may segment the patron base and limit each segment's access to specific titles or collections.

         o Access to usage data. We capture, organize and convey aggregate data regarding the end users' interface with an electronic book. Our platform offers libraries an improved understanding of which titles and content categories are used and the frequency of use. Our platform also will support additional customized information reporting, such as reports on how collections and titles are used, searching and referencing patterns, and electronic book availability patterns. We believe this reporting capability, when implemented, will help libraries better understand their patrons' needs and thereby optimize content procurement decisions. We do not provide user-specific information without the consent of the user.

         o Flexible purchase options. Libraries can purchase our electronic books directly from us or through some existing hardcopy book distributors, and will be able to purchase electronic books through the software of leading library automation software companies. In addition, we provide libraries with an on-demand alternative that allows the library to prepay through a deposit account for electronic books to be purchased automatically according to patrons' content-driven demands.

         o Integration with existing catalog infrastructure. Our strategic relationships with library automation software vendors will enable us to integrate our electronic books directly into the existing automated catalog systems of customers using the library automation software systems of those vendors with no additional effort by the library. Because it would be possible to preload information regarding our electronic books into each library's automation software, libraries will be able to view information relating to all available electronic books, rather than only those that their library has purchased. Libraries may also allow patrons to view this information, which we believe may facilitate additional sales of electronic books in response to patron demand.

         Personal eBookshelf. Our platform is designed to enable end users to access their electronic books through a personal digital bookshelf called an eBookshelf. This virtual bookshelf currently permits patrons to store titles checked out from their libraries' collections. As the consumer electronic book market evolves, our platform can be used to enable individual customers to manage electronic books they have purchased. From a user's personal eBookshelf, the user can:

         o        view owned or borrowed electronic books online;

         o download owned or borrowed electronic books to offline devices, including personal computers and certain electronic book reader devices; and

         o track and manage the check-in and check-out of electronic books borrowed from a library.

         peanutpress. Through our acquisition of peanutpress, we have obtained the ability to allow users to purchase nearly 1,000 copyrighted titles for download to devices using either the Palm or Windows CE operating system. Currently, these titles are available from the peanutpress Web site. We are working to integrate the peanutpress offerings with our existing offerings by modifying netLibrary titles so that they may be downloaded in the peanutpress format and by obtaining rights to sell the titles obtained by peanutpress to institutional customers.

CUSTOMERS

         We sell our electronic books directly and through distribution partners in the institutional market, and through the peanutpress Web site and through online retailers in the consumer market. Currently, our principal customers are academic, corporate, K-12 and public libraries and library consortia. As of June 30, 2000, we had sales agreements in place with 20 library consortia, which purchase collections and also act as purchasing agents for libraries. These consortia represent over 18,537 libraries, approximately 4,900 of which are active members and of which over 1,000 libraries currently have access to our electronic books. We also have agreements with an additional 71 libraries that are not members of a consortium. Our relationships with consortia create sales and marketing efficiencies by allowing us to reach a large number of libraries through one consortium. In addition, some consortia undertake marketing and sales efforts on our behalf. Generally, we sell each consortium a collection for use by all participating member institutions and by patrons of those members. In many instances, member institutions will also purchase unique collections for use only by their patrons. Some of our publishers do not permit their books to be sold to consortia.

         Our existing library and consortia customers include:

         o Academic libraries such as the University of Colorado, the University of Pittsburgh and the University of Texas at Austin, as well as National University, a distance learning institution.

         o Public libraries such as the Cleveland, Orange County and Newport Beach Public Libraries. In addition, public libraries such as the Chicago, Los Angeles, New York, San Francisco and Seattle Public Libraries are participating in our public library seed program.

         o Corporate libraries such as ABC News, AT&T Corp., Commonwealth Edison, Deere & Company, Honeywell International, NASA's Goddard Space Flight Center, Raytheon, Inc., Sun Microsystems, Inc. and TASC, Inc.

         o State-based library consortia representing the academic and other libraries in a given state, including IDAL in Illinois, Minitex in Minnesota, NYLINK in New York and Palinet in Pennsylvania. In addition, we have signed agreements for unique collections with several individual member institutions of some of our consortia customers.

         o Regional library consortia representing a large number of libraries, including corporate libraries, over a multi-state region, including the 620-member AMIGOS consortium covering libraries in the Southwest, Bibliographic Center for Research covering libraries in the Mountain West, NELINET in New England and SOLINET in the Southeast.

         We have also sold our electronic books to libraries in Australia, Canada, Hong Kong, Mexico, Singapore, South Africa, United Arab Emirates and the United Kingdom.

TECHNOLOGY

         Our electronic book platform provides broad flexibility for the distribution and use of electronic books. We believe the continued development of digital content and Internet delivery capabilities will result in the adoption of new methods for digital rights management and for using and distributing digital content. We have designed our proprietary technology platform to accommodate many different content management and distribution objectives, as well as the requirements of publishers, distributors, libraries and end users. Our platform also has the flexibility to adapt to anticipated future applications for digital content.

         Architecture. The architectural design of our platform utilizes a number of components. Each component addresses a separate content hosting or management function. These functions can be summarized as follows:


COMPONENT                             DESCRIPTION
Conversion....................        A system that converts printed publications into a digital file that is structured and tagged to permit the publication to be viewed in different formats, such as HTML, PDF, DjVu, Microsoft Reader, OEB and XML.

User Authentication...........        A login/password system with the option of auto-login from the customers' trusted systems.

Digital Rights Management.....        A proprietary system that uses a relational database and middleware.
                                      This component currently implements a lending library model enforcing in real-time a one-book, one-user model, and will support alternative revenue models including ownership, rentals and seat and site licenses.

Information Retrieval
(Search/Browse)...............        A retrieval engine supporting simultaneous retrieval of full text and book-specific information.

Collection Management.........        Tools to define, manage and extend large collections of electronic books.

Data Tracking and Reporting...        Provides logging and analysis that conforms to stated privacy policies and reports in the aggregate without providing end user demographic information.

Content Delivery..............        Translation from a tagged, structured format to HTML, or download to offline reader software products.

Electronic Commerce...........        Ability to process online purchases by institutions and individuals.

         Digital Rights Management. Our platform incorporates a comprehensive digital rights management solution that is designed both to protect the publisher's copyright while administering usage restrictions imposed by the publisher of each particular publication, and to permit the owner of content, such as a library, to manage the use and distribution of that content.

         Copyright Protection System. Several electronic book reader device developers and manufacturers have developed proprietary copyright enforcement and use restriction systems. Generally, these systems consist of:

         o a secure container that contains the document, most likely encrypted, and a description of the rights granted by the publisher for use of the document; and

         o        controls or keys used to allow access to the document.

         Our platform incorporates three copyright protection systems, including the netLibrary On-line Reader for online reading, the netLibrary eBook Reader for reading electronic books on a Windows-based personal computer, and the Peanut Reader, for reading publications on the Palm OS and Windows CE operating systems. With a copyright protection system alone, content is coupled with a specific reading device or software and cannot be separated from the platform on which it is initially downloaded and rendered. This coupling limits the user's benefit from purchasing digital content by restricting use to a particular device or software application, and limits the owner's flexibility in distributing content.

         Ownership Management. Our digital rights management system incorporates the architecture and functions to manage rights to digital content and to compile associated information. These functions include tracking owner identities and purchase events, maintaining copies of publisher-granted usage rights in order to enforce copyrights appropriately, distributing keys with defined access rights, and compiling usage information. The purpose of our ownership management system is to enable the de-coupling of digital content from a specific reader device or software.

         The basic tool of our ownership management system is the rights token. The presence of a rights token on a platform such as a computer, dedicated reading device or personal digital assistant device, together with an encrypted content file, enables the use of digital content on that particular platform. Through an online interface, which we call a digital bookshelf, a user can move the rights token from the ownership management system to the copyright enforcement system used by a particular platform thereby enabling access to the content on that platform. Subsequently, the user may move the rights token from the copyright enforcement system used by a particular platform to the ownership management system, thereby terminating access on that platform and restoring the content to the digital bookshelf. This process can be repeated to use the content on another platform.

         Web Site Design. Our Web sites employ a standard architecture that consists of three layers:

         o a Web presentation layer that provides the HTML interface and content presentation to the end user and that is implemented through multiple Web servers with local server load balancing;

         o a middleware layer that performs transaction management and information retrieval; and

         o a data layer that consists of persistent account and rights storage and content storage. A direct link to the corporate facility via secure private leased lines facilitates the data upload, maintenance, replication and financial accounting communications.

         We have developed and own the principal software components used in our platform with two exceptions. Our architecture does not require that we provide a unique, proprietary solution for each function. Instead, we can use third party solutions as appropriate. We currently use a third party document retrieval solution, Folio, which we license from NextPage, and the DjVu image rendering software, which was developed by AT&T Corp. and which we license from AT&T's assignee. As other types of media are introduced, other third party media server components can be added to the architecture. The online viewing experience is available through most of the installed base of Web browsers, including the 4.0 and later versions of Netscape, Microsoft Internet Explorer and the AOL version of Internet Explorer. The offline reader viewing experience is available on the Microsoft Windows operating system.

         Traffic Management. Our platform is designed to:

         o handle a substantial increase in current Web traffic and fluctuations in that traffic and to add capacity as demand increases;

         o provide redundant processes and facilities for critical features; and

         o manage traffic through local load distribution with the capability to add one or more server sites to permit geographic load distribution.

         In addition, we currently maintain separate live sites for netLibrary.com and peanutpress, and our platform supports collocation to multiple Internet service providers. A hot failover backup site is maintained by netLibrary.com to provide netLibrary.com users continuous service in the case of accidents or other events that would cause our main site to be inoperable.

         Security. Our platform architecture incorporates standard security precautions that we believe are prudent for any electronic commerce Web site. These include firewalls at the Web sites and at the corporate interface, private leased lines between the Web sites and the corporate interface, and two-level subnetworks at the Web sites.

RESEARCH AND DEVELOPMENT

         Our research and development efforts are focused on enhancing the functionality of our platform. In addition, we will continue to evaluate our platform in order to respond to the needs and demands of our publishers and customers. Our research and development expenses, in which we also include our expenses from Web site operations, were approximately $780,000 for the period from June 1998 until March 31, 1999, $2.8 million for the period from April 1, 1999 until December 31, 1999, and $3.9 million for the six months ended June 30, 2000. We expect that we will continue to invest substantial funds in research and development activities.

MARKETING

         Our marketing efforts have included advertising and marketing campaigns in a variety of media designed to create immediate awareness of the netLibrary name and the availability of our electronic books, as well as to promote trial and usage of our electronic books by end users. We have undertaken a broad effort to establish the electronic book product category in the minds of end users, generate demand for our electronic books by institutional customers, their patrons and individual consumers and develop market awareness of the netLibrary brand. Given the growing awareness and acceptance of electronic books, as evidenced by the publicity given and the consumer response to the digital-only release of Steven King's novella Riding the Bullet, we are redirecting our marketing efforts to target our institutional and publishing customers.

         For our institutional customers, we have developed market-specific promotions and are an active participant in both the publishing and library communities. We attend and exhibit at leading publishing and library trade shows and place regular advertising in most major trade journals targeted to these two communities. We target librarians to encourage electronic book purchases and publishers to publish or distribute electronic books through us. We also work closely with our strategic distribution partners, including Blackwell Limited, EBSCO Publishing and Follett Library Resources, to market our services to publishers and libraries through both trade and direct media advertising.

         For customers of peanutpress, we advertise our electronic books in print publications and through banner ads on selected Internet sites. We also produce and send a monthly email newsletter to customers and others on our mailing list.

         We believe that growing the market for our electronic books is critical to our success. We have devoted substantial marketing efforts to educate end users, including college students and business travelers, on the convenience and value of electronic books and to encourage them to try our electronic books. Our end user marketing efforts include electronic book introduction programs and advertising campaigns. Under our public library seeding program, for example, we have purchased and provided a total of approximately 100,000 electronic books to 64 public libraries in the United States. Each participating public library received 1,500 electronic books free-of-charge for six months, after which they may choose to purchase all or a portion of these titles or other electronic books from our general collection.

SALES

         We sell our electronic books to institutional libraries, corporations and educational institutions through our internal sales staff and the sales staffs of our distribution partners and to consumers directly through peanutpress. Our sales staff is divided between the academic, public and K-12 library markets, which include library consortia, and the corporate library market. Each sales staff member is responsible for customers in a specific geographic region. Our sales staff consists of outside sales representatives, who focus on the largest libraries and library consortia, and inside sales representatives, with responsibilities for identifying new customers and for increasing sales to library members of existing consortia customers that are not currently purchasing our electronic books. We also have account managers who work with our existing consortia and individual library customers to generate revenue on a recurring basis by introducing them to new titles in our expanding electronic book collection and to any sales promotions. Through this interaction, our account managers also help to identify those electronic book titles most in demand by our customers.

         In addition to our sales staff, we sell our electronic books through our distribution partners, including Blackwell's and EBSCO. Because Follett's sales efforts focus on the K-12 market, we anticipate their sales activity for our electronic books to begin in the upcoming school year. We manage the sales efforts of these book distributor partners, who act in place of our direct sales staff in their markets, and have two sales representatives supporting these partners.

COMPETITION

         Competition among companies that provide digital content over the Internet is intense. While we currently are not aware of any competitor that provides an end-to-end solution for the conversion, distribution, management and sale of electronic books over the Internet, we face competition in each of these areas, and we expect that competition in some or all of these areas will increase. We compete with the following types of companies:

         o     providers of digital content and related services;

         o providers of digital rights management solutions and related services and reader software products; and

         o     book retailers and distributors.

         We may also face competition from existing book industry participants entering the electronic book market and from strategic alliances formed by competitors in several of our markets. We believe that due to increased competition we will need to invest in new technologies to maintain our competitive position.

         We believe that the primary competitive factors in our market include:

         o the scalability of digital rights management solutions for various applications of electronic books;

         o     the costs and efficiencies of electronic book conversion;

         o the breadth and relevance of electronic books to customers and end users; and

         o establishing relationships with industry participants including publishers and other providers of published content and electronic commerce booksellers.

INTELLECTUAL PROPERTY

         Our success will depend in part on our ability to protect our proprietary software and other intellectual property. To protect our proprietary rights, we rely generally on patent, copyright, trademark and trade secret laws, and agreements with employees and third parties, including confidentiality, assignment and license agreements. Despite these protections, our agreements with employees, consultants and others who participate in product and service development activities may be breached, we may not have adequate remedies for any breach, and our trade secrets may become known or independently developed by competitors.

         We may be liable to third parties for the content on our Web site and the digital content we distribute if:

         o the text, graphics or other content on our Web site violates their copyright, trademark, or other intellectual property rights;

         o our publishers violate their contractual obligations to others and provide us with unauthorized titles that we put on our Web site; or

         o anything on our Web site is deemed obscene, indecent or defamatory.

         We may also be liable for anything that is accessible from our Web site through links to other Web sites.

         We attempt to minimize these types of liabilities by requiring representations and warranties from the publishers that their agreement with the authors allows them to grant us the right to make a digital version of a particular title. Most publishers also agree to indemnify us against liability we might sustain due to the content they provide.

         We have applied for registration of several of our trademarks and service marks in the United States and in several foreign jurisdictions, including Australia, Argentina, Chile, the European Union, Mexico and South Africa. These marks include "e and design," "netLibrary and design," "netLibrary Interactive Knowledge and Design," "Knowledge Station" and "netLibrary." Our registration applications were accepted for "e and design" in Chile and Mexico. We do not know if any of our remaining applications will be approved or whether we will be able to protect the use of these marks effectively. We have received notice from the Patent and Trademark Office that the trademark "MetaText" has been approved for registration.

         We currently have one patent pending in the United States and one pending Patent Cooperation Treaty application, both relating to our platform architecture and technology. Any pending or future patent applications may not be granted, future patents may be challenged, invalidated or circumvented, and the rights granted under any patent that may issue may not provide competitive advantages to us.

         We also rely on technology that we license from third parties, including software that is integrated with internally developed software and used in our products and services, to perform key functions. Third party technology licenses may not continue to be available to us on commercially reasonable terms, if at all. The loss of any of these technologies could harm our business.

GOVERNMENT REGULATION OF THE INTERNET

         The laws and regulations that govern our business change rapidly. Although our operations are currently based in Colorado, the United States government and the governments of other states and foreign countries have attempted to regulate activities on the Internet. The following are some of the evolving areas of law that are relevant to our business:

         o Privacy Law. Current and proposed federal, state and foreign privacy regulations and other laws restricting the collection, use and disclosure of personal information could limit our ability to use the information in our databases to generate revenue.

         o Content Regulation. Both foreign and domestic governments have adopted and proposed laws governing the content of material transmitted over the Internet. These include laws relating to obscenity, indecency, libel and defamation. We could be liable if content delivered by us or placed on our Web site violates these regulations.

         o Sales and Use Tax. We do not currently collect sales, use or other taxes on the sale of goods and services on our Web site other than on sales in Colorado. States or foreign jurisdictions may, however, seek to impose tax collection obligations on companies like us that engage in online commerce. If they do, these obligations could limit the growth of electronic commerce in general and limit our ability to profit from the sale of goods and services over the Internet.

         Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations may affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business.

LEGAL PROCEEDINGS

         We are not a party to any material legal proceedings.

EMPLOYEES

         As of June 30, 2000, we had 383 full-time and 42 part-time employees. None of our employees are covered by a collective bargaining agreement. We consider our employee relations to be good.

FACILITIES

         We are headquartered in Boulder, Colorado, where we lease approximately 131,000 square feet of office space in a four-building campus under two separate leases, both of which expire August 31, 2006. In June 2000, we subleased approximately 23,500 square feet for 30 months to a third party. We believe our facilities will be sufficient for our anticipated growth until approximately December 2001. We also lease approximately 4,750 square feet of office space for peanutpress, in Maynard, Massachusetts. This lease expires in November 2002. We do not own any real estate. We do not consider any specific leased location to be material to our operations and believe that equally suitable alternative locations are available in the Boulder and Maynard areas.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Shown below are the names, ages and positions of our executive officers and directors as of June 30, 2000:

NAME                             AGE     POSITION
----                             ---     --------
Timothy R. Schiewe .........      47     Chairman of the Board of Directors
Robert W. Kaufman ..........      37     Chief Executive Officer, President and Director
Nancy S. Talmey  ...........      50     Executive Vice President, Chief Operating Officer
Richard L. Rosy ............      52     Executive Vice President, Sales
Nicholas J. Cuccaro ........      58     Senior Vice President, Finance, Chief Financial
                                         Officer
Craig McSavaney ............      36     Senior Vice President, Technology
Maria E. Silva .............      40     Senior Vice President, Operations
Paul E. Smith ..............      46     Executive Vice President, General Counsel
Thomas M. Deany ............      44     Executive Vice President, Human Resources
Sherwood J. Palasek ........      53     Executive Vice President, Special Initiatives
Scott Carpenter ............      34     Director
Robert Finzi ...............      46     Director
Jonathan Newcomb ...........      54     Director
Ralph Z. Sorenson ..........      66     Director
Thomas G. Washing ..........      59     Director

         Timothy R. Schiewe has served as our Chairman of the Board of Directors since May 1999. From inception through March 2000, Mr. Schiewe also served as our Chief Executive Officer and President and on our board of directors. Prior to founding netLibrary, Mr. Schiewe served as President of InfoMaster, Inc., a company founded in 1992 that provided banking laws on CD-ROM.

         Robert W. Kaufman has served as our Chief Executive Officer, President and on our board of directors since March 2000. From February 1999 until March 2000, Mr. Kaufman served as our Executive Vice President and Chief Financial Officer. Prior to joining us, he was an investment banker with The Wallach Company, a Denver-based investment bank focused on mid-market mergers and acquisitions, from November 1995 to February 1999. From October 1991 until March 1995, Mr. Kaufman was the managing general partner of Sierra International Partners, a Boston-based private investor partnership.

         Nancy S. Talmey has served as our Executive Vice President, Chief Operating Officer since January 1999. For the four months preceding her appointment as Executive Vice President, Ms. Talmey served as our Operations Consultant. Prior to joining us, Ms. Talmey was President of the Media and Entertainment Division of Centrobe, Inc., an Electronic Data Systems Corporation ("EDS") company, from September 1997 until August 1998. From April 1994 until September 1997, Ms. Talmey was General Manager and Vice President of Publishing for Neodata, Inc., a magazine fulfillment and customer service company that was acquired by EDS in August 1997.

         Richard L. Rosy has served as our Executive Vice President, Sales since November 1999. Prior to joining us, Mr. Rosy was President of the Consumer Division of Centrobe, Inc. from November 1997 until November 1999 and Vice President of Neodata, Inc. from March 1992 until November 1997.

         Nicholas J. Cuccaro has served as our Chief Financial Officer since March 2000. From November 1999 until March 2000, Mr. Cuccaro served as our Senior Vice President, Finance. Prior to joining us, Mr. Cuccaro was Chief Financial Officer from June 1994 to November 1998 and President of the Publishing Division from December 1998 to October 1999 of Centrobe, Inc.

         Craig McSavaney has served as our Senior Vice President, Technology since October 1999. From July 1999 until October 1999, Mr. McSavaney served as our Vice President of Technology. Prior to joining us, Mr. McSavaney was Vice President and General Manager of the Technology Applications Group of Digital Systems International Corporation from February 1995 until July 1999.

         Maria E. Silva has served as our Senior Vice President, Operations since February 2000, and has managed our book production operations since November 1998. Prior to joining us, Ms. Silva was Senior Director, Production Operations of Centrobe, Inc. from January 1995 until November 1997 and Senior Director, Client Services from November 1997 until November 1998.

         Paul E. Smith has served as our Executive Vice President, General Counsel since June 1999. Prior to joining us, Mr. Smith was a partner with the Denver-based law firm Holme Roberts & Owen LLP from January 1987 until June 1999.

         Thomas M. Deany has served as our Executive Vice President, Human Resources since April 1999. Prior to joining us, Mr. Deany served as Director of Human Resources of Coors Brewing Company from April 1998 until April 1999, as Director of Human Resources for Neodata, Inc. from March 1997 until April 1998 and as Regional Manager of Human Resources for Kraft Foods, Inc. from August 1994 until March 1997.

         Sherwood J. Palasek has served as our Executive Vice President, Special Initiatives, since March 2000. Mr. Palasek previously served as our Executive Vice President, Strategic Technology from February 2000 until March 2000, as Executive Vice President, Strategic Development, from October 1999 until February 2000, as Executive Vice President, Sales and Acquisitions, from November 1998 until October 1999, and as Executive Vice President, Operations, from August 1998 until November 1998. Prior to joining us, Mr. Palasek was a self-employed consultant from November 1997 until August 1998 and served as Senior Vice President of American Operations for Dataware Technologies, Inc. from February 1992 until November 1997.

         Scott Carpenter has served on our board of directors since August 1998. Since August 1997, Mr. Carpenter has been a Vice President of Anschutz Investment Company, an affiliate of an investor in our company. He has been employed at Anschutz Investment Company since 1994.

         Robert Finzi has served on our board of directors since May 1999. Since 1991, Mr. Finzi has been a General Partner of the Sprout Group, a venture capital firm and an investor in our company. Mr. Finzi also serves on the board of directors of Edison Schools and InterDent, Inc.

         Jonathan Newcomb has served on our board of directors since September 1999. Since September 1994, Mr. Newcomb has served as the Chief Executive Officer of Simon & Schuster, Inc. Mr. Newcomb also serves on the board of directors of Primark Corporation and Hong Kong Shanghai Bank Corporation USA. Mr. Newcomb is also a member of the Board of Trustees of the National Book Foundation of Dartmouth College and the Amos Tuck School of Business.

         Ralph Z. Sorenson has served on our board of directors since August 1998, serving as Chairman of the Board of Directors from inception until May 1999. Since 1993, Mr. Sorenson has been Professor Emeritus at the University of Colorado Business School and was Dean of the University of Colorado Business School during the 1992-1993 academic year. Mr. Sorenson also serves on the board of directors of the Houghton Mifflin Company, Inc., Polaroid Corporation, Eaton Vance, Inc., Whole Foods Market, Inc. and Exabyte, Inc.

         Thomas G. Washing has served on our board of directors since August 1998. Since 1996, Mr. Washing has been a Managing Director with Sequel Venture Partners, a venture capital firm and an investor in our company. Prior to joining Sequel, he was an independent investor.

         Some of our stockholders have the right to designate members of our board of directors under the terms of a stockholders agreement we entered into with them. Specifically, the Sprout Group has the right to appoint two directors, one of whom must be approved by us; each of Sequel Venture Partners and Anschutz Family Investment Company has a right to appoint one director; each holder of Series C preferred stock that owns more than 500,000 shares, together with each other such holder, voting as a single class, have the right to appoint one director; and the common stockholders, voting as a class, have the right to appoint one director. The current designees for these entities are as follows:
Robert Finzi and Jonathan Newcomb are the director designees for the Sprout Group; Thomas Washing is the director designee for Sequel Venture Partners; Scott Carpenter is the director designee for Anschutz Family Investment Company; Ralph Z. Sorenson is the director designee for the holders of the Series C preferred stock and Tim Schiewe is the director designee for the common stockholders. Upon completion of this offering these board designation rights will terminate.

         There are no family relationships among any of our directors or executive officers.

BOARD COMPOSITION

         Our board of directors currently consists of seven directors. Upon completion of this offering, the authorized size of our board of directors will be increased to nine members. Our board will be divided into three classes:
Class I, whose term will expire at the annual meeting of stockholders to be held in 2001; Class II, whose term will expire at the annual meeting of stockholders to be held in 2002; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2003. The directors who make up each class will be designated prior to completion of this offering.

         At each annual meeting of the stockholders beginning in 2001, the successors to the class of directors whose terms expire will be elected to serve three-year terms. If the number of directors on our board increases, the newly created directorships will be distributed among the three classes so that each class will, as nearly as possible, consist of one-third of the directors. The classification of our board of directors may delay or prevent changes in our control or management. In addition, our directors may be removed without cause only upon the vote of holders of two-thirds of our outstanding common stock.

BOARD COMMITTEES

         Our board of directors has established an audit committee and a compensation committee.

         The audit committee consists of Messrs. Carpenter, Finzi and Washing. The audit committee meets periodically with management and our independent accountants to review their work and confirm that they are properly discharging their respective responsibilities. The audit committee also:

         o recommends the appointment of independent accountants to audit our financial statements and perform services related to the audit;

         o reviews the scope and results of the audit with the independent accountants;

         o reviews with management and the independent accountants our annual operating results;

         o considers the adequacy of the internal accounting control procedures; and

         o     considers the independence of our accountants.

         The compensation committee consists of Messrs. Washing, Newcomb and Sorenson. The compensation committee determines the salary and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers our stock option plan, including reviewing management recommendations with respect to option grants and taking other actions as may be required in connection with our compensation and incentive plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

DIRECTOR COMPENSATION

         We reimburse our directors for reasonable out-of-pocket expenses related to attending board or committee meetings. In addition, as set forth in the following table, we have awarded some of our directors restricted stock grants or options to purchase shares of our common stock. We currently do not intend to pay cash compensation to directors for serving on our board.

                                               OPTION GRANTS                      RESTRICTED STOCK GRANTS
                              ----------------------------------------------   -----------------------------
                                 NUMBER OF       EXERCISE PRICE   EXPIRATION      NUMBER OF
     NAME                     OPTIONS GRANTED      PER SHARE         DATE      SHARES GRANTED   VESTING DATE
     ----                     ---------------    --------------   ----------   --------------   ------------
Jonathan Newcomb                   50,000            $0.50         11/18/09            --            --
Ralph Sorenson                         --               --            --           90,000        8/10/01 (a)

----------

(a) Of the 90,000 shares, 30,000 shares vested on August 10, 1998, and the remaining shares vest monthly over the three year period ending August 10, 2001. If Mr. Sorenson ceases to serve as a director, all shares of restricted stock that have not vested will be subject to forfeiture. Mr. Sorenson has transferred these shares to the Sorenson Limited Partnership FLLLP.

EXECUTIVE COMPENSATION

         The following table sets forth summary information concerning the compensation we paid during 1999 to our chief executive officer and each of our other four most highly compensated executive officers who were serving as executive officers for the calendar year ended December 31, 1999. We refer to these individuals as our named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                      ANNUAL COMPENSATION           COMPENSATION
                                                   ------------------------      ------------------
                                                                                     SECURITIES
NAME AND PRINCIPAL POSITION                           SALARY         BONUS       UNDERLYING OPTIONS
---------------------------                        ------------     -------      ------------------
Timothy R. Schiewe (a)
Chairman of the Board of Directors..........       $185,915         $66,610                --

Robert W. Kaufman (b)
Chief Executive Officer and President.......        144,046          14,822           350,000

Nancy S. Talmey
Executive Vice President, Chief Operating
  Officer...................................        222,472 (c)      25,042            50,000

Sherwood J. Palasek
Executive Vice President, Special
  Initiatives...............................        163,620          31,146            30,000

Warren D. Melancon Jr.
Former Executive Vice President, Marketing
  and Chief Marketing Officer...............        157,538 (d)          --           190,000

----------

(a) Mr. Schiewe was our Chairman of the Board, Chief Executive Officer and President until March 2000.

(b) Mr. Kaufman was our Chief Financial Officer until March 2000. In March 2000, Mr. Kaufman became our Chief Executive Officer and President upon the resignation of Mr. Schiewe from those positions.

(c)  Ms. Talmey's salary includes a $50,000 signing bonus.

(d) Mr. Melancon's salary includes a $50,000 relocation reimbursement. Mr. Melancon has resigned his position with us.

OPTION GRANTS IN 1999

         The following table sets forth information related to each grant of stock options to our named executive officers for the calendar year ended December 31, 1999. We have never granted any stock appreciation rights. Each of the options listed in the table below is immediately exercisable. Any shares purchased upon exercise of these options may be repurchased by us at the original exercise price per share to the extent the shares have not vested upon termination of the optionee's service to us. Generally, our repurchase right lapses and the option vests over four years, with 25% of the total grant vesting at the end of the first year and the remainder vesting monthly thereafter.


                                                       INDIVIDUAL GRANTS
                                   ----------------------------------------------------------
                                   NUMBER OF       PERCENT OF                                    POTENTIAL REALIZABLE VALUE
                                   SECURITIES     TOTAL OPTIONS                                  AT ASSUMED ANNUAL RATES OF
                                   UNDERLYING      GRANTED TO       EXERCISE                   SHARE PRICE FOR OPTION TERM (c)
                                    OPTIONS       EMPLOYEES IN      PRICE PER     EXPIRATION   -------------------------------
NAME                                GRANTED      FISCAL YEAR (a)    SHARE (b)         DATE          5%                 10%
----                               ---------     ---------------    ----------    ----------   ------------        -----------
Timothy R. Schiewe...........            --             -- %        $       --         --         $    --            $    --
Robert W. Kaufman............       200,000           10.1                0.10       2/15/09
                                    100,000            5.0                0.10       4/22/09
                                     50,000            2.5               10.00      10/18/09
Nancy S. Talmey..............        50,000            2.5               10.00      10/18/09
Sherwood J. Palasek..........        30,000            1.5               10.00      10/18/09
Warren D. Melancon Jr. (d)...       150,000            7.6                0.10       4/30/09
                                     40,000            2.0               10.00      10/18/09

(a) Based on options to purchase an aggregate of 1,985,450 shares of common stock granted to our employees in 1999.

(b) The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the board of directors.

(c) Potential realizable values are computed by (i) multiplying the number of shares of common stock subject to a given option by the assumed initial public offering price of $____ per share, the midpoint of the offering price range, (ii) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and (iii) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock prices.

(d) Of the total options granted to Mr. Melancon, options to purchase 120,625 shares were cancelled upon resignation of his employment with us. He exercised options to purchase 65,000 shares of our common stock, 10,625 shares of which are subject to our right of repurchase, and has options to purchase 4,375 shares of our common stock, which, if exercised, are subject to our right of repurchase.

OPTIONS EXERCISED IN 1999 AND YEAR-END DECEMBER 31, 1999 OPTION VALUES

         The following table provides summary information for each of our named executive officers with respect to stock options held as of December 31, 1999, and with respect to stock options exercised during the calendar year ended December 31, 1999. The value realized upon exercise and the value of unexercised in-the-money options shown below have been calculated on the basis of the assumed initial public offering price of $___ per share, the midpoint of the offering price range, less the applicable exercise price per share, multiplied by the number of shares underlying these options.

                                                                    NUMBER OF SECURITIES
                                                                         UNDERLYING              VALUE OF UNEXERCISED
                                                                   UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                                                                       FISCAL YEAR-END              FISCAL YEAR-END
                                      SHARES                       ----------------------      -----------------------
                                   ACQUIRED ON      VALUE        UNEXER-        EXER-          UNEXER-        EXER-
NAME                                 EXERCISE     REALIZED       CISABLE      CISABLE(a)       CISABLE      CISABLE(a)
----                               -----------    --------       -------      ----------       -------      ----------
Timothy R. Schiewe............           -              -           -             -               -               -
Robert W. Kaufman.............        42,334      $                 -          307,678
Nancy S. Talmey...............        68,750                        -          281,250
Sherwood J. Palasek...........        41,671                        -          163,337
Warren D. Melancon Jr. (b)....        15,625                        -          174,375

----------

(a) Optionees may exercise stock options prior to vesting subject to our right to repurchase shares of unvested options should an optionee's employment terminate prior to the vesting date.

(b) Of the total options granted to Mr. Melancon, options to purchase 120,625 shares were cancelled upon resignation of his employment with us. He exercised options to purchase 65,000 shares of our common stock, 10,625 shares of which are subject to our right of repurchase, and has options to purchase 4,375 shares of our common stock, which, if exercised, are subject to our right of repurchase.

EMPLOYEE BENEFIT PLANS

1998 STOCK OPTION PLAN

         The following is a summary description of our 1998 Stock Option Plan. You may refer to the exhibits that are part of the registration statement of which this prospectus is a part for a copy of the stock option plan.

         Types of Awards. The stock option plan provides for grants of incentive stock options, which are intended to qualify for favorable federal tax treatment under Section 422 of the Internal Revenue Code of 1986, and nonqualified stock options, which do not so qualify.

         Shares Subject to the Stock Option Plan. As of June 30, 2000, the total number of shares of common stock authorized for issuance under the stock option plan was 5,021,666 shares. These shares may be authorized but unissued common stock or authorized and issued common stock that has been reacquired by us and held in our treasury. If an option grant expires or for any reason is terminated or unexercised, the shares of common stock relating to that grant again become available for issuance under the stock option plan.

         As of June 30, 2000, there were options to purchase 2,428,592 shares outstanding and 1,046,252 shares available for future grant. As of June 30, 2000, we had issued 1,546,822 shares upon exercise of options granted under the option plan, of which 808,334 shares are subject to our repurchase right if the holder's employment is terminated before the shares become vested, and 19,295 shares have been repurchased pursuant to such repurchase right.

         In the event of a merger, consolidation, reorganization, stock dividend, stock split, or other similar change affecting our capital structure, the compensation committee has the authority to make appropriate adjustments to the total number of shares available for issuance under the stock option plan, the number of shares that may be purchased and the exercise price applicable to outstanding stock options.

         Eligibility. Grants may be made to any of our full or part-time employees and to any consultant, director or independent contractor providing services to us, in each case as determined by the compensation committee.

         Administration. Currently, our compensation committee administers the stock option plan. The committee has the authority to:

         o     make grants under the stock option plan;

         o     select the individuals to receive grants;

         o determine the terms of the grant and the terms and provisions of each option certificate reflecting awards; and

         o prescribe rules and make interpretations regarding the stock option plan that are final and conclusive.

         Stock Options. The compensation committee may grant incentive stock options and nonqualified stock options to eligible persons. The options may permit the optionee to purchase shares of our common stock at a fixed price and in accordance with terms determined by the compensation committee relating to, among others, option exercise price, exercisability, method of payment of the exercise price, and the option exercise periods applicable after the optionee's termination of service. The term of any stock option granted under the stock option plan may not exceed ten years from the grant date.

         Optionees may exercise stock options prior to vesting, but shares of common stock acquired upon exercise of an unvested stock option are subject to netLibrary's right to repurchase the shares if the optionee's employment is terminated prior to the vesting date.

         In the case of any grant intended to constitute an incentive stock option, the exercise price will be no less than the fair market value of the common stock on the date of grant. Further, the aggregate fair market value of shares of common stock represented by incentive stock options that become exercisable in any calendar year by any eligible employee may not exceed $100,000. Options in excess of this limit are treated as nonqualified stock options. For holders of 10% or more of our outstanding common stock, the exercise price must equal 110% of fair market value and the option term may not exceed five years.

         If we are acquired or undergo certain changes in control, outstanding options become fully vested unless they are assumed by the continuing company. In addition, following an acquisition or change in control, an employee may become fully vested if he or she is terminated, or if certain changes are made in the conditions of his or her employment, such as a reduction in responsibilities, compensation or a required relocation.

         Nonassignability. Except as otherwise provided in the option certificate, no grant is assignable or transferable by an optionee other than by will or the laws of descent and distribution. During the optionee's lifetime, the grant may be exercisable only by the optionee or in the event of disability or incapacity, by the optionee's guardian or legal representative.

         Amendment and Termination. Our board of directors may amend or discontinue the stock option plan at any time, provided that for option grants to qualify as incentive stock options the following amendments are subject to shareholder approval:

         o increasing the maximum number of shares of common stock available for issuance under the stock option plan;

         o modifying the eligibility requirements for participation in the stock option plan;

         o     decreasing the minimum option price; or

         o     extending the maximum option term.

         In addition, the board of directors may not change the terms of any outstanding grant without the optionee's consent if the change would be materially adverse to the optionee.

         Federal Income Tax Consequences. The following is a brief description of various United States federal income tax consequences of grants under the stock option plan based upon the laws in effect on the date of this prospectus.

         Incentive Stock Options. No federal taxable income should be recognized by the employee upon the grant or exercise of an incentive stock option. If the shares of common stock acquired upon exercise of an incentive stock option are not disposed of within two years of the date of grant or within one year after the transfer of the shares to the employee upon exercise of the incentive stock option, then:

         o upon the sale of the shares, any amount realized in excess of the exercise price of the option will be taxed as long-term capital gain; and

         o no deduction will be available to us for federal income tax purposes.

         The exercise of an incentive stock option may result in an alternative minimum tax liability to the employee.

         If the stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of the holding periods described above, then, generally:

         o the employee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares at exercise, or, if less, the amount realized on the disposition of the shares, over the exercise price of the option;

         o     we will be entitled to a tax deduction in the same amount; and

         o any further gain recognized by the employee will be taxed as short-term or long-term capital gain, depending upon the length of time the employee held the shares, and this amount will not be deductible by us.

         Nonqualified Stock Options. With respect to nonqualified stock options:

         o no federal taxable income should be recognized by the optionee at the time the option is granted;

         o generally upon exercise of the option, the optionee will recognize ordinary income in an amount equal to the difference between the exercise price of the option and the fair market value of the shares purchased on the date of exercise and we generally will be entitled to a tax deduction in the same amount; and

         o upon disposition of the shares acquired, generally any appreciation or depreciation after the date of exercise is treated by the optionee either as long-term or short-term capital gain or loss, depending upon the length of time that the optionee held the shares.

         Section 162(m) Limitations. The stock option plan is subject to a special initial public offering-related transition rule under Internal Revenue Code Section 162(m). If a nonqualified stock option is granted to some of our executive officers following this offering with an exercise price less than the fair market value of the common stock on the date of grant, our tax deduction upon the exercise of a nonqualified stock option by certain executive officers would be subject to the limitations of Section 162(m). When we become subject to
         Section 162(m) of the Internal Revenue Code of 1986 (which denies a deduction to publicly held corporations for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1.0 million), no person may be granted options under the incentive plan covering more than 2,000,000 shares of common stock in any calendar year. Shares subject to stock options that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the incentive plan. Under its general authority to grant options, the board of directors has the implicit authority to reprice outstanding options or to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares. Both the original and new options will count toward the Section 162(m) limitation.

                           RELATED PARTY TRANSACTIONS

         On August 20, 1998, we issued and sold an aggregate of 3,075,000 shares of our Series A preferred stock at a purchase price of $1.00 per share. On January 8, 1999, we issued and sold an aggregate of 2,150,000 shares of Series A preferred stock at a purchase price of $1.00 per share. On May 17, 1999, we issued and sold an aggregate of 6,828,176 shares of our Series B preferred stock at a purchase price of $3.6613 per share. On October 14, 1999, we issued and sold an aggregate of 5,726,574 shares of our Series C preferred stock at a purchase price of $12.613 per share. On January 18, 2000, we entered into an agreement to sell 848,657 of Series D preferred stock at a purchase price of $17.675 per share. We issued and sold an aggregate of 424,329 of those shares on that date and the remaining shares in July 2000. On February 22, 2000, we issued an additional 432,468 shares of our Series D preferred stock and 544,900 shares of our common stock in connection with the purchase of peanutpress. On March 16, 2000 we issued and sold 2,829 shares of our Series D preferred stock at a purchase price of $17.675 per share. On March 29, 2000, we issued 128,910 shares of our Series D preferred stock and 153,974 shares of our common stock in connection with the purchase of the assets of MetaText.

         The following table identifies our directors, executive officers, and five percent stockholders who have made equity investments in our company, excluding the exercise of options to purchase shares of our preferred stock or common stock and reflects the stock ownership of these investors as of July 31, 2000. See "Principal Stockholders" for additional information relating to the beneficial ownership of these stockholders.

                                         SHARES OF           SHARES OF              SHARES OF            SHARES OF
                                          COMMON              SERIES A              SERIES B              SERIES C
INVESTOR                                   STOCK          PREFERRED STOCK        PREFERRED STOCK      PREFERRED STOCK
----------------------------------       ---------        ---------------        ---------------      ---------------
Anschutz Family Investment
Company LLC (a).................              --              2,337,500               383,061                    --
Sequel Limited Partnership (b)..              --              2,500,000               546,254                    --
Ralph Sorenson (c)..............          90,000                 50,000                27,313                    --
Bowana Foundation (d)...........              --                     --             1,365,635               700,000
Sprout Group (e)................              --                     --             2,458,144                    --
Bain Capital (f)................              --                     --                    --             1,982,085
Timothy R. Schiewe (g)..........         843,706                                           --                    --

----------

(a) Anschutz Family Investment Company LLC originally purchased a total of 2,500,000 shares of Series A preferred stock and 409,691 shares of Series B preferred stock and subsequently transferred the following shares: (i) 62,500 shares of Series A preferred stock and 10,242 shares of Series B preferred stock to Scott Carpenter, who is Vice President of Anschutz Investment Company, an Anschutz Family Investment Company LLC affiliate; and (ii) 100,000 shares of Series A preferred stock and 16,388 shares of Series B preferred stock to certain officers and employees of Anschutz Family Investment Company LLC and its affiliates.

(b) Includes 760,745 shares of Series A preferred stock and 166,224 shares of Series B preferred stock purchased by Sequel Euro Limited Partnership, an affiliate of Sequel Limited Partnership.

(c) Includes 5,000 shares of Series B preferred stock subsequently transferred to Mr. Sorenson's sister. In August 1998, Mr. Sorenson received 90,000 shares of restricted common stock as compensation for his services on our board of directors. Mr. Sorenson subsequently transferred all of these shares to the Sorenson Limited Partnership FLLLP. In January 1999, Mr. Sorenson purchased 50,000 shares of Series A Preferred stock at $1.00 per share.

(d) Includes 546,254 shares of Series B preferred stock and 100,000 shares of Series C preferred stock purchased by Pearl Street Trust, an affiliate of Bowana Foundation.

(e) Includes purchases by the following Sprout affiliates: 2,136,857 shares purchased by Sprout Capital VIII, L.P., 128,212 shares purchased by Sprout Venture Capital, L.P., 7,129 shares purchased by DLJ Capital Corp. and 185,946 shares purchased by DLJ ESC II, L.P.

(f) Includes purchases by the following Bain Capital affiliates: 527,129 shares purchased by Bain Capital Fund VI, L.P., 115,138 shares purchased by BCIP Associates II, 16,645 shares purchased by BCIP Associates II-B, 1,189,249 shares purchased by Brookside Capital Partners Fund, L.P., 132,166 shares purchased by Sankaty High Yield Asset Partners, L.P., and 1,758 shares purchased by PEP Investment PTY Ltd.

(g) Mr. Schiewe originally owned a total of 1,385,148 shares issued upon formation of netLibrary, and subsequently transferred the following shares:
     (i) 400,000 shares sold for $10.00 per share in September 1999 to an investment fund that is affiliated with a former director and that had purchased shares of Series A and Series B preferred stock and (ii) a total 141,442 shares sold for $17.675 per share in March 2000 to two unrelated individuals.

         We believe that the shares issued in the transactions described above were sold at the then fair market value and that the terms of all the transactions described above were no less favorable than we could have obtained from unaffiliated third parties.

         We have no outstanding loans to, or guarantees on behalf of, any of our directors or executive officers.

                             PRINCIPAL STOCKHOLDERS

         The following table shows information with respect to beneficial ownership of our common stock, as of July 31, 2000, after giving pro forma effect to the conversion of all of our outstanding shares of preferred stock into common stock on a one-to-one basis, and as adjusted to reflect the sale of the common stock offered by us in this offering, for:

         o     each of our directors and named executive officers;

         o     all of our directors and executive officers as a group; and

         o each person known by us to beneficially own more than 5% of our common stock.

         We have calculated the percentage of beneficial ownership based on 24,587,971 shares of common stock outstanding as of July 31, 2000, after giving effect to the conversion of our convertible preferred stock, and ____________ shares of common stock outstanding after completion of this offering.

                                                                                           PERCENTAGE OF SHARES
                                                                                           BENEFICIALLY OWNED(a)
                                                                                         --------------------------
                                                             NUMBER OF SHARES             BEFORE            AFTER
NAME OF BENEFICIAL OWNER                                    BENEFICIALLY OWNED           OFFERING          OFFERING
------------------------                                    ------------------           --------          --------
DIRECTORS AND EXECUTIVE OFFICERS
Timothy R. Schiewe (b)...........................                  843,706                 3.4%
Robert W. Kaufman (c)............................                  500,000                 2.0%
Nancy S. Talmey (d)..............................                  350,000                 1.4%
Sherwood J. Palasek (e)..........................                  230,000                   *
Warren D. Melancon Jr. (f).......................                   69,375                   *
Scott Carpenter (g)..............................                   72,742                   *
Robert Finzi (h) ................................                2,458,144                10.0%
Jonathan Newcomb (i).............................                   50,000                   *
Ralph Sorenson (j) ..............................                  167,313                   *
Thomas Washing (k) ..............................                3,046,254                12.4%
All directors and executive officers as a group
     (16 persons) ...............................                8,397,534                33.1%
FIVE PERCENT STOCKHOLDERS
Sequel Limited Partnership (l)  .................                3,046,254                12.4%
Anschutz Family Investment Company LLC ..........                2,720,561                11.1%
Sprout Group (m) ................................                2,458,144                10.0%
Bowana Foundation (n)............................                2,065,635                 8.4%
Bain Capital (o).................................                1,982,085                 8.1%

----------

*    Less than 1% beneficial ownership.

(a) Beneficial ownership is determined under the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by that person that are currently exercisable or are exercisable within 60 days of July 31, 2000 but excludes shares of common stock underlying options held by any other person. References to our right of repurchase in the footnotes below relate to our ability to repurchase shares acquired upon exercise of unvested options upon an optionee's termination of service prior to vesting in the shares.

(b)  All 843,706 shares are owned jointly by Timothy R. Schiewe and his spouse.

(c) Includes 197,917 shares that are subject to our right of repurchase and 200,000 shares underlying currently exercisable options of which, if the option were to be exercised in full within 60 days of July 31, 2000, 181,250 would be subject to our right of repurchase.

(d) Includes 162,500 shares that are subject to our right of repurchase and 50,000 shares underlying currently exercisable options of which, if the option were to be exercised in full within 60 days of July 31, 2000, 40,625 shares would be subject to our right of repurchase.

(e) Includes 91,667 shares that are subject to our right of repurchase and 30,000 shares underlying currently exercisable options of which, if the option were to be exercised in full within 60 days of July 31, 2000, 24,375 shares would be subject to our right of repurchase.

(f) Includes 10,625 shares that are subject to our right of repurchase and 4,375 shares underlying currently exercisable options, which, if exercised in full within 60 days of July 31, 2000, would be subject to our right of repurchase.

(g) Excludes 2,720,561 shares held by Anschutz Family Investment Company LLC. Mr. Carpenter is Vice President of Anschutz Investment Company, an affiliate of this entity.

(h) Includes 2,136,857 shares held by Sprout Capital VIII, L.P., 128,212 shares held by Sprout Venture Capital, L.P., 7,129 shares held by DLJ Capital Corp. and 185,946 shares held by DLJ ESC II, L.P. Mr. Finzi, who is a General Partner of Sprout Group, has no voting or investment power over any of these shares and disclaims beneficial ownership of these shares except to the extent of his proportionate ownership interest in the Sprout Group.

(i) Includes 50,000 options to purchase shares of our common stock that are currently exercisable.

(j) Includes 5,000 shares held by Mr. Sorenson's sister. Includes 90,000 shares held by Sorenson Limited Partnership FLLLP. The 90,000 shares of common stock are restricted stock, currently subject to our right of repurchase on a pro rata basis until the end of the vesting period in August 2001.

(k) Includes 3,046,254 shares held by Sequel Limited Partnership and Sequel Euro Limited Partnership. Mr. Washing, who is a Managing Director of these two entities, has no voting or investment power over any of these shares and disclaims beneficial ownership of the shares held by these two entities except to the extent of his proportionate ownership interest in these two entities.

(l) Includes 926,969 shares held by Sequel Euro Limited Partnership. The address for these entities is Sequel Venture Partners, 4430 Arapahoe Avenue, Suite 220, Boulder, Colorado 80303.

(m) Includes 2,136,857 shares held by Sprout Capital VIII, L.P., 128,212 shares held by Sprout Venture Capital, L.P., 7,129 shares held by DLJ Capital Corp. and 185,946 shares held by DLJ ESC II, L.P. The address for these entities is Sprout Group, 277 Park Avenue, New York, New York 10172.

(n) Includes 646,254 shares held by Pearl Street Trust. The address for Bowana Foundation and Pearl Street Trust is 831 Pearl Street, Boulder, Colorado 80302.

(o) Includes 527,129 shares held by Bain Capital Fund VI, L.P., whose sole general partner is Bain Capital Partners VI, L.P., whose sole general partner is Bain Capital Investors VI, Inc., a Delaware corporation wholly owned by W. Mitt Romney; 115,138 shares held by BCIP Associates II, a Delaware general partnership of which the managing general partner is Bain Capital, Inc., which is wholly owned by W. Mitt Romney; 16,645 shares held by BCIP Associates II-B, a Delaware general partnership of which the managing general partner is Bain Capital, Inc., which is wholly owned by W. Mitt Romney; 1,189,249 shares held by Brookside Capital Partners Fund, L.P., whose sole general partner is Brookside Capital Investors, L.P. whose sole general partner is Brookside Capital Investors, Inc., a Delaware corporation wholly owned by W. Mitt Romney; 132,166 shares held by Sankaty High Yield Asset Partners, L.P., a Delaware limited partnership whose sole general partner is Sankaty High Yield Asset Investors, LLC, whose sole general partner is Sankaty High Yield Asset Investors, Ltd., a Bermuda corporation wholly owned by W. Mitt Romney; and 1,758 shares held by PEP Investment PTY Ltd., an Australian company limited by shares organized under the laws of New South Wales, of which Bain Capital, Inc., a Delaware corporation wholly owned by W. Mitt Romney, is its attorney-in-fact. The address for these entities is: Two Copley Place, 7th Floor, Boston, MA 02116.

                          DESCRIPTION OF CAPITAL STOCK

         The following description of our capital stock and material provisions of our certificate of incorporation and bylaws, which will become effective upon the completion of this offering, is only a summary. The description is qualified in its entirety by the complete provisions of the certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part. Upon the closing of this offering, our amended and restated certificate of incorporation will authorize the issuance of up to ___________ shares of common stock, par value $0.001 per share, and ___________ shares of preferred stock, par value $0.001 per share. As of June 30, 2000, 5,396,401 shares of common stock were outstanding, 808,334 shares of which are subject to our right of repurchase, and 18,768,286 shares of preferred stock were issued and outstanding. As of June 30, 2000, we had approximately 197 stockholders.

COMMON STOCK

         Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders. Holders of common stock are not entitled to cumulative voting rights with respect to the election of directors. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share ratably in all assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and shares of common stock offered by us in this offering, when issued and paid for, will be, fully paid and nonassessable.

         Each share of our preferred stock shall automatically be converted into shares of common stock, based on the then-effective conversion price as determined in accordance with the provisions of our certificate of incorporation, (i) at any time upon the affirmative election of the holders of at least two-thirds of the then outstanding shares of each series of our preferred stock voting as a separate class, or (ii) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of our common stock in which (a) the per share price is at least $25.00 from July 1, 2000 through October 31, 2000 and $30.00 subsequent to October 31, 2000, (b) the gross cash proceeds we receive from the sale are at least $30,000,000, and (c) our common stock is listed on a national securities exchange or on The Nasdaq National Market System. Our Series D preferred stock has anti-dilution adjustment provisions that will increase the number of shares of our common stock issuable upon conversion of the Series D preferred stock in the event the initial public offering price of the common stock offered by this prospectus is less than $17.675 per share, after deducting the underwriting discount but before deducting the expenses payable by us in this offering. The section entitled "-- Anti-Dilution Provisions of our Preferred Stock" set forth below contains additional information.

PREFERRED STOCK

         Upon the closing of this offering, our board of directors will be authorized, without stockholder approval, to issue up to an aggregate of 20,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges and any qualifications, limitations or restrictions of the shares of each series.

         The issuance of preferred stock may have the effect of delaying or preventing a change in our control or make removal of our management more difficult. Additionally, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. The issuance of preferred stock could also cause the market price of our common stock to decline. At present, we have no plans to issue any shares of preferred stock.

WARRANTS AND OPTIONS

         Upon the closing of this offering, we will have outstanding warrants to purchase a total of 62,907 shares of common stock and 20,625 shares of Series A preferred stock, including 24,582 shares of common stock to Imperial Bank at $3.6613 per share, which will expire on September 2, 2004; 33,325 shares of common stock to Concept Ventures, Inc. at $1.20 per share, which will expire on January 7, 2004; and 20,625 shares of Series A preferred stock to Silicon Valley

Bank at $1.00 per share, which will expire on March 15, 2006. In addition, we have outstanding an option to purchase 5,000 shares of our common stock at $17.675 per share held by Answer Technology, Inc.

REGISTRATION RIGHTS

         After this offering, the holders of up to 19,192,614 shares of our common stock will be entitled to registration rights. These rights include rights to require us to include the holders' common stock in future registration statements we file with the SEC subject to certain limitations and, in some cases, demand registration rights. Some holders may also require us to register their common stock once we are eligible to use a short-form registration statement. Holders of substantially all of these shares have agreed not to exercise their registration rights until 180 days after the date of this prospectus. After this 180-day period, any one of these holders may require us to file:

         o on not more than three occasions, a registration statement under the Securities Act on Form S-1 with respect to at least 20% of the shares holding registration rights if the gross offering proceeds would be expected to exceed $30 million; and

         o on not more than two occasions in any twelve-month period, a registration statement under the Securities Act on Form S-3 if the gross offering proceeds would be expected to exceed $5.0 million.

         In addition, if beginning at any time 180 days after the date of this offering, we prepare to register any of our securities under the Securities Act, for our account or for the account of our other holders, we must send notice of the registration to all holders with registration rights. Subject to certain conditions and limitations, these holders may elect to register their eligible shares. Registration of shares of common stock upon the exercise of demand registration rights would result in the covered shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement. We will pay the expenses incurred in connection with such registrations.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

         As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

         o for any breach of the director's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o under Section 174 of the Delaware General Corporation Law, relating to unlawful dividends or unlawful stock purchases or redemptions; or

         o for any transaction from which the director derives an improper personal benefit.

         As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

         Our bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We will indemnify a director or officer in connection with an action initiated by that person if the action was authorized by our board of directors. The indemnification provided under our bylaws includes the right to be paid expenses in advance of the final disposition of a proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by the director or officer to repay all amounts advanced if the director or officer is ultimately determined not to be entitled to be indemnified. Under our bylaws, if we do not pay a claim for indemnification within 60 days after we have received a written claim, the director or officer may bring an action to recover the unpaid amount of the claim. If successful, the director or officer also will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

         Under our bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee, partner or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. We have purchased director and officer liability insurance on behalf of our directors and officers.

ANTI-TAKEOVER PROVISIONS

General

         Upon the completion of this offering, our certificate of incorporation and bylaws will contain some provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, provisions of Delaware law may hinder or delay an attempted takeover without prior approval of our board of directors. These provisions could discourage attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest. These provisions could, therefore, prevent stockholders from receiving a premium over the market price for the shares of common stock they hold.

Classified Board

         Our certificate of incorporation provides for the division of our board of directors into three classes of directors serving staggered three-year terms. Our certificate of incorporation further provides that the approval of the holders of at least two-thirds of the shares entitled to vote and the approval of a majority of our entire board of directors are necessary for the alteration, amendment or repeal of sections of our certificate of incorporation relating to the election and classification of our board of directors, limitation of director liability, indemnification and the vote requirements for these amendments to our certificate of incorporation. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management.

Removal of Directors; Vacancies

         Our certificate of incorporation provides that directors may be removed without cause only upon the affirmative vote of holders representing two-thirds of our outstanding shares. In addition, vacancies and newly created directorships resulting from any increase in the size of the board of directors may be filled only by the affirmative vote of a majority of the directors then in office, even if they do not constitute a quorum, or by the sole remaining director. These provisions would prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

         Our bylaws establish an advance notice procedure with regard to the nomination, other than by the board of directors, of candidates for election to the board of directors and with regard to matters to be brought before an annual meeting of our stockholders by a stockholder. For nominations and other business to be brought properly before an annual meeting by a stockholder, the stockholder must deliver notice to us not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Separate provisions based on public notice by us specify how this advance notice requirement operates if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. The stockholder's notice must contain specified information regarding the stockholder and its holdings, as well as background information regarding any director nominee, together with that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a brief description of any business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the stockholder in the business proposed. In the case of a special meeting of stockholders called for the purpose of electing directors, nominations by a stockholder may be made only by delivery to us, no later than 10 days following the day on which public announcement of the special meeting is made, of a notice that complies with the above requirements. Although our bylaws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or any other business desired by stockholders to be conducted at an annual meeting, the bylaws:

         o may preclude a nomination for the election of directors or preclude the conduct of business at a particular annual meeting if the proper procedures are not followed; and

         o may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us, even if the conduct of this solicitation and the attempt to obtain control might be beneficial to us and our stockholders.

Anti-Dilution Provisions of our Preferred Stock

         Our certificate of incorporation contains anti-dilution provisions that will increase the number of shares of common stock into which the outstanding shares of our Series D preferred stock can be converted in the event the initial public offering price of the common stock offered by this prospectus is less than $17.675 per share, after deducting the underwriting discount but before deducting the expenses payable by us in this offering. Any such increase will change the number of shares used in calculations for purposes of, among other things, dilution to new investors, shares held by some of our principal stockholders, shares subject to registration rights and shares eligible for future sale.

         If the initial public offering price minus the underwriting discount is less than $17.675 per share, the number of shares of common stock into which each share of Series D preferred stock will be converted shall equal the number of shares of Series D preferred stock multiplied by a fraction, the numerator of which is $17.765 and the denominator of which is the initial public offering price minus the underwriting discount. Based on an assumed initial public offering price of $________ per share, which is the minimum offering price set forth on the cover of this prospectus, the 1,412,864 outstanding shares of Series D preferred stock will convert into __________ shares of common stock.

Special Stockholders' Meetings

         Under our certificate of incorporation and bylaws, unless otherwise prescribed by statute, special meetings of stockholders may be called only by the board of directors, the chairman or the chief executive officer.

No Stockholder Action by Written Consent

         Our certificate of incorporation provides that any action required or permitted to be taken at a stockholders' meeting may not be taken by written consent.

Section 203 of the Delaware General Corporation Law

         Under Section 203 of the Delaware General Corporation Law, we may not engage in a "business combination," which includes a merger or sale of more than 10% of our assets, with any "interested stockholder," namely, a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of any of these persons, for three years following the time that stockholder became an interested stockholder, unless:

         o the transaction in which the stockholder became an interested stockholder is approved by our board of directors prior to the time the interested stockholder attained that status;

         o upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

         o at or after the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Blank Check Preferred Stock

         The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

LISTING

         We have applied to have our common stock approved for quotation on The Nasdaq National Market under the trading symbol "EBKS."

                         SHARES ELIGIBLE FOR FUTURE SALE

         If our stockholders sell substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future and at a time and price that we deem appropriate.

         Upon completion of this offering, we will have outstanding an aggregate of ____________ shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. This leaves _____________ shares eligible for sale in the public market as follows:

Number Of Shares                                       Date
----------------                                       ----
 ..............................  After 90 days from the date of this prospectus.
 ..............................  After 180 days from the date of this prospectus (subject, in some cases, to volume
                                limitations).
 ..............................  At various times after 180 days from the date of this prospectus (subject, in some cases,
                                to volume limitations).

LOCK-UP AGREEMENTS

         All of our officers and directors and stockholders holding substantially all of the common stock outstanding before completion of this offering have signed lock-up agreements with our underwriters under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston.

RULE 144

         In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

         o 1% of the number of shares of our common stock then outstanding, which will equal approximately ________ shares immediately after this offering; or

         o the average weekly trading volume of our common stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

         Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

         Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, shares eligible for resale under Rule 144(k) may be sold immediately upon the completion of this offering.

RULE 701

         In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchased shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule
144. As of June 30, 2000, a total of 3,975,414 shares of common stock had been issued or were issuable upon the exercise of options. Of these, 19,295 shares were repurchased. Of these shares of common stock, __________ will be restricted by lock-up agreements.

REGISTRATION RIGHTS

         After this offering, the holders of 19,192,614 shares of our common stock, or their transferees, will be entitled to rights with respect to the registration of those shares under the Securities Act subject to the terms of the lock-up agreements entered into by these holders. After such a registration, these shares of our common stock become freely tradeable without restriction under the Securities Act. These sales could have a material adverse effect on the trading price of our common stock.

STOCK OPTIONS

         As soon as practicable after this offering, we intend to file a registration statement on Form S-8 covering the shares of common stock reserved for issuance under our stock option plan. As of June 30, 2000, options to purchase 2,428,592 shares of common stock were outstanding. The registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Shares of common stock registered under any registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless the shares are subject to vesting restrictions or the lock-up agreements described above.

                                  UNDERWRITING

         Under the terms and subject to the conditions contained in an underwriting agreement dated _________________, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are acting as representatives the following respective numbers of shares of common stock:

                                                                   Number
                  Underwriter                                     of Shares
                  -----------                                     ---------
  Credit Suisse First Boston Corporation ......................
  Deutsche Bank Securities Inc. ...............................
  J.P. Morgan Securities Inc. .................................
                                                                  ---------
           Total...............................................
                                                                  =========

         The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

         We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to _________ additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

         The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a concession of $_____ per share. The underwriters and selling group members may allow a discount of $______ per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

         The following table summarizes the compensation and estimated expenses we will pay.

                                                       Per Share                            Total
                                            -------------------------------    --------------------------------
                                               Without            With            Without             With
                                            Over-allotment   Over-allotment    Over-allotment    Over-allotment
                                            --------------   --------------    --------------    --------------
Underwriting Discounts and Commissions
paid by us ............................        $                 $                $                 $
Expenses payable by us ................        $                 $                $                 $

         The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

         We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the "Securities Act") relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

         Our officers, directors and substantially all of our securityholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

         The underwriters have reserved for sale, at the initial public offering price up to ______ shares of the common stock for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

         We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

         We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "EBKS."

         In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

         o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

         o Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

         o Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option--a naked short position--that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

         o Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

         These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

         A prospectus in electronic format may be made available on the Web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

         The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

         Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

         The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the United States federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

         All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

         A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

         Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this prospectus will be passed upon for us by Hogan & Hartson L.L.P., Boulder, Colorado. Legal matters relating to the sale of common stock in this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                     EXPERTS

         The financial statements of netLibrary, Inc. as of March 31, 1999 and December 31, 1999, and for the period from June 5, 1998 (date of inception) through March 31, 1999, and for the nine months ended December 31, 1999, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of peanutpress, Inc. as of December 31, 1999 and for the year then ended, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              CHANGE IN ACCOUNTANTS

         Effective December 28, 1999, Deloitte & Touche LLP was engaged as our independent accountants and replaced PricewaterhouseCoopers LLP, who were dismissed as our independent accountants. The decision to change independent accountants was approved by our Board of Directors. PricewaterhouseCoopers LLP reported on our financial statements for the period from inception through March 31, 1999. The report of PricewaterhouseCoopers LLP on those financial statements did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with their audit through March 31, 1999 and through December 28, 1999, we did not have any disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference thereto in connection with their report on the financial statements for such period. PricewaterhouseCoopers LLP has not audited or reported on any financial statements or information included in this prospectus. For purposes of this filing, the financial statements for the period ended March 31, 1999 and December 31, 1999 have been audited by Deloitte & Touche LLP. Prior to December 28, 1999, we had not consulted with Deloitte & Touche LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-1, including amendments to it, relating to the common stock offered by us. This prospectus does not contain all of the information in the registration statement and its exhibits and schedules. For further information with respect to our company and our common stock, you should review the registration statement and its exhibits and schedules. You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the SEC's principal office in Washington, D.C. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The address of the SEC's Web site is www.sec.gov.

         We intend to furnish our stockholders with annual reports containing audited financial statements certified by our independent auditors.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
NETLIBRARY, INC.:
  Independent Auditors' Report..............................   F-2
  Consolidated Balance Sheets...............................   F-3
  Consolidated Statements of Operations.....................   F-4
  Consolidated Statements of Stockholders' Deficit..........   F-5
  Consolidated Statements of Cash Flows.....................   F-6
  Notes to Consolidated Financial Statements................   F-7
PEANUTPRESS.COM, INC.:
  Independent Auditors' Report..............................  F-22
  Balance Sheet.............................................  F-23
  Statement of Operations...................................  F-24
  Statement of Stockholders' Deficit........................  F-25
  Statement of Cash Flows...................................  F-26
  Notes to Financial Statements.............................  F-27
PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION
  (UNAUDITED):
  Pro Forma Condensed Combining Balance Sheets..............  F-33
  Pro Forma Condensed Combining Statements of Operations....  F-34
  Notes to Pro Forma Condensed Combining Financial
     Statements.............................................  F-36

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
  of netLibrary, Inc.
Boulder, Colorado

     We have audited the accompanying balance sheets of netLibrary, Inc. as of December 31, 1999 and March 31, 1999, and the related statements of operations, stockholders' deficit, and cash flows for the nine months ended December 31, 1999, and for the period from June 5, 1998 (date of inception) through March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of netLibrary, Inc. as of December 31, 1999 and March 31, 1999, and the results of its operations and its cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

March 16, 2000, except for Note 12, as to which the date is March 29, 2000 Denver, Colorado
                                netLIBRARY, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                  PRO FORMA
                                                         MARCH 31,   DECEMBER 31,    JUNE 30,      JUNE 30,
                                                           1999          1999          2000          2000
                                                         ---------   ------------   -----------   ----------
                                                                                    (UNAUDITED)   (NOTE 1 --
                                                                                                  UNAUDITED)
                                                   ASSETS

CURRENT ASSETS:
  Cash and cash equivalents............................   $ 1,731      $ 74,321      $ 44,195      $     --
  Restricted investment................................        --            --           240            --
  Accounts receivable..................................         3           352         2,442            --
  Deposits and prepaid expenses........................        57         1,072         3,371            --
                                                          -------      --------      --------      --------
         Total current assets..........................     1,791        75,745        50,248            --
Property and equipment, net............................     1,913         6,559        10,522            --
Capitalized and in-process electronic book production
  costs, net of accumulated amortization of $0, $552
  and $2,130 (unaudited), respectively.................       556         4,867        11,485            --
Intangible assets, net of accumulated amortization of
  $33, $69 and $2,576 (unaudited), respectively........       185           148        27,707            --
Restricted investments.................................        --         1,200         2,160            --
Other assets...........................................        --           475           868            --
                                                          -------      --------      --------      --------
         TOTAL.........................................   $ 4,445      $ 88,994      $102,990      $     --
                                                          =======      ========      ========      ========

                               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Current portion of long-term debt....................   $   417      $  1,079      $    253      $     --
  Accounts payable.....................................     1,084         2,823         6,745            --
  Accrued payroll and benefits.........................       334         1,652         2,265            --
  Other accrued liabilities............................       222           550         1,810            --
  Deferred revenues and customer deposits..............        --           988           491            --
                                                          -------      --------      --------      --------
         Total current liabilities.....................     2,057         7,092        11,564            --
NONCURRENT LIABILITIES:
  Long-term debt.......................................     1,246         2,227           189            --
  Deferred revenues....................................        --           519         1,147            --
                                                          -------      --------      --------      --------
         Total liabilities.............................     3,303         9,838        12,900            --
                                                          -------      --------      --------      --------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE SERIES A, B, C AND D PREFERRED
  STOCK -- $0.001 par value; 5,250,000, 17,905,000,
  19,829,750 and          shares authorized,
  respectively; 5,225,000, 17,759,929 and 18,768,286
  (unaudited) shares issued and outstanding,
  respectively.........................................     5,171       105,057       128,290            --
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $0.001 par value; 10,325,000, 35,000,000,
  35,000,000 and         shares authorized,
  respectively; 3,258,499, 3,490,133, 5,396,401
  (unaudited) and 24,589,015 (unaudited) shares issued
  and outstanding, respectively........................         3             3             5            25
  Additional paid-in capital...........................       888         2,283        16,395       152,165
  Deferred compensation................................      (646)       (4,261)       (4,844)       (4,844)
  Accumulated deficit..................................    (4,274)      (23,926)      (49,756)      (49,756)
                                                          -------      --------      --------      --------
         Total stockholders' equity (deficit)..........    (4,029)      (25,901)      (38,200)       97,590
                                                          -------      --------      --------      --------
         TOTAL.........................................   $ 4,445      $ 88,994      $102,990      $ 97,590
                                                          =======      ========      ========      ========

                See accompanying notes to financial statements.

                                netLIBRARY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      PERIOD FROM
                                                      JUNE 5, 1998
                                                        (DATE OF
                                                       INCEPTION)    NINE MONTHS    FOR THE SIX MONTHS ENDED
                                                        THROUGH         ENDED               JUNE 30,
                                                       MARCH 31,     DECEMBER 31,   -------------------------
                                                          1999           1999          1999          2000
                                                      ------------   ------------   -----------   -----------
                                                                                           (UNAUDITED)
REVENUE:
  Sale of electronic books titles...................    $    --        $     --       $    --      $  3,705
  Service fees......................................         --             141            10           284
  Other.............................................         18              16            11           275
                                                        -------        --------       -------      --------
         Total net revenue..........................         18             157            21         4,264
                                                        -------        --------       -------      --------
COSTS AND EXPENSES:
  Cost of publisher rights and electronic book
    production (including amortization of
    capitalized electronic book production costs)...        410           1,890           363         4,486
  Sales and marketing...............................        982          10,560         1,415        12,623
  Research and development and Web site
    operations......................................        780           2,833         1,098         3,885
  General and administrative........................      1,667           4,230         1,771         5,983
  Depreciation and amortization.....................        342             905           470         4,042
  Stock-based compensation expense*.................        136             563           177           767
                                                        -------        --------       -------      --------
         Total costs and expenses...................      4,317          20,981         5,294        31,786
                                                        -------        --------       -------      --------
LOSS FROM OPERATIONS................................     (4,299)        (20,824)       (5,273)      (27,522)
OTHER INCOME (EXPENSE):
  Interest income...................................         54           1,335           164         1,993
  Interest expense..................................        (29)           (163)          (60)          (91)
                                                        -------        --------       -------      --------
         Total other income.........................         25           1,172           104         1,902
                                                        -------        --------       -------      --------
NET LOSS BEFORE EXTRAORDINARY ITEM..................     (4,274)        (19,652)       (5,169)      (25,620)
EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT OF
  DEBT..............................................         --              --            --          (210)
                                                        -------        --------       -------      --------
NET LOSS AFTER EXTRAORDINARY ITEM...................     (4,274)        (19,652)       (5,169)      (25,830)
CUMULATIVE DIVIDENDS ON REDEEMABLE PREFERRED
  STOCK.............................................         --           3,039           301         5,522
                                                        -------        --------       -------      --------
NET LOSS ATTRIBUTABLE TO COMMON STOCK...............    $(4,274)       $(22,691)      $(5,470)     $(31,352)
                                                        =======        ========       =======      ========
Basic and diluted loss per share:
  Net loss before extraordinary item................    $ (3.18)       $  (8.47)      $ (2.99)     $  (6.32)
  Extraordinary loss on early extinguishment of
    debt............................................    $    --        $     --       $    --      $  (0.05)
  Net loss attributable to common stock.............    $ (3.18)       $  (9.78)      $ (3.16)     $  (7.74)
SHARES USED IN COMPUTATION, BASIC AND DILUTED.......      1,345           2,320         1,729         4,053
                                                        =======        ========       =======      ========
  Pro forma basic and diluted loss per share (note
    1 -- unaudited).................................                   $  (1.33)                   $  (1.14)
  Shares used in pro forma basic and diluted loss
    per share (note 1 -- unaudited).................                     14,787                      22,594
                                                                       --------                    --------
* Stock-based compensation expense:
  Cost of publisher rights and electronic book
    production......................................    $     8        $     40       $    12      $     59
  Sales and marketing...............................          7              83            16           193
  Research and development and Web site
    operations......................................          8              48            14            84
  General and administrative........................        113             392           135           431
                                                        -------        --------       -------      --------
                                                        $   136        $    563       $   177      $    767
                                                        =======        ========       =======      ========

                See accompanying notes to financial statements.

                                netLIBRARY, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     COMMON STOCK        ADDITIONAL
                                 ---------------------    PAID-IN       DEFERRED     ACCUMULATED
                                    SHARES      AMOUNT    CAPITAL     COMPENSATION     DEFICIT      TOTAL
                                 ------------   ------   ----------   ------------   -----------   --------
Balance, June 5, 1998 (date of
  inception)...................          --      $--      $    --       $    --       $     --     $     --
  Common stock issued at
     inception to founders.....   3,120,000        3          306          (214)            --           95
  Exercise of stock options....     138,499       --           14            --             --           14
  Stock-based compensation
     arrangements..............          --       --          568          (568)            --           --
  Amortization of deferred
     compensation..............          --       --           --           136             --          136
  Net loss.....................          --       --           --            --         (4,274)      (4,274)
                                  ---------      ---      -------       -------       --------     --------
Balance, March 31, 1999........   3,258,499        3          888          (646)        (4,274)      (4,029)
  Exercise of stock options....     246,634       --           45            --             --           45
  Stock-based compensation
     arrangements..............          --       --        4,178        (4,143)            --           35
  Issuance of warrants with
     debt......................          --       --          219            --             --          219
  Amortization of deferred
     compensation..............          --       --           --           528             --          528
  Repurchase of common stock,
     at cost...................     (15,000)      --           (8)           --             --           (8)
  Net loss.....................          --       --           --            --        (19,652)     (19,652)
  Cumulative dividend on
     redeemable preferred
     stock.....................          --       --       (3,039)           --             --       (3,039)
                                  ---------      ---      -------       -------       --------     --------
Balance, December 31, 1999.....   3,490,133        3        2,283        (4,261)       (23,926)     (25,901)
  Equity issued for business
     acquisitions
     (unaudited)...............     698,874        1       18,068            --             --       18,069
  Common stock issued
     (unaudited)...............      50,000       --           --            --             --           --
  Exercise of stock options
     (unaudited)...............   1,161,689        1          231            --             --          232
  Stock-based compensation
     arrangements
     (unaudited)...............          --       --        1,350        (1,350)            --           --
  Amortization of deferred
     compensation
     (unaudited)...............          --       --           --           767             --          767
  Repurchase of common stock
     (unaudited)...............      (4,295)      --          (15)           --             --          (15)
  Net loss (unaudited).........          --       --           --            --        (25,830)     (25,830)
  Cumulative dividends on
     redeemable preferred stock
     (unaudited)...............          --       --       (5,522)           --             --       (5,522)
                                  ---------      ---      -------       -------       --------     --------
Balance, June 30, 2000
  (unaudited)..................   5,396,401      $ 5      $16,395       $(4,844)      $(49,756)    $(38,200)
                                  =========      ===      =======       =======       ========     ========

                See accompanying notes to financial statements.

                                netLIBRARY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              PERIOD FROM
                                                                JUNE 5,
                                                                 1998
                                                               (DATE OF                      FOR THE SIX MONTHS
                                                              INCEPTION)    NINE MONTHS             ENDED
                                                                THROUGH        ENDED       -----------------------
                                                               MARCH 31,    DECEMBER 31,    JUNE 30,     JUNE 30,
                                                                 1999           1999          1999         2000
                                                              -----------   ------------   ----------   ----------
                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $(4,274)      $(19,652)     $(5,169)     $(25,830)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................        342          1,450          577         5,465
    Purchased in-process research and development...........         --             --           --           294
    Stock-based compensation................................        136            563          177           767
    Extraordinary loss on early extinguishment of debt......         --             --           --           210
    Non-cash consulting expense.............................         12             --           12            --
    Non-cash interest expense...............................         --             19            4            11
    Changes in assets and liabilities:
      Accounts receivable...................................         (3)          (349)        (157)       (2,073)
      Deposits and prepaid expenses.........................        (57)        (1,015)        (547)       (2,266)
      Other assets..........................................         --           (475)           6          (379)
      Accounts payable......................................      1,084          1,739          567         3,921
      Other accrued liabilities.............................        556          1,646        1,204         1,570
      Customer deposits and deferred revenue................         --          1,507          255           134
                                                                -------       --------      -------      --------
        Net cash used in operating activities...............     (2,204)       (14,567)      (3,071)      (18,176)
                                                                -------       --------      -------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (2,057)        (5,508)      (1,800)       (5,207)
  Capitalization of electronic book production costs........       (556)        (4,862)      (1,770)       (8,171)
  Purchase of restricted investments........................         --         (1,200)          --        (1,200)
  Cash paid for assets at date of inception.................       (300)            --           --            --
  Cash paid for business acquisitions, net of cash
    acquired................................................         --             --           --        (1,109)
                                                                -------       --------      -------      --------
        Net cash used in investing activities...............     (2,913)       (11,570)      (3,570)      (15,687)
                                                                -------       --------      -------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of preferred stock, net of issuance
    costs...................................................      5,154         96,847       26,923         7,790
  Proceeds from issuance of common stock....................         14             45           59           232
  Repurchase of common stock................................         --             (8)          (8)          (15)
  Proceeds from long-term debt..............................      1,840          2,120        1,396         1,400
  Repayment of long-term debt...............................       (160)          (277)        (106)       (4,485)
  Repayment of acquired loan................................         --             --           --        (1,185)
                                                                -------       --------      -------      --------
        Net cash provided by financing activities...........      6,848         98,727       28,264         3,737
                                                                -------       --------      -------      --------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...............................................      1,731         72,590       21,623       (30,126)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD....................................................         --          1,731        1,117        74,321
                                                                -------       --------      -------      --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................    $ 1,731       $ 74,321      $22,740      $ 44,195
                                                                =======       ========      =======      ========
SUPPLEMENTAL DISCLOSURE, INCLUDING NON-CASH
  INVESTING AND FINANCING TRANSACTIONS:
  Interest paid.............................................    $    23       $    115      $    59      $     77
  Stock warrants issued with long-term debt.................         17            219           --            --
  Common stock issued for assets and services at
    inception...............................................        248             --           --            --
  Common stock and stock options issued for business
    acquisitions............................................         --             --           --        18,069
  Preferred stock issued for business acquisitions..........         --             --           --         9,923
  Cumulative dividends on redeemable preferred stock........         --          3,039          301         5,522
  Deferred compensation forfeited due to terminations.......        178            135          163           292
  Liabilities assumed in business acquisition...............         --             --           --         1,185

                See accompanying notes to financial statements.

                                netLIBRARY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          FOR THE PERIOD FROM JUNE 5, 1998 (DATE OF INCEPTION) THROUGH
        MARCH 31, 1999, FOR THE NINE MONTHS ENDED DECEMBER 31, 1999, AND
             FOR THE SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED) AND
                           JUNE 30, 2000 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS -- netLibrary, Inc. (formerly staX netLibrary, Inc. and Interactive Knowledge, Inc.) (the "Company" or "netLibrary") was incorporated in Delaware on June 5, 1998. netLibrary creates, maintains and sells a collection of electronic books ("eBooks"). The Company has developed a proprietary production process for converting published hardcopy books to netLibrary's eBook format. These eBooks are sold to netLibrary's institutional and individual customers who may contract with netLibrary to manage their collections on netLibrary's library architecture that provides anytime, anywhere access to an Internet-based electronic library. netLibrary's eBooks are device agnostic and can be downloaded to different reader devices and reader software products.

     The Company was in the development stage until May 1999 when it commenced its initial sales focus in the institutional (academic, K-12, corporate and public libraries) markets. Through March 31, 1999, the Company's fiscal year end was March 31; effective April 1, 1999, the Company changed its fiscal year end to December 31.

     UNAUDITED INTERIM FINANCIAL INFORMATION -- The balance sheet at June 30, 2000, the statements of operations and cash flows for the six months ended June 30, 1999 and June 30, 2000 and the statement of stockholders' deficit for the six months ended June 30, 2000 are unaudited and have been prepared in accordance with generally accepted accounting principles. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary to fairly present the interim financial information, have been made. The results of operations for interim periods are not necessarily indicative of the operating results of a full year or of future years.

     UNAUDITED PRO FORMA INFORMATION -- The unaudited pro forma balance sheet information as of June 30, 2000 assumes (i) the issuance of 424,328 shares of Series D preferred stock at $17.67 per share in July 2000; and (ii) that the conversion of each share of redeemable preferred stock (Note 6) to one share of common stock upon consummation of an initial public offering had actually occurred at June 30, 2000. Estimated proceeds from the common stock to be issued as a result of such initial public offering are excluded.

     UNAUDITED PRO FORMA NET LOSS PER COMMON SHARE -- Pro Forma basic and diluted loss per common share is computed by dividing loss attributable to common stockholders, excluding cumulative dividends on redeemable preferred stock, by the weighted average number of common stock outstanding for the period and the weighted average number of shares of common stock resulting from the assumed conversion of outstanding shares of redeemable preferred stock. The unaudited pro forma net loss per common share information for the six months ended June 30, 2000 also assumes the issuance and conversion of 424,328 shares of Series D preferred stock issued by the Company in July 2000.

     PRINCIPLES OF CONSOLIDATION -- The Company's balance sheets as of March 31, 1999 and December 31, 1999 and the related statements of operations, stockholders' deficit, and cash flows for the three months ended March 31, 1999, for the period from June 5, 1998 ("date of inception") through March 31, 1999 (hereafter referred to as "the period ended March 31, 1999") and the nine months ended December 31, 1999 (hereafter referred to as "the period ended December 31, 1999") include the Company's accounts for such periods. The Company's balance sheet as of June 30, 2000 and the related statements of operations, stockholders' deficit, and cash flows for the six months ended June 30, 2000 include the Company's accounts and the accounts of peanutpress.com, Inc. ("peanutpress") from the date
                                netLIBRARY, INC.

of its acquisition (see Note 2). All material intercompany accounts and balances have been eliminated as of and for the six months ended June 30, 2000.

     LIQUIDITY -- The Company incurred net losses after extraordinary item of $4,274,000, $19,652,000, $5,169,000 and $25,830,000 for the periods ended March
31, 1999, December 31, 1999 and the six months ended June 30, 1999 (unaudited) and June 30, 2000 (unaudited), respectively, and had net cash outflows from operations of $2,204,000, $14,567,000, $3,071,000 (unaudited) and $18,176,000
(unaudited), respectively. The Company had a stockholders' deficiency of $25,901,000 at December 31, 1999, and $38,200,000 (unaudited) at June 30, 2000.
Management believes that cash on hand combined with other capital sources available to the Company will be sufficient to meet the Company's minimum obligations through December 31, 2000.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities, as well as the reported amounts of revenue and expenses. Actual results could differ from these estimates.

     CERTAIN RISKS AND UNCERTAINTIES -- The Company operates in the Internet industry and, accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company's future financial position, results of operations and cash flows:

     - failure to generate sufficient revenue, or realize new revenue streams, from the sale of eBooks and services;

     - ability to obtain rights to eBook titles;

     - increased acceptance of eBooks and the Company's ability to penetrate new markets;

     - dependence on publisher and other strategic relationships;

     - dependence on institutional library customers;

     - successfully competing against present and future competitors in the eBook market;

     - system failure or Internet service interruptions; and

     - ability to attract and retain highly qualified technical, sales, marketing and management personnel.

     REVENUE RECOGNITION AND PAYMENTS TO PUBLISHERS -- The Company offers its customers both eBooks and hosting and library management services. As of December 31, 1999 the Company had not provided its customers with the option to take physical delivery of eBooks. Beginning in March 2000, the Company's customers were given the option to purchase electronic books in conjunction with hosting and collection management services or to purchase and take physical delivery of eBooks in CD-ROM format without hosting and collection management services. The hosting and library management services are sold under contracts providing for annual renewals or, for a prepaid fee, lifetime service. The Company recognizes revenue for its agreements in accordance with the provisions of the American Institute of Certified Public Accountant's ("AICPA") Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-9.

     When customers are not provided the option of taking delivery of the eBook during the contract period, the Company defers the contract revenue for the access to the eBooks and hosting and library management services and recognizes the agreement fee ratably over the composite estimated useful life of its eBook collection as service fees revenue. When the Company provides its customers with the option to take physical delivery of the eBooks in CD-ROM format, the Company recognizes the revenue for the sale
                                netLIBRARY, INC.

of the eBook at the time the customer has access to the eBook. Revenue from the eBooks sale is recognized if collection of the resulting receivable is probable, an executed agreement has been signed, the fee is fixed or determinable and vendor-specific objective evidence exists to allocate a portion of the total fee to any undelivered elements of the contract. Such undelivered elements in these contracts consist of hosting and library management services. Vendor-specific objective evidence is based on the price generally charged when an element is sold separately, or if not yet sold separately, is established by authorized management based on the price expected when the product is introduced to the market separately. The related hosting and library management services component, if applicable, is deferred and recognized over the composite estimated useful life of the Company's eBook collection.

     The Company is required to remit payments to publishers for each eBook sale. When the Company does not offer the customer the option to take delivery, payments made to publishers are deferred and amortized to operating expenses in the same manner that revenue is recognized for these arrangements. Publisher costs are expensed immediately when the Company provides its customers the option to take physical delivery of the eBook.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and the current portion of long-term obligations. The carrying amounts of these financial instruments approximate fair value due to their short maturities. The carrying value of long-term obligations is considered to be equal to its fair value due to the rates being equivalent to market rates for the relative risks of the debt.

     CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

     PROPERTY AND EQUIPMENT -- Property and equipment are recorded at cost and depreciated using the straight-line method over the shorter of the estimated useful lives ranging from three to five years or the lease term. Maintenance and repairs are expensed as incurred.

     EBOOK PRODUCTION COSTS -- The Company capitalizes direct and indirect costs related to the production, scanning, editing and quality control functions related to the creation of the eBooks included in the Company's online library and CD-ROM formats. Capitalized costs are amortized straight-line over 30 months, the composite estimated useful life of the Company's eBook collection, beginning on the date the eBooks are placed into service on the Company's Web site. Amortization expense related to capitalized eBook production costs was $0 and $552,000 for the periods ended March 31, 1999 and December 31, 1999, respectively, and $107,000 and $1,578,000 for the six months ended June 30, 1999 (unaudited) and June 30, 2000 (unaudited), respectively.

     SOFTWARE COSTS -- The Company accounts for costs of internal use software in accordance with SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires companies to capitalize qualifying computer software costs, which are principally incurred during the application development stage, and amortize them over the software's estimated useful life. The Company adopted SOP 98-1 effective April 1, 1999. Prior to April 1, 1999, the Company generally expensed such costs with the exception of certain purchased software.

     IMPAIRMENT OF LONG-LIVED ASSETS -- Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is based on future net cash flows from the use and ultimate disposition of the asset. Management does not believe current events or circumstances indicate that its long-lived assets, including intangible assets, are impaired, and as such, the Company has recorded no adjustment for impairment to date.

                                netLIBRARY, INC.

     INTANGIBLE ASSETS -- In connection with the issuance of bank debt and in connection with the acquisition of certain assets from Infomaster CD-ROM, LLC (Note 7), the Company recorded certain intangible assets. These assets are being amortized on a straight-line method over the estimated useful lives ranging from four to five years. Other intangible assets arising from business acquisitions, (Note 2), are being amortized on a straight-line basis over the estimated useful lives ranging from one to ten years.

     INCOME TAXES -- The Company accounts for income taxes using the asset and liability approach for financial accounting and reporting. Deferred income tax assets and liabilities are computed for differences between the financial statement basis and the income tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax computations are based on enacted laws and rates applicable to the years in which the differences are expected to affect taxable income. Deferred tax assets are reduced by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that these benefits will not be realized.

     COMPREHENSIVE INCOME -- For the periods presented, the Company's comprehensive loss, as defined by Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," is equal to its net loss.

     SEGMENT REPORTING -- Effective June 5, 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." For the periods presented, the Company operated in a single reportable segment and will evaluate additional segment disclosure requirements as it expands operations (Note 11).

     STOCK-BASED COMPENSATION -- The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plan, and, accordingly, does not recognize compensation cost for options granted to employees and directors whose exercise price is equal to or exceeds the fair value of common stock as of the grant date.

     LOSS PER COMMON SHARE -- Basic loss per common share excludes dilution and is computed by dividing loss applicable to common stockholders by the weighted average number of common stock outstanding, less the weighted average number of common stock subject to repurchase by the Company. Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock (convertible preferred stock, warrants and common stock options) were exercised or converted into common stock, unless their effect would be antidilutive.

     NEW ACCOUNTING PRONOUNCEMENT -- In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The accounting provisions for qualifying hedges allow gains and losses related to a hedged item recognized in the income statement to be offset by the related derivative's gain and losses, and requires the Company to formally document, designate and assess the effectiveness of transactions that qualify for hedge accounting. As amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging
Activities -- Deferral of the Effective Date of SFAS No. 133," the Company is not required to adopt this statement until January 1, 2001. The Company has not determined its method or timing of adopting this Statement nor the impact on its financial statements. However, when adopted, this statement could increase volatility in reported earnings and other comprehensive loss of the Company.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements," providing guidance with respect to revenue recognition issues and disclosures. As amended by SAB 101B, the Company is not required to implement
                                netLIBRARY, INC.

SAB 101 until the fourth quarter of calendar year 2000. The Company believes that the implementation of SAB 101 will not have a significant impact on its financial statements.

2. BUSINESS COMBINATIONS

     On February 22, 2000, the Company acquired all of the outstanding capital stock of peanutpress, a Massachusetts-based electronic book provider focused on delivering eBooks to users of handheld computing devices. The purchase price paid, totaling $24,830,000, was comprised of cash of $1,730,000, 544,900 shares of the Company's common stock valued at $9,631,000, 432,468 shares of Series D preferred stock valued at $7,644,000, 323,897, options for the Company's common stock valued at $5,725,000 and transaction costs of approximately $100,000. In 1999, peanutpress had net sales of $67,000 and a net loss of $539,000 and, as of December 31, 1999, had total assets, principally comprised of $1,195,000 of cash, equal to $1,350,000. The acquisition has been accounted for using the purchase method of accounting and the Company has included the results of peanutpress' operations in its consolidated results of operations from the acquisition date.

     The aggregate purchase price has been allocated to the assets and liabilities acquired based on their fair value. The total consideration exceeded the fair value of the net assets acquired by approximately $23,872,000, which has been allocated to the following intangible assets:

                                                                             PERIOD OF
INTANGIBLE ASSET                                                AMOUNT      AMORTIZATION
----------------                                              -----------   ------------
In-process research and development.........................  $   294,000          N/A
Purchased technology........................................    2,936,000      6 years
Assembled workforce.........................................       93,000      3 years
Noncompete agreements.......................................    3,298,000       1 year
Publisher relationship intangibles..........................   12,098,000      8 years
Domain name.................................................       56,000    1.5 years
Goodwill....................................................    5,097,000     10 years
                                                              -----------
Total.......................................................  $23,872,000
                                                              ===========

     The intangible assets were identified and valued by an independent appraiser through extensive interviews and discussions with netLibrary and peanutpress management and the analysis of data provided by peanutpress. The in-process research and development represents technology that had not yet reached technological feasibility and did not have alternative future uses. This amount was charged to netLibrary's operations during the six month period ended June 30, 2000. The in-process research and development technology was valued by considering data relevant to developmental products, their respective stage of development, the time and resources needed to complete them, their expected income-generating ability, target markets and associated risks. The Income Approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing each in-process research and development projects. A portion of the purchase price was allocated to the developmental projects based on the appraised fair value of such projects.

     On March 29, 2000, the Company acquired substantially all of the assets and assumed substantially all of the liabilities of MetaText, Inc. ("MetaText"), a Florida-based corporation that converts published content into a digital textbook and provides students and professors with access to a digital version through the MetaText Web site. The purchase price paid approximated $6,285,000, including related transaction costs of approximately $100,000, and was comprised of 153,974 shares of the Company's common stock valued at $2,722,000, 128,910 shares of Series D preferred stock valued at $2,278,000 and the assumption of liabilities totalling approximately $1,185,000. The acquisition was accounted for using the purchase
                                netLIBRARY, INC.

method of accounting and the Company has included the results of MetaText's operations in its consolidated results of operations from the acquisition date.

     The aggregate purchase price has been allocated to the assets and liabilities acquired based on their fair value. The total consideration exceeded the fair value of the net assets acquired by approximately $6,238,000, which has been allocated to the following intangible assets:

                                                                             PERIOD OF
INTANGIBLE ASSET                                                AMOUNT      AMORTIZATION
----------------                                              -----------   ------------
                                                              (UNAUDITED)
Purchased technology........................................  $4,674,000     3.5 years
Assembled workforce.........................................      57,000       3 years
Noncompete agreements.......................................   1,388,000       2 years
Goodwill....................................................     119,000      10 years
                                                              ----------
Total.......................................................  $6,238,000
                                                              ==========

     The intangible assets acquired with the MetaText acquisition were identified and valued by an independent appraiser through extensive interviews and discussions with netLibrary and MetaText management and the analysis of data provided by MetaText.

     The following unaudited pro forma financial information has been prepared as if the peanutpress and MetaText acquisitions were completed at the beginning of the periods presented. The unaudited pro forma financial information is not necessarily indicative of the operating results that might have occurred if the transaction had been completed at such earlier dates or the operating results that may occur in the future.

                                                             NINE MONTHS       SIX MONTHS
                                                                ENDED             ENDED
                                                          DECEMBER 31, 1999   JUNE 30, 2000
                                                          -----------------   -------------
                                                              (UNAUDITED, IN THOUSANDS,
                                                              EXCEPT PER SHARE AMOUNTS)
Revenues................................................      $    224          $  4,354
Loss from operations....................................       (28,747)          (29,343)
Net loss before extraordinary item......................       (27,573)          (27,436)
Net loss................................................       (27,573)          (27,646)
Net loss available to common stock......................       (31,357)          (33,334)
Basic and diluted loss per share........................        (10.39)            (7.74)

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                    MARCH 31,   DECEMBER 31,     JUNE 30,
                                                      1999          1999           2000
                                                    ---------   ------------   ------------
                                                                               (UNAUDITED)
Computer equipment................................   $1,492        $3,930        $ 6,386
Equipment.........................................       --           532            771
Office furniture..................................      289         1,544          1,810
Internal use software.............................      328         1,169          2,689
Leasehold improvements............................       20           462          1,318
                                                     ------        ------        -------
                                                      2,129         7,637         12,974
Less: accumulated depreciation and amortization...      216         1,078          2,452
                                                     ------        ------        -------
Property and equipment, net.......................   $1,913        $6,559        $10,522
                                                     ======        ======        =======

                                netLIBRARY, INC.

4. LONG-TERM OBLIGATIONS

     Long-term debt consists of the following (in thousands):

                                                    MARCH 31,   DECEMBER 31,     JUNE 30,
                                                      1999          1999           2000
                                                    ---------   ------------   ------------
                                                                               (UNAUDITED)
Long-term debt:
  Bank line of credit facility....................   $1,000        $2,754          $ --
  Term debt facility with a bank..................      663           552           442
                                                     ------        ------          ----
                                                      1,663         3,306           442
  Less current maturities.........................      417         1,079           253
                                                     ------        ------          ----
Long-term debt:...................................   $1,246        $2,227          $189
                                                     ======        ======          ====

     LINE OF CREDIT -- The Company had a line of credit totaling $5,500,000 with a bank, bearing interest at the bank's prime rate plus 0.5% (9.0% at December 31, 1999). The Company had borrowings totaling $1,000,000, $2,967,000, and $0 outstanding under the facility as of March 31, 1999, December 31, 1999, and June 30, 2000, respectively. Borrowings under the line of credit were secured by all assets of the Company, subordinated to the security interest on the equipment collateralized under the term debt facility. Borrowings under the line of credit were scheduled to expire in February 2002. On February 29, 2000, the Company repaid and terminated, at its option, this line of credit facility. Total payment, including principal and accrued interest, was $4,329,000. In addition, the Company incurred an extraordinary charge of $210,000 related to the accretion of the related debt to its maturity value that was originally recorded at a discount due to the issuance of warrants to the bank for the purchase of 24,582 shares of the Company's common stock. The Company had $0 and $2,450,000 available under the line of credit as of March 31, 1999 and December 31, 1999, respectively.

     In connection with entering into the line of credit facility, the Company issued warrants to acquire 24,582 shares of common stock. The warrants have an exercise price of $3.6613 per share, are fully vested and expire in September 2004. The value assigned to the warrants, totaling $219,000, was recorded as debt discount, which is being amortized to interest expense over the term of the facility. The fair value was determined using a Black-Scholes model and was calculated using a risk free interest rate of 6.0%, expected volatility of 100% and a term of five years.

     TERM DEBT FACILITY -- The Company also has a term debt facility for the purchase of equipment with a separate bank. Under the term debt facility, which expires in April 2002, the Company can draw up to a maximum of $750,000. Each borrowing under the facility is repayable in 36 monthly installments and is subject to a final payment equal to 5% of the borrowing. The term debt facility bears interest at a weighted average rate of 8.13% and is collateralized by the related equipment. As of March 31, 1999, December 31, 1999, and June 30, 2000, the Company owed $680,000, $565,000 and $452,000 (unaudited) on the term debt facility, respectively.

     In connection with entering into the term debt facility, the Company issued warrants to acquire 20,625 shares of Series A preferred stock. The warrants have an exercise price of $1.00 per share, are fully vested and expire in March 2006. The value assigned to the warrants, totaling $17,000, was recorded as debt discount, which is being amortized to interest expense over the term of the facility. The fair value was determined using a Black-Scholes model and was calculated using a risk free interest rate of 5.3%, expected volatility of 100% and a term of seven years.

     Under the Company's borrowing arrangements, the Company is limited in its ability to pay dividends, make investments, incur other indebtedness, or enter into a business merger. Additionally, the Company
                                netLIBRARY, INC.

must maintain certain financial covenants, minimum liquidity and equity requirements, with which it was in compliance as of December 31, 1999.

     Aggregate annual maturities for long-term debt obligations outstanding as of December 31, 1999 are as follows (in thousands):

YEAR ENDING DECEMBER 31:
2000........................................................   $1,079
2001........................................................    1,409
2002........................................................      920
2003........................................................      124
2004........................................................       --
Thereafter..................................................       --
                                                               ------
Total.......................................................   $3,532
                                                               ======

5. COMMITMENTS AND CONTINGENCIES

     The Company leases its office space and certain office equipment under non-cancelable operating leases. Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases, management expects that, in the normal course of business, leases will be renewed or replaced by other leases. At December 31, 1999, future minimum annual payments under noncancelable operating leases having an initial or remaining term in excess of one year are as follows (in thousands):

2000........................................................  $ 1,559
2001........................................................    1,766
2002........................................................    1,797
2003........................................................    1,893
2004........................................................    1,895
2005 and thereafter.........................................    3,268
                                                              -------
Total.......................................................  $12,178
                                                              =======

     Rent expense totaled $213,000 and $958,000 for the periods ended March 31, 1999 and December 31, 1999, respectively, and $231,000 (unaudited) and $914,000 (unaudited) for the six months ended June 30, 1999 and June 30, 2000, respectively.

     As of December 31, 1999, the Company has a certificate of deposit in the amount of $1,200,000 pledged to a bank for a stand-by letter of credit issued by a bank that serves as collateral for a lease that the Company has for its corporate offices and production facilities. During the six months ended June 30, 2000 the Company purchased a certificate of deposit in the amount of $1,200,000 pledged to a bank for a stand-by letter of credit issued by a bank that serves as collateral for a lease commitment commencing during the period.

     The Company is involved in various litigation matters in the normal course of its operations. Management does not believe that the ultimate outcome of these matters will have a material adverse effect on the financial statements of the Company.

6. REDEEMABLE PREFERRED STOCK

     Pursuant to its certificate of incorporation, as amended February 18, 2000, the Company is authorized to issue up to 35,000,000 shares of common stock with a par value of $.001 and 19,829,750 shares of
                                netLIBRARY, INC.

preferred stock with a par value of $.001 per share comprised of 5,250,000, 6,828,176, 5,726,574 and 2,025,000 shares, respectively, of Series A, Series B, Series C and Series D (collectively referred to as "Series Preferred").

     SERIES A -- In August 1998 and January 1999 the Company issued 3,075,000 and 2,150,000 shares, respectively, of $.001 par value redeemable convertible Series A preferred stock at $1.00 per share. In connection with the Series A preferred stock offering, the Company issued warrants to acquire 33,325 shares of the Company's common stock and paid $71,000 in issuance costs. The warrants have an exercise price of $1.20 per share and expire in January 2004. No value was recorded for the warrants because the exercise price exceeded the deemed fair value as determined using the Black Scholes model.

     SERIES B -- In May 1999 the Company issued 6,828,176 shares of $.001 par value redeemable convertible Series B preferred stock at $3.6613 per share. In connection with the Series B preferred stock offering, the Company paid $67,000 in issuance costs.

     SERIES C -- In October 1999, December 1999, and January 2000 the Company issued 5,449,081, 257,672 and 19,821 shares, respectively, of $.001 par value redeemable convertible Series C preferred stock at $12.613 per share. In connection with the Series C preferred stock offering, the Company paid $65,000 in issuance costs.

     SERIES D -- In January 2000, the Company issued 424,329 shares of $.001 par value redeemable convertible Series D preferred stock at $17.675 per share. In March 2000, the Company issued 2,829 additional shares of the Series D preferred stock at $17.675 per share. In February 2000 and March 2000, the Company issued a total of 561,378 additional shares of the Series D preferred stock as a portion of the consideration related to its acquisition of peanutpress and MetaText (see Note 2). In July 2000, the Company issued 424,328 additional shares of the Series D Preferred Stock at $17.675 per share (unaudited).

     CONVERSION -- Each share of Series Preferred may, at the option of the holder, be converted in whole or in part at any time into fully paid and nonassessable shares of the Company's common stock. The conversion rate in effect at any time is the quotient obtained by dividing the original issue price for Series Preferred by the applicable conversion price. The conversion rate is subject to adjustment to avoid dilution of the Series Preferred. At December 31, 1999 and June 30, 2000, the conversion rate for Series Preferred to common stock is one-to-one.

     Each share of Series Preferred shall automatically be converted into shares of common stock, based on the then-effective conversion price (i) at any time upon the affirmative election of the holders of at least two-thirds of the then outstanding shares of Series A, Series B, Series C, and Series D, each voting as a separate class, or (ii) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Company's common stock for the account of the Company in which (a) the per share price is at least $20.00 prior to July 1, 2000, at least $25.00 from July 1, 2000 through October 31, 2000 and $30.00 subsequent to October 31, 2000, (b) the gross cash proceeds to the Company are at least $30,000,000, and (c) the Company's common stock is listed on a national securities exchange or on The Nasdaq National Market System of The Nasdaq Stock Market.

     LIQUIDATION RIGHTS -- Upon any liquidation, dissolution, merger, or winding up of the Company, (i) before any distribution or payment is made to the holders of Series A or common stockholders, the holders of Series B, Series C and Series D are entitled to an amount per share equal to the original issue price ("Series B Liquidation Value," "Series C Liquidation Value" or "Series D Liquidation Value") for each Series, (ii) after the payment in full of the Liquidation Values to Series B, Series C and Series D, holders of Series A are entitled an amount per share equal to the original issuance price for Series A ("Series A Liquidation Value"), (iii) after payment of Series A, Series B, Series C and Series D
                                netLIBRARY, INC.

Liquidation Values and before any distribution or payment to common stockholders, the holders of Series B, Series C, and Series D are entitled to all accrued but unpaid dividends on their respective Series, (iv) after payments required by (i) -- (iii) above, holders of Series A are entitled to all declared but unpaid dividends on Series A, and (v) after payments required by (i) -- (iv) above, the Company's assets legally available for distribution, if any, shall be distributed ratably to the holders of Series Preferred and common stockholders on an as-if converted to common stock basis.

     REDEMPTION -- The Company is obligated to redeem Series Preferred as follows: (i) the holders of at least two-thirds of the then outstanding shares of Series A, voting as a separate class, may require the Company to redeem all outstanding Series A shares in eight quarterly installments beginning on May 17, 2004, subject to a six month notice prior to the first redemption date, and not prior to the full redemption of Series B, Series C, and Series D, and (ii) the holders of at least two-thirds of the then outstanding shares of Series B, Series C, and Series D, each voting as a separate class, may require the Company to redeem all outstanding Series B, Series C, and Series D shares in one installment at any time beginning May 17, 2004, subject to a six month notice prior to the redemption date and subject to agreement by the Company's board of directors which has the right to defer the lump sum payments into three equal consecutive annual installments beginning on May 17, 2004. If the holders of Series B, Series C, and Series D require the Company to redeem their shares, the redemptions will be made by allocating each redemption payment amount to the holders of Series B, Series C, and Series D ratably in proportion to the full amounts to which they are entitled on redemption. The redemption price is equal to: (i) Series A Liquidation Value plus declared and unpaid dividends, and (ii) Series B, Series C, and Series D Liquidation Value plus accrued and unpaid dividends.

     VOTING RIGHTS -- Series A, Series B, Series C, and Series D holders are entitled to the same voting rights as common stockholders on an as-if converted basis, except as described below. Series A, Series B and Series C holders have the right to elect two, two, and one members of the Company's board of directors, respectively. The affirmative vote of at least a majority of the issued and outstanding Series Preferred, voting collectively, is necessary for effecting or validating (i) any increase or decrease in the authorized number of shares of common stock or preferred stock, (ii) any redemption, repurchase, payment of dividends or other distributions with respect to common stock, (iii) any amendment of the Company's certificate of incorporation or bylaws, (iv) any change to the number of members of the board of directors, (v) any action that results in the payment or declaration of any dividend on any shares of common or preferred stock, (vi) any action that provides for a transaction with a related party or ten percent (10%) stockholder of the Company, (vii) any increase in the number of shares of common stock reserved for issuance under the Company's Stock Option Plan above 5,021,666 shares or any action to enter into any new stock option plans for directors, officers, employees or consultants of the Company, or (viii) any action to dissolve, liquidate or wind up the Company.

     For so long as at least 1,530,000 shares of Series A, 2,080,000 shares of Series B, 1,680,000 shares of Series C and at least 30% of the originally issued shares of Series D, all amounts subject to adjustment for any stock split, reverse stock split or other similar event, remain outstanding, the affirmative vote of at least two-thirds of the issued and outstanding Series Preferred, voting separately by series, is necessary for authorizing, effecting or validating (i) any amendment of any provision of the Company's certificate of incorporation or bylaws relative to the holders' respective Series Preferred,
(ii) any authorization of any new class of or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the holders' respective Series Preferred, or (iii) any agreement by the Company or its stockholders regarding an asset transfer or acquisition, as defined. In addition, the affirmative vote of at least two-thirds of issued and outstanding Series B, Series C and Series D shares, voting as separate groups, is required prior to the Company entering into any agreement that would restrict the Company's right to perform under the Series B, Series C and Series D Preferred Stock Purchase Agreements dated May 17, 1999, October 8, 1999 and January 18, 2000, respectively.

                                netLIBRARY, INC.

     DIVIDEND RIGHTS -- Holders of Series B, Series C, and Series D, in preference to Series A holders and common stockholders, are entitled to receive cumulative cash dividends at the rate of 10% per annum until (i) the date on which Series B, Series C, and Series D Liquidation Value is paid, (ii) the date Series B, Series C, and Series D are converted to common stock, or (iii) the date on which Series B, Series C, and Series D are otherwise acquired by the Company. Series B, Series C, and Series D dividends accrue whether or not they have been declared by the Company's board of directors and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Series A holders, in preference to common stockholders, are entitled to receive, when and as declared by the Company's board of directors, but only out of funds that are legally available, cash dividends at the rate of 10% of the Series A original issue price per annum on each outstanding share of Series A. Upon conversion of the Series Preferred in connection with a registered public offering resulting in gross cash proceeds to the Company of at least $30 million and involving a price per share (as adjusted) that is not less than a specified amount, accrued dividends on the Series Preferred will be payable only to the extent they have been declared, and the holders of the Series Preferred will not be entitled to any accrued and undeclared dividends.

     CARRYING VALUE -- Series Preferred were initially recorded at the total net proceeds received by the Company upon issuance. The Company adjusts the carrying value of Series Preferred to accrete up to liquidation value, which is primarily due to the dividend rights for the holders of Series B, Series C, and Series D. During the period ended December 31, 1999, and the six months ended June 30, 2000, the Company accreted an amount equal to $3,039,000, and $5,522,000 (unaudited), respectively, by charging additional paid-in-capital.

7. STOCKHOLDERS' EQUITY

     COMMON STOCK -- On August 1, 1998, the Company issued 2,475,248 shares of common stock and paid $300,000 in cash to the founders of the Company in exchange for their interests in certain assets and technology of Infomaster CD-ROM, LLC (the "LLC"). As part of the transaction with the LLC, the founders and the LLC entered into five-year, non-compete agreements.

     The Company also issued additional 644,752 shares of common stock to a founder and certain other individuals for services performed in the formation of the Company. The Company recorded approximately $214,000 of deferred compensation related to the shares of common stock issued to the founders, subject to vesting.

     Of the total shares issued, the 2,970,297 shares issued to founders vested one-third on issuance and the balance ratably on a monthly basis for two years thereafter. All unvested shares are subject to repurchase by the Company at $.10 per share upon termination of employment.

     Of the remaining shares, 69,703 vested fully on issuance and the balance ratably, on a monthly basis, for three years thereafter. As of March 31, 1999, December 31, 1999, and June 30, 2000, 1,568,188, 2,330,763, and 2,839,151
(unaudited) shares, respectively, of the total 3,120,000 shares issued are vested.

     On May 21, 1999, the Company committed to issue 50,000 shares of common stock to a research library consortium for consultative services rendered. The Company recognized $35,000 in compensation expense related to this transaction based upon the deemed fair value of the Company's common stock at the time of the commitment. On March 20, 2000, the Company issued the shares.

     STOCK OPTIONS -- Pursuant to the Company's 1998 Stock Option Plan (the "Plan"), as amended, the Company may grant incentive and nonstatutory stock options to employees, directors and consultants to acquire up to 4,431,666 shares of the Company's common stock. During the six months ended June 30, 2000, the Company's Board of Directors increased options available for issuance under the Plan by 590,000 shares. Options granted vest over four years and expire no more than ten years from the date of
                                netLIBRARY, INC.

the grant. Effective December 28, 1999, the Company amended the Plan to allow for the exercise of unvested options. Shares of common stock issued pursuant to this clause are subject to repurchase by the Company until vested according to the original vesting terms.

     The following table summarizes stock option activity during the period from the Company's date of inception (June 5, 1998) through June 30, 2000:

                                                                           AVERAGE
                                                                NUMBER     EXERCISE
                                                              OF SHARES     PRICE
                                                              ----------   --------
Balances, June 5, 1998......................................          --    $   --
Granted (weighted average stock option fair value of
  $0.42)....................................................   1,893,000      0.10
Exercised...................................................    (138,499)     0.10
Canceled....................................................    (495,417)     0.10
                                                              ----------    ------
Balances, March 31, 1999 (4,202 exercisable at a weighted
  average price of $0.10 per share).........................   1,259,084    $ 0.10
Granted (weighted average stock option fair value of
  $3.56)....................................................   1,641,450      4.54
Exercised...................................................    (246,634)     0.19
Canceled....................................................     (73,423)     0.90
                                                              ----------    ------
Balances, December 31, 1999.................................   2,580,477    $ 2.90
Granted (weighted average stock option fair value of $9.10)
  (unaudited)...............................................   1,156,032     11.30
Exercised (unaudited).......................................  (1,161,689)     0.20
Canceled (unaudited)........................................    (146,228)     8.51
                                                              ----------    ------
Balances, June 30, 2000 (unaudited).........................   2,428,592    $ 7.85
                                                              ==========    ======

     At December 31, 1999 and June 30, 2000, options for 1,466,056 and 1,046,252
(unaudited) shares were available under the Plan for future grant, respectively.

     Additional information regarding options outstanding as of December 31, 1999 is as follows:

                                            OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                                         --------------------------   -------------------------
                                                         WEIGHTED
                                                         AVERAGE                       WEIGHTED
                                                        REMAINING     EXERCISABLE AT   AVERAGE
EXERCISE                                   NUMBER      CONTRACTUAL     DECEMBER 31,    EXERCISE
PRICES                                   OUTSTANDING   LIFE (YEARS)        1999         PRICE
--------                                 -----------   ------------   --------------   --------
$ 0.10.................................   1,471,907        9.1           136,613        $0.10
  0.50.................................     285,050        9.6            59,500         0.50
  3.00.................................     150,365        9.7                --           --
 10.00.................................     673,155        9.9            12,706        10.00
                                          ---------        ---           -------        -----
                                          2,580,477        9.5           208,819        $0.82
                                          =========        ===           =======        =====

     ADDITIONAL STOCK PLAN INFORMATION -- SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method of accounting for stock-based awards. Under SFAS No. 123, the fair value of the stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option
                                netLIBRARY, INC.

pricing model under the minimum value method with the following weighted average assumptions for both periods ended March 31, 1999 and December 31, 1999; expected life, four years; risk free interest rates of 6.0%; and no dividends during the expected term. The Company's calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the stock-based awards had been amortized over the vesting period of the awards, pro forma net loss applicable to common stockholders would have been approximately $4,784,000 ($3.44 per basic and diluted share) and $27,825,000 ($11.99 per basic and diluted share) for the periods ended March 31, 1999 and December 31, 1999, respectively.

     STOCK-BASED COMPENSATION -- In connection with options granted to employees to purchase common stock, the Company recorded deferred compensation expense of $568,000 and $4,143,000 in the periods ended March 31, 1999 and December 31, 1999, respectively, and $873,000 (unaudited) and $1,350,000 (unaudited) for the six months ended June 30, 1999 and June 30, 2000, respectively. Such amounts represent the difference between the exercise price and the deemed fair value of the Company's common stock at the date of grant. The deferred charges are being amortized to expense through fiscal year 2004.

     COMMON STOCK RESERVED -- At December 31, 1999 and June 30, 2000, the Company had reserved shares of common stock for issuance as follows:

                                                              DECEMBER 31,    JUNE 30,
                                                                  1999          2000
                                                              ------------   -----------
                                                                             (UNAUDITED)
Conversion of preferred stock...............................   17,759,929    18,768,286
Issuance available under 1998 stock option plan.............    1,466,056     1,046,252
Exercise of options.........................................    2,580,477     2,428,592
Exercise of warrants and other..............................      128,532        83,532
                                                               ----------    ----------
Total.......................................................   21,934,994    22,326,662
                                                               ==========    ==========

8. LOSS PER COMMON SHARE

     A reconciliation of the numerator and denominator used in the calculation of basic and diluted loss per common share is presented below (in thousands except per share amounts):

                                                    MARCH 31,   DECEMBER 31,    JUNE 30,      JUNE 30,
                                                      1999          1999          1999          2000
                                                    ---------   ------------   -----------   -----------
                                                                               (UNAUDITED)   (UNAUDITED)
Net loss, basic and diluted.......................   $(4,274)     $(19,652)      $(5,169)     $(25,830)
Cumulative dividends on Series Preferred..........        --         3,039           301         5,522
                                                     -------      --------       -------      --------
Net loss applicable to common shares (numerator),
  basic and diluted...............................   $(4,274)     $(22,691)      $(5,470)     $(31,352)
                                                     =======      ========       =======      ========
Shares (denominator):
Weighted average common shares outstanding........     3,151         3,490         3,281         5,396
Shares subject to repurchase......................    (1,806)       (1,170)       (1,552)       (1,343)
                                                     -------      --------       -------      --------
Shares used in computation basic and diluted......     1,345         2,320         1,729         4,053
                                                     =======      ========       =======      ========
Loss per share attributable to common shares,
  basic and diluted...............................   $ (3.18)     $  (9.78)      $ (3.16)     $  (7.74)
                                                     =======      ========       =======      ========

                                netLIBRARY, INC.

9. INCOME TAXES

     The tax effects of temporary differences that give rise to significant portions of the Company's net deferred tax asset are as follows (in thousands):

                                                              MARCH 31,   DECEMBER 31,
                                                                1999          1999
                                                              ---------   ------------
Deferred tax assets:
  Net operating loss carryforwards..........................   $ 1,501      $ 7,635
  Fixed assets..............................................        23          338
  Deferred revenues.........................................        --          266
  Other accruals............................................        19          515
  Stock-based compensation..................................        26          208
  Intangibles...............................................        14           24
  Income tax credits........................................        --           12
                                                               -------      -------
Total deferred tax assets...................................     1,583        8,998
Deferred tax liabilities:
  Research and development expensed.........................        --         (132)
  Valuation allowance.......................................    (1,583)      (8,866)
                                                               -------      -------
Net deferred tax asset......................................   $    --      $    --
                                                               =======      =======

     The gross deferred tax assets have been reduced by a valuation allowance because management believes that it is currently more likely than not that such benefits will not be realized.

     At March 31, 1999 and December 31, 1999, the Company had approximately $4,041,000 and $20,557,000, respectively, of net operating loss carryforwards which begin expiring in 2019. The Internal Revenue Code places certain limitations on the annual amount of net operating loss carryforwards which can be utilized if certain changes in the Company's ownership occurs.

     The Company's effective tax rate differs from the expected benefit at the federal statutory tax rate as follows:

                                                              MARCH 31,   DECEMBER 31,
                                                                1999          1999
                                                              ---------   ------------
Taxes computed at federal statutory rate....................    (34.0)%      (34.0)%
State income taxes, net of federal benefit..................     (3.1)        (3.1)
Permanent and other items...................................      0.1          0.1
Income tax credits..........................................       --          0.1
Change in valuation allowance...............................     37.0         36.9
                                                                -----        -----
Total provision.............................................       --%          --%
                                                                =====        =====

10. EMPLOYEE BENEFIT PLAN

     The Company maintains a savings plan under section 401(k) of the Internal Revenue Code (the "401(k)"). The 401(k)is available to all employees with eligibility commencing on the first day of employment. Employees may contribute up to 15% of their eligible compensation, not to exceed the amounts allowed by law. The 401(k)allows for discretionary matching contributions to be made by the Company. No matching contributions were made for the periods ended March 31, 1999, December 31, 1999 and June 30, 2000 (unaudited).

                                netLIBRARY, INC.

11. SEGMENT INFORMATION, OPERATIONS BY GEOGRAPHIC AREA AND SIGNIFICANT CUSTOMERS

  Segment Information

     As discussed in Note 1, the Company follows the requirements of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." As defined in SFAS No. 131, the Company operates in a single reportable segment.

  Geographic Information (in thousands)

                                           PERIOD ENDED                                  SIX MONTHS ENDED
                        ---------------------------------------------------   --------------------------------------
                             MARCH 31, 1999           DECEMBER 31, 1999        JUNE 30,          JUNE 30, 2000
                        ------------------------   ------------------------      1999       ------------------------
                                      LONG-LIVED                 LONG-LIVED   -----------                 LONG-LIVED
                        REVENUES(1)     ASSETS     REVENUES(1)     ASSETS     REVENUES(1)   REVENUES(1)     ASSETS
                        -----------   ----------   -----------   ----------   -----------   -----------   ----------
North America.........      $18         $1,913        $137         $6,559         $21         $3,935       $10,522
Rest of the
  world(2)............       --             --          20             --          --            329            --
                            ---         ------        ----         ------         ---         ------       -------
                            $18         $1,913        $157         $6,559         $21         $4,264       $10,522
                            ===         ======        ====         ======         ===         ======       =======

---------------

(1) Revenues are attributed to countries based on location of customer invoiced.

(2) No individual foreign country accounted for greater than 10% of total revenues or long-lived assets in any of the periods presented.

  Significant Customers

     No one customer accounted for greater than 10% of total revenues for the six months ended June 30, 1999 (unaudited) and June 30, 2000 (unaudited). Two unrelated customers accounted for 14% and 13% of total revenues for the period ended December 31, 1999. No one customer accounted for greater than 10% of total revenues for the period ended March 31, 1999.

     One customer accounted for 10% of accounts receivable as of June 30, 2000 (unaudited). Four unrelated customers accounted for 28%, 27%, 26% and 11% of accounts receivable as of December 31, 1999. No one customer accounted for greater than 10% of accounts receivable as of March 31, 1999.

12. SUBSEQUENT EVENTS

     On March 29, 2000, the Company acquired substantially all of the assets and assumed substantially all of the liabilities of MetaText, Inc. (see Note 2).

     The Company intends to file a registration statement with the Securities and Exchange Commission for its initial public offering of common stock during
the third quarter of calendar 2000. The Company plans to offer      shares of
its common stock and the underwriters have an option to purchase an additional shares to cover over-allotments.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
  of peanutpress.com, Inc.
Maynard, Massachusetts

     We have audited the accompanying balance sheet of peanutpress.com, Inc. as of December 31, 1999, and the related statements of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of peanutpress.com, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

February 22, 2000
Denver, Colorado
                             peanutpress.com, INC.

                                 BALANCE SHEET
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               DECEMBER 31,
                                                                   1999
                                                               ------------
                                  ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................      $1,195
  Deposits and prepaid expenses.............................          23
                                                                  ------
          Total current assets..............................       1,218

Property and Equipment, Net.................................          88
Capitalized electronic book production costs, net of
  accumulated amortization of $6............................          20
Intangible Assets...........................................           6
Other Assets................................................          18
                                                                  ------
          TOTAL.............................................      $1,350
                                                                  ======

                   LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................      $   26
  Accrued compensation......................................         319
  Other accrued liabilities.................................          47
                                                                  ------
          Total liabilities.................................         392
                                                                  ------
COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE SERIES A PREFERRED STOCK --
  $0.01 par value; 8,876 authorized shares; 8,876 issued and
     outstanding shares.....................................       1,638
STOCKHOLDERS' DEFICIT:
Common stock, $0.01 par value; 200,000 shares authorized;
  10,049 shares issued and outstanding......................          --
Additional paid-in capital..................................          82
Deferred compensation.......................................         (54)
Accumulated deficit.........................................        (708)
                                                                  ------
          Total stockholders' deficit.......................        (680)
                                                                  ------
          TOTAL.............................................      $1,350
                                                                  ======

                See accompanying notes to financial statements.

                             peanutpress.com, INC.

                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
NET SALES...................................................     $  67
                                                                 -----
COST AND EXPENSES:
Cost of publisher rights and electronic book production
  (including amortization of capitalized electronic book
  production costs).........................................        35
Sales and marketing.........................................       126
Research and development and Web site operations............       142
General and administrative (exclusive of $27 stock-based
  compensation).............................................       274
Depreciation and amortization...............................        11
Stock-based compensation expense............................        27
                                                                 -----
Total costs and expenses....................................       615
                                                                 -----
  LOSS FROM OPERATIONS......................................      (548)
  OTHER INCOME..............................................         9
                                                                 -----
  NET LOSS..................................................     $(539)
                                                                 =====

                See accompanying notes to financial statements.

                             peanutpress.com, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                               COMMON STOCK        ADDITIONAL
                               MEMBER'S   ----------------------    PAID-IN       DEFERRED     ACCUMULATED
                                EQUITY       SHARES      AMOUNT     CAPITAL     COMPENSATION     DEFICIT     TOTAL
                               --------   ------------   -------   ----------   ------------   -----------   -----
Balance, January 1, 1999.....   $(105)           --      $   --       $--           $ --          $  --      $(105)
Net loss January 1, 1999 to
  March 12, 1999.............    (112)           --          --        --             --             --       (112)
Recapitalization.............     217        10,000          --         1             --           (281)       (63)
Exercise of stock options....      --            49          --        --             --             --         --
Stock-based compensation
  arrangement................      --            --          --        81            (81)            --         --
Amortization of deferred
  compensation...............      --            --          --        --             27             --         27
Net loss March 13, 1999 to
  December 31, 1999..........      --            --          --        --             --           (427)      (427)
                                -----        ------      -------      ---           ----          -----      -----
Balance, December 31, 1999...   $  --        10,049      $   --       $82           $(54)         $(708)     $(680)
                                =====        ======      =======      ===           ====          =====      =====

                See accompanying notes to financial statements.

                             peanutpress.com, INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................     $ (539)
  Adjustments to reconciled net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................         17
     Amortization of deferred compensation..................         27
     Changes in assets and liabilities:
       Deposits and prepaid expenses........................        (23)
       Accounts payable.....................................         25
       Accrued compensation.................................        199
       Other accrued liabilities............................         47
                                                                 ------
          Net cash used in operating activities.............       (247)
                                                                 ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................        (83)
  Capitalization of electronic book production costs........        (26)
  Increase in other assets..................................        (25)
                                                                 ------
          Net cash used in investing activities.............       (134)
                                                                 ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Accounts payable to stockholders..........................        (64)
  Proceeds from issuance of preferred stock, net of issuance
     costs..................................................      1,638
  Proceeds from issuance of common stock....................          1
                                                                 ------
          Net cash provided by financing activities.........      1,575
                                                                 ------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................      1,194
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................          1
                                                                 ------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................     $1,195
                                                                 ======

                See accompanying notes to financial statements.

                             peanutpress.com, INC.

                         NOTES TO FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF THE ORGANIZATION -- peanutpress.com, Inc. (formerly Peanut Development Corporation ("PDC")) (the "Company" or "peanutpress"), a Massachusetts based corporation, was incorporated on February 23, 1999. Peanut Press LLC ("LLC"), a Massachusetts limited liability company, was formed on April 29, 1998 (date of inception). On March 12, 1999, LLC recapitalized by merging with and into PDC, with PDC being the surviving entity. Prior to the merger, PDC was a shell company with no prior operations. For the period from inception through the merger with PDC, the LLC experienced cumulative losses totaling $281,000. As part of the merger, PDC changed its name to peanutpress.

     The Company is a provider focused on delivering electronic books ("eBook") to users of handheld computing devices.

     LIQUIDITY -- The Company has incurred operating losses since inception related primarily to the development and marketing of its products and has a stockholders' deficit of $680,000 as of December 31, 1999. In November 1999, the Company completed a sale of redeemable preferred stock, raising $1,638,000, and in February 2000 entered into an agreement and plan of merger with netLibrary, Inc. (see Note 7).

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities, as well as the reported amounts of revenue and expenses. Actual results could differ from these estimates.

     REVENUE RECOGNITION AND PAYMENTS TO PUBLISHERS -- The Company sells its eBooks to its customers upon downloading the eBook from the Company's Web site to the customer's handheld device. The Company recognizes the revenue for the sale of the eBook at the time the customer takes physical delivery of the eBook.

     The Company is required to remit payments to publishers for each eBook sale. Publisher costs are expensed as incurred when the customer takes physical delivery of the eBook.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The Company's financial instruments include cash and cash equivalents, accounts payable and accrued liabilities. The carrying amounts of these financial instruments approximate fair value due to their short maturities.

     CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

     PROPERTY AND EQUIPMENT -- Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of three to five years or the lease term, if shorter. Maintenance and repairs are expensed as incurred.

     eBOOK PRODUCTION COSTS -- The Company capitalizes direct and indirect costs related to the production, scanning, editing and quality control functions related to the creation of the eBooks included in the Company's Web site. Capitalized costs are amortized straight-line over 30 months beginning on the date the eBooks are placed in the Company's Web site. Amortization expense related to the capitalized eBook production costs was $6,000 for the year ended December 31, 1999.

     SOFTWARE COSTS -- The Company accounts for costs of internal use software in accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This standard requires companies to capitalize qualifying computer software costs, which are principally incurred during the application development stage, and amortize them over the software's estimated useful life. The
                             peanutpress.com, INC.

Company adopted SOP 98-1 effective January 1, 1999. Prior to January 1, 1999, the Company generally expensed such costs with the exception of certain purchased software.

     IMPAIRMENT OF LONG-LIVED ASSETS -- Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is based on future net cash flows from the use and ultimate disposition of the asset. The Company recorded no adjustment for impairment of long-lived assets during the year ended December 31, 1999.

     INCOME TAXES -- For the period from inception through March 1999, the Company was a limited liability company. From March 1999 through November 12, 1999, the Company elected S-Corporation status under the Internal Revenue Code. Beginning November 13, 1999, the Company revoked its S-Corporation status and began to account for income taxes in accordance with the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement basis and the income tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax computations are based on enacted laws and rates applicable to the years in which the differences are expected to affect taxable income. Deferred taxes are reduced by a valuation allowance if, based on the weight of the available evidence, it is more likely that not that these benefits will not be realized.

     STOCK-BASED COMPENSATION -- The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plan, and, accordingly, does not recognize compensation cost for options granted to employees and directors whose exercise price is equal to or exceeds the fair value of common stock as of the grant date.

     COMPREHENSIVE INCOME -- For the year ended December 31, 1999, the Company's comprehensive loss, as defined by SFAS No. 130, "Reporting Comprehensive Income," is equal to its net loss.

     NEW ACCOUNTING PRONOUNCEMENT -- In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The accounting provisions for qualifying hedges allow gains and losses recognized related to a hedged item in the income statement to be offset by related derivative's gain and losses, and requires the Company to formally document, designate, and assess the effectiveness of transactions that qualify for hedge accounting. As amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133," the Company is not required to adopt this statement until January 1, 2001. The Company has not determined its method or timing of adopting this statement or the impact on its financial statements. However, when adopted this statement could increase volatility in reported earnings and other comprehensive income of the Company.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements," providing guidance with respect to revenue recognition issues and disclosures. As amended by SAB 101B, the Company is not required to implement SAB 101 until the fourth quarter of calendar year 2000. The Company believes that the implementation of SAB 101 will not have a significant impact on its financial statements.

                             peanutpress.com, INC.

2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

Computer equipment..........................................  $66
Office furniture............................................    1
Internal use software.......................................   33
                                                              ---
                                                              100
Less: accumulated depreciation..............................   12
                                                              ---
Total.......................................................  $88
                                                              ===

3. REDEEMABLE PREFERRED STOCK -- SERIES A

     On November 12, 1999, the Company issued 8,876 shares of $0.01 par value convertible Series A preferred stock at $189.27 per share.

     The Series A preferred stock is redeemable at the option of the holder at any time after November 12, 2003, at a price per share equal to the liquidation value. Each share of Series A preferred stock is convertible into shares of common stock at the option of the holder or automatically at the closing of a public offering of common stock with proceeds of at least $50 million. The Series A conversion rate is equal to the original Series A issue price, subject to certain anti-dilution provisions. Each share of Series A preferred stock has a liquidation value equal to the original issue price plus any declared and unpaid dividends and has voting rights on an as-if-converted basis. A liquidation includes any merger, dissolution or sale of the Company.

4. STOCKHOLDERS' EQUITY

     STOCK OPTIONS -- Pursuant to the Company's 1999 Stock Option Plan, as amended, (the "Plan"), the Company may grant incentive and nonstatutory stock options to employees, directors and consultants to acquire up to 36,331 shares of the Company's common stock. Options granted vest over three years and expire no more than ten years from the date of the grant.

     The following table summarizes stock option activity during the year ended December 31, 1999:

                                                                 OPTIONS OUTSTANDING
                                                              --------------------------
                                                                             WEIGHTED
                                                               NUMBER        AVERAGE
                                                              OF SHARES   EXERCISE PRICE
                                                              ---------   --------------
Outstanding at January 1, 1999..............................       --         $  --
Granted (weighted average stock option fair value of
  $0.16)....................................................    5,399          1.00
Exercised...................................................      (49)         1.00
                                                                -----         -----
Outstanding at December 31, 1999............................    5,350         $1.00
                                                                =====         =====

     At December 31, 1999, 30,932 options were available for grant under the Plan.

     The options to purchase 5,350 shares of the Company's common stock outstanding as of December 31, 1999 had a weighted average remaining contractual life of 6.6 years. Options to purchase 121 shares of the Company's common stock were exercisable at December 31, 1999, at a weighted average exercise price of $1.00.

     ADDITIONAL STOCK INFORMATION -- SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value for stock-based awards. Under SFAS No. 123, the fair value of the stock-based awards to employees
                             peanutpress.com, INC.

is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model under the minimum value method with the following weighted average assumptions for 1999; expected life, 3.0 years for grants; risk free interest rates of 6.0%; and no dividends during the expected term. The Company's calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the stock-based awards had been amortized over the vesting period of the awards, pro forma net loss applicable to common stockholders would have been approximately $540,000 for the year ended December 31, 1999.

     STOCK-BASED COMPENSATION -- In connection with options granted to employees to purchase common stock, the Company recorded deferred compensation expense of $81,000 in the year ended December 31, 1999. Such amount represents the difference between the exercise price and the deemed fair value of the Company's common stock at the date of grant. The deferred charges are being amortized to expense through fiscal 2003. Stock-based compensation expense of $27,000 was recorded in the year ended December 31, 1999.

5. INCOME TAXES

     The tax effects of temporary differences that give rise to significant portions of the Company's net deferred tax asset are as follows (in thousands):

Deferred tax assets:
  Net operating loss carryforwards..........................   $ 55
  Other.....................................................     10
                                                               ----
Total deferred tax assets...................................     65
Valuation allowance.........................................    (65)
                                                               ----
Net deferred tax asset......................................   $ --
                                                               ====

     The income tax benefit for 1999 differs from the amount computed by applying the U.S. federal statutory income tax rate to loss before income taxes primarily due to the valuation allowance. The deferred tax assets have been reduced by a valuation allowance because management believes that it is currently more likely than not that such benefits will not be realized.

     At December 31, 1999, the Company had approximately $158,000 of net operating loss carryforwards which begin expiring in 2020. The Internal Revenue Code places certain limitations on the annual amount of net operating loss carryforwards which can be utilized if certain changes in the Company's ownership occurs.

                             peanutpress.com, INC.

6. COMMITMENTS AND CONTINGENCIES

     The Company leases its office space and certain office equipment under non-cancelable operating leases. Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases management expects that, in the normal course of business, leases will be renewed or replaced by other leases. At December 31, 1999, future minimum annual payments under noncancelable operating leases having an initial or remaining term in excess of one year are as follows:

2000........................................................   $ 88
2001........................................................     88
2002........................................................     81
2003........................................................     --
2004........................................................     --
Thereafter..................................................     --
                                                               ----
Total.......................................................   $257
                                                               ====

     Rent expense totaled $10,000 for the year ended December 31, 1999.

7. SUBSEQUENT EVENTS

     On February 22, 2000 the Company entered into an agreement and plan of merger (the "Agreement") with netLibrary, Inc. ("netLibrary") whereby it agreed to sell all of its outstanding capital stock, including options outstanding, in exchange for cash of $1,730,000, 544,900 shares of netLibrary's common stock, 432,468 shares of netLibrary's Series D Preferred stock, and options for 323,897 shares of netLibrary's common stock, valued at a total of approximately $24.7 million. As a result of the Agreement, the founders of the Company forgave the amounts owed to them by the Company for compensation previously accrued.

                                netLIBRARY, INC.

               PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1999

     On February 22, 2000, netLibrary, Inc. ("netLibrary" or the "Company") acquired all of the outstanding capital stock of peanutpress.com, Inc. ("peanutpress"), a Massachusetts-based electronic book ("eBooks") to users of handheld computing devices. The Company paid $24,830,000 for the acquisition comprised of cash of $1,730,000, 544,900 shares of the Company's common stock valued at $9,631,000, 432,468 shares of Series D preferred stock valued at $7,644,000, options for 323,897 shares of the Company's common stock valued at $5,725,000, and related transaction costs totaling approximately $100,000.

     The acquisition has been accounted for using the purchase method of accounting. The aggregate purchase price has been allocated to the assets and liabilities acquired based on their fair value. The total consideration exceeded the fair value of the net assets acquired by approximately $23,872,000, which has been allocated to the following intangible assets:

                                                                             PERIOD OF
INTANGIBLE ASSET                                                AMOUNT      AMORTIZATION
----------------                                              -----------   ------------
                                                              (UNAUDITED)
In-process research and development.........................  $   294,000   N/A
Purchased technology........................................    2,936,000   6 years
Assembled workforce.........................................       93,000   3 years
Noncompete agreements.......................................    3,298,000   1 year
Publisher relationship intangibles..........................   12,098,000   8 years
Domain name.................................................       56,000   1.5 years
Goodwill....................................................    5,097,000   10 years
                                                              -----------
          Total.............................................  $23,872,000
                                                              ===========

     The intangible assets were identified and valued by an independent appraiser through extensive interviews and discussions with netLibrary and peanutpress management and the analysis of data provided by peanutpress. The in-process research and development represents technology which has not yet reached technological feasibility and does not have alternative future uses. This amount was charged to netLibrary's operations during the six-month period ended June 30, 2000. The in-process research and development technology was valued by considering data relevant to developmental products, their respective stage of development, the time and resources needed to complete them, their expected income generating ability, target markets and associated risks. The Income Approach, which includes an analysis of the markets, cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing each in-process research and development projects. A portion of the purchase price was allocated to the developmental projects based on the appraised fair value of such projects.

     The accompanying pro forma financial statements are presented in accordance with Article 11 of Regulation S-X.

     The unaudited pro forma condensed combining balance sheet has been prepared as if the acquisition was completed as of December 31, 1999. The unaudited pro forma condensed combining statement of operations was prepared as if the acquisition was completed at the beginning of the earliest fiscal year presented and carried through the interim period presented. To prepare the pro forma unaudited condensed combining statement of operations, the netLibrary statement of operations for the nine months ended December 31, 1999 has been combined with the statement of operations of peanutpress for the year ended December 31, 1999.

     The unaudited pro forma condensed combining financial statements should be read in conjunction with the historical financial statements of netLibrary and peanutpress.

                                netLIBRARY, INC.

            PRO FORMA CONDENSED COMBINING BALANCE SHEETS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                           PRO FORMA
                                                                                            COMBINED
                                                                           PRO FORMA      DECEMBER 31,
                                               NETLIBRARY   PEANUTPRESS   ADJUSTMENTS         1999
                                               ----------   -----------   -----------     ------------
                                                ASSETS

CURRENT ASSETS:
  Cash and cash equivalents..................   $ 74,321      $1,195        $(1,730)(b)     $ 73,786
  Other......................................      1,424          23             --            1,447
                                                --------      ------        -------         --------
          Total current assets...............     75,745       1,218         (1,730)          75,233
Property and equipment, net..................      6,559          88             --            6,647
Capitalized and in-process electronic book
  production costs, net......................      4,867          20             --            4,887
Intangible assets, net.......................        148           6         23,578(b)        23,732
Other assets.................................      1,675          18             --            1,693
                                                --------      ------        -------         --------
          TOTAL..............................   $ 88,994      $1,350        $21,848         $112,192
                                                ========      ======        =======         ========

                                LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES..........................   $  7,092      $  392        $   100(b)      $  7,584
                                                --------      ------        -------         --------
NONCURRENT LIABILITIES.......................      2,746          --             --            2,746
                                                --------      ------        -------         --------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK...................    105,057       1,638          6,006(a)(b)    112,701
                                                --------      ------        -------         --------
STOCKHOLDERS' DEFICIT:
  Common stock...............................          3          --              1(b)             4
  Additional paid-in capital.................      2,283          82         15,273(a)(b)     17,638
  Deferred compensation......................     (4,261)        (54)            54(a)        (4,261)
  Accumulated deficit........................    (23,926)       (708)           414(a)(c)    (24,220)
                                                --------      ------        -------         --------
          Total stockholders' deficit........    (25,901)       (680)        15,742          (10,839)
                                                --------      ------        -------         --------
          TOTAL..............................   $ 88,994      $1,350        $21,848         $112,192
                                                ========      ======        =======         ========

        See notes to pro forma condensed combining financial statements.

                                netLIBRARY, INC.

       PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            NETLIBRARY
                                            NINE MONTH    PEANUTPRESS                      PRO FORMA
                                              ENDED        YEAR ENDED                   COMBINED PERIOD
                                           DECEMBER 31,   DECEMBER 31,    PRO FORMA    ENDED DECEMBER 31,
                                               1999           1999       ADJUSTMENTS          1999
                                           ------------   ------------   -----------   ------------------
REVENUE..................................    $    157        $  67         $    --          $    224
                                             --------        -----         -------          --------
COSTS AND EXPENSES:
Cost of publisher rights and electronic
  book production (including amortization
  of capitalized electronic book
  production costs)......................       1,890           35              --             1,925
Sales and marketing......................      10,560          126              --            10,686
Research and development and Web site
  operations.............................       2,833          142             294(c)          3,269
General and administrative...............       4,230          274              --             4,504
Depreciation and amortization............         905           11           4,408(d)          5,324
Stock-based compensation expense*........         563           27              --               590
                                             --------        -----         -------          --------
          Total costs and expenses.......      20,981          615           4,702            26,298
                                             --------        -----         -------          --------
LOSS FROM OPERATIONS.....................     (20,824)        (548)         (4,702)          (26,074)
INTEREST INCOME, net.....................       1,172            9              --             1,181
                                             --------        -----         -------          --------
NET LOSS.................................     (19,652)        (539)         (4,702)          (24,893)
CUMULATIVE DIVIDENDS ON REDEEMABLE
  PREFERRED STOCK........................       3,039           --             574(f)          3,613
                                             --------        -----         -------          --------
NET LOSS AVAILABLE TO COMMON STOCK.......    $(22,691)       $(539)        $(5,276)         $(28,506)
                                             ========        =====         =======          ========
BASIC AND DILUTED LOSS PER SHARE.........    $  (9.78)                                      $  (9.95)
                                             ========                                       ========
SHARES USED IN COMPUTATION, BASIC AND
  DILUTED................................       2,320                          545(e)          2,865
                                             ========                      =======          ========
* Stock-based compensation:
  Cost of publisher rights and electronic
     book production.....................    $     40        $  --                          $     40
  Sales and marketing....................          83           --                                83
  Research and development and Web site
     operations..........................          48           --                                48
  General and administrative.............         392           27                               419
                                             --------                                       --------
                                             $    563        $  27                          $    590
                                             ========        =====                          ========

        See notes to pro forma condensed combining financial statements.

                                netLIBRARY, INC.

       PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  PEANUTPRESS
                                                                      FROM
                                                     NETLIBRARY    JANUARY 1,                   PRO FORMA
                                                     SIX MONTHS       2000                     COMBINED SIX
                                                       ENDED           TO                      MONTHS ENDED
                                                      JUNE 30,    FEBRUARY 22,    PRO FORMA      JUNE 30,
                                                        2000          2000       ADJUSTMENTS       2000
                                                     ----------   ------------   -----------   ------------
REVENUE............................................   $  4,264       $  29        $     --       $  4,293
                                                      --------       -----        --------       --------
COSTS AND EXPENSES:
Cost of publisher rights and eBook production
  (including amortization of capitalized electronic
  book production costs)...........................      4,486          25              --          4,511
Sales and marketing................................     12,623          45              --         12,668
Research and development and Web site
  operations.......................................      3,885          --              --          3,885
General and administrative.........................      5,983         258              --          6,241
Depreciation and amortization......................      4,042           3             848(d)       4,893
Stock-based compensation expense*..................        767         175              --            942
                                                      --------       -----        --------       --------
         Total costs and expenses..................     31,786         506             848         33,140
                                                      --------       -----        --------       --------
LOSS FROM OPERATIONS...............................    (27,522)       (477)           (848)       (28,847)
INTEREST INCOME, net...............................      1,902           5              --          1,907
                                                      --------       -----        --------       --------
NET LOSS BEFORE EXTRAORDINARY
  ITEM.............................................    (25,620)       (472)           (848)       (26,940)
EXTRAORDINARY LOSS ON EARLY
  EXTINGUISHMENT OF DEBT...........................       (210)         --              --           (210)
                                                      --------       -----        --------       --------
NET LOSS AFTER EXTRAORDINARY ITEM..................    (25,830)       (472)           (848)       (27,150)
CUMULATIVE DIVIDENDS ON REDEEMABLE PREFERRED
  STOCK............................................      5,522          --             111(f)       5,633
                                                      --------       -----        --------       --------
NET LOSS AVAILABLE TO COMMON STOCK.................   $(31,352)      $ (72)       $   (959)      $(32,783)
                                                      ========       =====        ========       ========
Basic and diluted loss per share:
    Net loss before extraordinary item.............   $  (6.32)                                  $  (6.65)
    Extraordinary loss on early extinguishment of
      debt.........................................   $  (0.05)                                  $  (0.05)
    Net loss attributable to common stock..........   $  (7.74)                                  $  (8.09)

SHARES USED IN COMPUTATION, BASIC AND DILUTED......      4,053                                      4,053
                                                      ========                                   ========
* Stock-based compensation:
      Cost of publisher rights and electronic book
         production................................   $     59       $  --                       $     59
      Sales and marketing..........................        193          --                            193
      Research and development and Web site
         operations................................         84          --                             84
      General and administrative...................        431         175                            606
                                                      --------       -----                       --------
                                                      $    767       $ 175                       $    942
                                                      ========       =====                       ========

        See notes to pro forma condensed combining financial statements.

                                netLIBRARY, INC.

          NOTES TO PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS
                     FOR THE PERIOD ENDED DECEMBER 31, 1999
                     AND THE SIX MONTHS ENDED JUNE 30, 2000

     The following pro forma adjustments have been made to the pro forma condensed combining financial statements:

          (a) Reflects the elimination of peanutpress' redeemable preferred stock and stockholders' deficit comprised of redeemable preferred stock of $1,638,000, additional paid in capital of $82,000, deferred compensation of $54,000, and accumulated deficit of $708,000.

          (b) Reflects payment of purchase price totaling $24,830,000, comprised of the issuance of approximately 544,900 shares of common stock valued at $9,631,000, the issuance of 432,468 shares of Series D redeemable preferred stock valued at $7,644,000, the granting of 323,897 options to purchase the Company's common stock valued at approximately $5,725,000, the payment of $1,730,000 and transaction costs totaling approximately $100,000, and the related allocation of purchase price. A deferred income tax liability related to the intangible assets' financial reporting basis in excess of income tax basis has not been recorded. This is due to the reversal of $7,027,000 of netLibrary's recorded valuation allowance related to its deferred tax asset as of December 31, 1999.

          (c) Reflects the one-time charge of $294,000 for purchased in-process research and development identified in the purchase price allocation.

          (d) Reflects pro forma amortization of the purchased intangibles over the estimated useful lives as follows:

                                                                 AMORTIZATION   AMORTIZATION
                                                                    CHARGE         CHARGE
                                                                 PERIOD ENDED   PERIOD ENDED
                                                   PERIOD OF     DECEMBER 31,     JUNE 30,
                                      AMOUNT      AMORTIZATION       1999          2000(I)
                                    -----------   ------------   ------------   -------------
Purchased technology..............  $ 2,936,000      6 years      $  367,000      $ 71,000
Assembled workforce...............       93,000      3 years          23,000         4,000
Domain name.......................       56,000    1.5 years          28,000         5,000
Publisher relationship
  intangibles.....................   12,098,000      8 years       1,134,000       218,000
Noncompete agreements.............    3,298,000       1 year       2,474,000       476,000
Goodwill..........................    5,097,000     10 years         382,000        74,000
                                    -----------                   ----------      --------
                                    $23,578,000                   $4,408,000      $848,000
                                    ===========                   ==========      ========

---------------

(i) For the period from January 1, 2000 through February 22, 2000, the date of acquisition.

          (e) Reflects the issuance of 544,900 shares of common stock considered outstanding from the beginning of the period for computation of loss per share.

          (f) This calculation also assumes the accretion of cumulative dividends totaling $574,000 for the period ended December 31, 1999, and $111,000 for the period from January 1, 2000 to February 22, 2000, the date of acquisition, on the 432,468 shares of Series D redeemable preferred stock issued in connection with the acquisition of peanutpress.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table shows the various fees and expenses, other than the underwriting discounts and commissions, payable by Registrant in connection with the sale of the common stock being registered under this registration statement. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

         Registration fee............................................  $ 21,707
         NASD filing fee.............................................     8,723
         Nasdaq National Market listing fee..........................         *
         Printing and engraving expenses.............................         *
         Legal fees and expenses.....................................         *
         Accounting fees and expenses................................         *
         Blue Sky fees and expenses (including legal fees)...........         *
         Transfer agent and registrar fees and expenses..............         *
         Miscellaneous...............................................         *
                                                                       --------

                  Total..............................................  $
                                                                       ========

----------
*        To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Upon completion of this offering, the Bylaws of Registrant will provide for the indemnification of Registrant's directors and officers to the fullest extent authorized by, and subject to the conditions set forth in the Delaware General Corporation Law (the "DGCL"), except that Registrant will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by the person only if the proceeding (or part thereof) was authorized by Registrant's Board of Directors. The indemnification provided under the Bylaws includes the right to be paid by Registrant the expenses (including attorneys' fees) for any proceeding for which indemnification may be had in advance of its final disposition upon the terms and conditions approved by the Registrant's Board of Directors. The payment of those expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to Registrant of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. The Bylaws also provide that if Registrant does not pay a claim for indemnification within 60 days after it has received a written claim, the director or officer may bring an action to recover the unpaid amount of the claim and, if successful, the director or officer also will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts. These rights to indemnification and advance payment of expenses are not exclusive of any other rights to indemnification or advance payment under any bylaw or agreement or pursuant to any vote of Registrant's stockholders or of the disinterested directors.

         As permitted by the DGCL, Registrant's Certificate of Incorporation will provide upon completion of this offering that directors of Registrant shall not be liable to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. As a result of this provision, Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

         The Bylaws also authorize Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Registrant, or is or was serving at the request of Registrant as a director, officer, employee, partner or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by the person in that capacity, or arising out of the person's fulfilling one of these capacities, and related expenses, whether or not Registrant would have the power to indemnify the person against the claim under the provisions of the DGCL. Registrant has in force as of the date of this Registration Statement director and officer liability insurance on behalf of its directors and officers.

         The Underwriting Agreement provides that the underwriters must, under specified circumstances, indemnify Registrant's directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act of 1933, as amended. Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following information relates to securities issued or sold by Registrant within the last three years. All such securities were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act, relating to sales by an issuer not involving any public offering, including offers and sales under Regulation D, or Rule 701 under the Securities Act.

The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or pursuant to an exemption from registration under the Securities Act.

(1) From June 5, 1998 to June 30, 2000, Registrant had granted options to purchase an aggregate of 4,690,482 shares of common stock to employees, directors and consultants pursuant to the netLibrary, Inc. 1998 Stock Option Plan dated August 17, 1998, as amended. As of June 30, 2000, 1,546,822 shares have been purchased, 937,244 shares are fully vested, 715,068 shares have been cancelled and 19,295 shares were repurchased and subsequently cancelled.

(2) On August 1, 1998, Registrant entered into a Preincorporation and Contribution Agreement, and related agreements, for the transfer to Registrant of certain assets for an aggregate of 2,475,248 shares of common stock and $300,000 cash and Registrant's assumption of certain liabilities; for the issuance of an aggregate of 644,752 shares of common stock to four individuals for services rendered; and for the issuance of a warrant to Concept Ventures to purchase 33,325 shares of common stock at a price of $1.20 per share, as adjusted, effective January 8, 1999. A portion of the shares issued pursuant to these agreements is subject to vesting.

(3) On August 10, 1998, Registrant entered two Letter Agreements, as amended January 4, 1999, with two individuals, Peter Estler and Ralph Sorenson, who were then members of the Registrant's board of directors, for the issuance of an aggregate of 120,000 shares of common stock as compensation for services rendered to Registrant for an aggregate value of $12,000. A portion of these shares is subject to vesting.

(4) On August 20, 1998, Registrant entered into a Series A Preferred Stock Purchase Agreement, as amended on January 6, 1999, for the sale of an aggregate of 5,225,000 shares of Series A preferred stock to six institutional investors and two other sophisticated investors for an aggregate purchase price of $5,225,000.

(5) On October 10, 1998, Registrant entered into a credit facility with Imperial Bank, as amended, under which Imperial Bank received a warrant to purchase 24,582 shares of Registrant's common stock at $3.6613 per share on September 3, 1999.

(6) On March 15, 1999, Registrant entered a Loan and Security Agreement with Silicon Valley Bank and granted Silicon Valley Bank a warrant to purchase 20,625 shares of the Series A preferred stock at an initial exercise price of $1.00 per share.

(7) On March 20, 2000, Registrant issued 50,000 shares of common stock to a non-profit organization for services provided pursuant to a Letter Agreement dated April 21, 1999.

(8) On May 17, 1999, Registrant entered into a Series B Preferred Stock Purchase Agreement for the sale of an aggregate of 6,828,176 shares of Series B preferred stock to fifteen institutional investors and four sophisticated investors for an aggregate purchase price of $25,000,000.

(9) On June 18, 1999, Registrant repurchased 15,000 shares of its common stock from a former employee for $0.50 per share. These shares were acquired by the former employee upon exercise of a stock option.

(10) On July 9, 1999, Registrant entered a Letter Agreement with an individual regarding the grant of an option to purchase 50,000 shares of common stock at $.50 per share for services provided.

(11) On September 30, 1999, Registrant entered a Letter Agreement with Jonathan Newcomb regarding the grant of an option to purchase 50,000 shares of common stock for $0.50 per share. The option was granted in connection with Mr. Newcomb's service on the Board of Directors.

(12) Between October 8, 1999 and October 13, 1999, Registrant entered into a Series C Preferred Stock Purchase Agreement for the sale of an aggregate of 5,726,574 shares of Series C preferred stock to twenty seven institutional investors and six sophisticated investors for an aggregate purchase price of $72,229,281.

(13) On January 18, 2000, Registrant entered into a Series D Preferred Stock Purchase Agreement for the sale of an aggregate of 848,657 shares of Series D preferred stock to two institutional investors for an aggregate purchase price of $15,000,012, of which it sold an aggregate of 424,329 shares of Series D preferred stock for an aggregate purchase price of $7,500,015. In July 2000, Registrant issued and sold an additional 424,328 shares of Series D preferred stock to the two institutional investors for an aggregate purchase price of $7,499,997 under the terms of the Series D Preferred Stock Purchase Agreement.

(14) On January 18, 2000, Registrant entered into a Series D Preferred Stock Purchase Agreement for the sale of an aggregate of 2,829 shares of Series D preferred stock to one accredited investor for an aggregate purchase price of $50,003.

(15) On February 18, 2000, Registrant entered into an Agreement and Plan of Merger with peanutpress.com, Inc. and NL pp.com Acquisition Corporation, a wholly owned subsidiary of Registrant. peanutpress.com merged into NL pp.com Acquisition Corporation and the stockholders of peanutpress received an aggregate of 544,900 shares of common stock for an aggregate price of $9,631,108; $1,730,491 cash; and an aggregate of 432,468 shares of Series D preferred stock for an aggregate price of $7,643,872. In addition, options to purchase a total of 5,724,880 shares of Registrant's common stock were granted in substitution for options to purchase shares of peanutpress common stock. 116,288 shares of the common stock and 25,152 options are held in escrow pending post closing adjustments.

(16) On March 29, 2000, Registrant entered into an Asset Purchase Agreement with MetaText, Inc. in which Registrant acquired substantially all of the assets of MetaText, in consideration for assuming approximately $1.2 million in indebtedness and issuing 128,910 shares of Series D preferred stock and 153,974 shares of common stock to its stockholders.

(17) On _______, 2000, Registrant granted an option to purchase 5,000 shares of its common stock at an exercise price of $17.675 per share to Answer Technology, Inc.

The sales of securities described in paragraph (1) above was deemed to be exempt from the registration requirements of the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer pursuant to written compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

The issuances described in paragraphs (2) through (7), (9) through (11), and
(15) through (17) above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

The issuances described in paragraphs (8) and (12) through (14) above were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2), pursuant to Regulation D, Rule 506, as transactions by an Issuer not involving a public offering.

The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Registrant or had access, through employment or other relationships, to information about Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                  (a)      Exhibits:

Exhibit Number    Description
--------------    -----------

    1.1*          Form of Underwriting Agreement

    2.1 Agreement and Plan of Merger among Registrant, NL PP.Com Acquisition Corporation and PeanutPress.com, Inc dated February 18, 2000

    2.2 Asset Purchase Agreement between Registrant and MetaText, Inc dated March 29, 2000

    3.1* Form of Fifth Amended and Restated Certificate of Incorporation of netLibrary, Inc

    3.2*          Form of Amended and Restated Bylaws of netLibrary, Inc

    4.1*          Specimen certificate representing the common stock

    5.1* Opinion of Hogan & Hartson L.L.P. with respect to legality of the common stock

    10.1          1998 Stock Option Plan effective August 17, 1998

    10.2          Amendment to Stock Option Plan dated February 18, 2000

    10.3 Lease Agreement by and between Registrant, as Tenant, and TC Boulder Office, LP, as Landlord, dated July, 1999

    10.4 Founder's Stock Purchase Agreement between Registrant and Timothy Schiewe and Lori Gulstrom Schiewe dated August 1, 1998

    10.5 Founder's Stock Purchase Agreement between Registrant and Ralph Sorenson dated August 1, 1998

    10.6 Amendment to Founder's Stock Purchase Agreement between Registrant and Founders dated May 17, 1999

    10.7 Series A Preferred Stock Purchase Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated August 20, 1998

    10.8 Amendment and Addendum to Series A Preferred Stock Purchase Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated January 6, 1999

    10.9 Series B Preferred Stock Purchase Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated May 17, 1997

    10.10 Series C Preferred Stock Purchase Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated October 8, 1999

    10.11.1 Series D Preferred Stock Purchase Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated January 18, 2000

    10.11.2 Series D Preferred Stock Purchase Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated January 18, 2000

    10.12 Agreement Regarding Management Rights between Registrant and Sequel Limited Partnership dated August 1998

    10.13 Letter Agreements between Registrant and Ralph Sorenson dated August 10, 1998 and January 4, 1999

    10.14         Letter Agreement between Registrant and Concept Ventures, Inc.
                  dated August 19, 1998

    10.15 Master Services Agreement between Registrant and Exodus Communications, Inc. dated effective August 23, 1999

    10.16 Second Amended and Restated Investors Rights Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated October 8, 1999

    10.17 Amendment to Second Amended and Restated Investors Rights Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated January 18, 2000

    10.18 Second Amended and Restated Stockholders Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated October 8, 1999

    10.19 Amendment to Second Amended and Restated Stockholders Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated January 18, 2000

    10.20 Second Amendment to Second Amended and Restated Stockholders Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated February 18, 2000

    10.21 Warrant to Purchase Stock issued to Imperial Bancorp, issue date September 3, 1999

    10.22         Warrant to Purchase Stock issued to Concept Ventures, Inc.
                  effective as of January 8, 1999

    10.23 Warrant to Purchase Stock issued to Silicon Valley Bank, issue date March 15, 1999

    10.24         Preincorporation and Contribution Agreement dated as of August
                  1, 1998

    10.25* Option to purchase 5,000 shares of common stock granted to Answer Technology, Inc.

    16.1          Letter on Change in Certifying Accountant dated March 20, 2000

    21.1          List of Subsidiaries

    23.1.1        Consent of Independent Public Accountants - Deloitte & Touche
                  LLP

    23.1.2        Consent of Independent Public Accountants - Deloitte & Touche
                  LLP

    23.2*         Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

    24.1          Power of Attorney (imbedded in signature page)

    27.1          Financial Data Schedule

----------
* To be filed by amendment.

                  (b)      Financial Statement Schedules:

                           All other schedules are omitted because they are not
required, are not applicable or the information is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

                  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boulder, State of Colorado, on August 17, 2000.

                                      netLibrary, Inc


                                      By: /s/ ROBERT W. KAUFMAN
                                          -------------------------------------
                                          Robert W. Kaufman
                                          Chief Executive Officer and President

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Timothy R. Schiewe, Robert W. Kaufman, and Nicholas Cuccaro and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement under Rule 462 under the Securities Act of 1933 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

                   SIGNATURE                                         TITLE                                DATE
                   ---------                                         -----                                ----

/s/ ROBERT W. KAUFMAN
--------------------------------------------
Robert W. Kaufman                                 Chief Executive Officer, President and Director   August 17, 2000
                                                  (Principal Executive Officer)


/s/ TIMOTHY R. SCHIEWE
--------------------------------------------
Timothy R. Schiewe                                Chairman of the Board of Directors                August 17, 2000


/s/ NICHOLAS J. CUCCARO
--------------------------------------------
Nicholas J. Cuccaro                               Chief Financial Officer                           August 17, 2000
                                                  (Principal Financial and Accounting Officer)

/s/ SCOTT CARPENTER
--------------------------------------------
Scott Carpenter                                   Director                                          August 17, 2000


/s/ ROBERT FINZI
--------------------------------------------
Robert Finzi                                      Director                                          August 17, 2000

                   SIGNATURE                                         TITLE                                DATE
                   ---------                                         -----                                ----

/s/ JONATHAN NEWCOMB
--------------------------------------------
Jonathan Newcomb                                  Director                                            August 17, 2000


/s/ RALPH Z. SORENSON
--------------------------------------------
Ralph Z. Sorenson                                 Director                                            August 17, 2000


/s/ THOMAS G. WASHING
--------------------------------------------
Thomas G. Washing                                 Director                                            August 17, 2000

                                  EXHIBIT INDEX


EXHIBIT
NUMBER            DESCRIPTION
-------           -----------
   1.1*           Form of Underwriting Agreement

   2.1            Agreement and Plan of Merger among Registrant, NL PP.Com
                  Acquisition Corporation and PeanutPress.com, Inc. dated
                  February 18, 2000

   2.2            Asset Purchase Agreement between Registrant and MetaText, Inc.
                  dated March 29, 2000

   3.1*           Form of Fifth Amended and Restated Certificate of
                  Incorporation of netLibrary, Inc.

   3.2*           Form of Amended and Restated Bylaws of netLibrary, Inc.

   4.1*           Specimen certificate representing the common stock

   5.1* Opinion of Hogan & Hartson L.L.P. with respect to legality of the common stock

  10.1            1998 Stock Option Plan effective August 17, 1998

  10.2            Amendment to Stock Option Plan dated February 18, 2000

  10.3            Lease Agreement by and between Registrant, as Tenant, and TC
                  Boulder Office, LP, as Landlord, dated July, 1999

  10.4            Founder's Stock Purchase Agreement between Registrant and
                  Timothy Schiewe and Lori Gulstrom Schiewe dated August 1, 1998

  10.5            Founder's Stock Purchase Agreement between Registrant and
                  Ralph Sorenson dated August 1, 1998

  10.6            Amendment to Founder's Stock Purchase Agreement between
                  Registrant and Founders dated May 17, 1999

  10.7 Series A Preferred Stock Purchase Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated August 20, 1998

  10.8            Amendment and Addendum to Series A Preferred Stock Purchase
                  Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated January 6, 1999

  10.9 Series B Preferred Stock Purchase Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated May 17, 1997

  10.10 Series C Preferred Stock Purchase Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated October 8, 1999

  10.11.1 Series D Preferred Stock Purchase Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated January 18, 2000

  10.11.2 Series D Preferred Stock Purchase Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated January 18, 2000

  10.12           Agreement Regarding Management Rights between Registrant and
                  Sequel Limited Partnership dated August 1998

  10.13           Letter Agreements between Registrant and Ralph Sorenson dated
                  August 10, 1998 and January 4, 1999

  10.14           Letter Agreement between Registrant and Concept Ventures, Inc.
                  dated August 19, 1998

  10.15           Master Services Agreement between Registrant and Exodus
                  Communications, Inc. dated effective August 23, 1999

  10.16           Second Amended and Restated Investors Rights Agreement between
                  Registrant and the parties whose signatures appear on the signature pages thereto dated October 8, 1999

  10.17           Amendment to Second Amended and Restated Investors Rights
                  Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated January 18, 2000

  10.18           Second Amended and Restated Stockholders Agreement between
                  Registrant and the parties whose signatures appear on the signature pages thereto dated October 8, 1999

  10.19           Amendment to Second Amended and Restated Stockholders
                  Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated January 18, 2000

  10.20           Second Amendment to Second Amended and Restated Stockholders
                  Agreement between Registrant and the parties whose signatures appear on the signature pages thereto dated February 18, 2000

  10.21 Warrant to Purchase Stock issued to Imperial Bancorp, issue date September 3, 1999

  10.22           Warrant to Purchase Stock issued to Concept Ventures, Inc.
                  effective as of January 8, 1999

  10.23 Warrant to Purchase Stock issued to Silicon Valley Bank, issue date March 15, 1999

  10.24 Preincorporation and Contribution Agreement dated as of August 1, 1998

  10.25* Option to purchase 5,000 shares of common stock granted to Answer Technology, Inc.

  16.1            Letter on Change in Certifying Accountant dated March 20, 2000

  21.1            List of Subsidiaries

  23.1.1          Consent of Independent Public Accountants - Deloitte & Touche
                  LLP

  23.1.2          Consent of Independent Public Accountants - Deloitte & Touche
                  LLP

  23.2*           Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

  24.1            Power of Attorney (imbedded in signature page)

  27.1            Financial Data Schedule

----------
*   To be filed by amendment.